   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 4, 1996



                                                      REGISTRATION NO. 333-10365

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                AMENDMENT NO. 1
                                       TO

                                    Form S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             FLORES & RUCKS, INC.,
                                     ISSUER

                             FLORES & RUCKS, INC.,
                                  AS GUARANTOR
             (Exact name of registrant as specified in its charter)
                      ------------------------------------

           DELAWARE                             1311                            72-1277752
           LOUISIANA                            1311                            72-1210660
(State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)       Classification Code Number)            Identification No.)

                      ------------------------------------
                             8440 JEFFERSON HIGHWAY
                                   SUITE 420
                          BATON ROUGE, LOUISIANA 70809
                           TELEPHONE: (504) 927-1450
              (Address, including zip code, and telephone number,
              including area code, of principal executive offices)
                      ------------------------------------
                                ROBERT K. REEVES
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         500 DOVER BOULEVARD, SUITE 300
                           LAFAYETTE, LOUISIANA 70503
                           TELEPHONE: (318) 989-5900
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                      ------------------------------------
                                   Copies to:

             ANDREWS & KURTH L.L.P.                                BAKER & BOTTS, L.L.P.
            4200 TEXAS COMMERCE TOWER                                2001 ROSS AVENUE
              HOUSTON, TEXAS 77002                                  DALLAS, TEXAS 75201
                 (713) 220-4200                                       (214) 953-6500
           ATTENTION: JOHN F. WOMBWELL                          ATTENTION: CARLOS A. FIERRO

                      ------------------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                      ------------------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of Prospectus; one to be
used in connection with the offering of           % Senior Subordinated Notes
Due 2006 (the "Notes Prospectus") and one to be used in connection with a concurrent offering of Common Stock (the "Common Stock Prospectus"). The closing of the offering being made pursuant to the Notes Prospectus (the "Notes Offering") is not conditioned on the closing of the offering being made pursuant to the Common Stock Prospectus (the "Common Stock Offering"), nor is the closing of the Common Stock Offering conditioned on the closing of the Notes Offering. The form of Notes Prospectus immediately follows this page and is followed by alternate pages for the form of Common Stock Prospectus.

********************************************************************************
*    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A     *
*    REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED        *
*    WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT     *
*    BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE           *
*    REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT       *
*    CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR    *
*    SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH    *
*    OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR    *
*    QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                *
********************************************************************************

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED SEPTEMBER 4, 1996

PROSPECTUS
                                  $150,000,000
[FLORES AND RUCKS,            FLORES & RUCKS, INC.
    INC. LOGO]          % SENIOR SUBORDINATED NOTES DUE 2006

                            ------------------------

    Interest on the    % Senior Subordinated Notes due 2006 (the "Notes") of
Flores & Rucks, Inc., a Delaware corporation ("F&R" or the "Company"), will be
payable semi-annually on          and          of each year commencing
         , 1997. The Notes are redeemable at the option of the Company in whole
or in part, at any time on or after          , 2001, at the redemption prices
set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined herein), each holder of the Notes will have the right to require the Company to purchase all or a portion of such holder's Notes at 101% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. Furthermore, under certain circumstances, the Company may become obligated to offer to purchase all or a portion of the Notes at 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase with the net proceeds of certain Asset Sales (as defined herein). See "Description of the Notes." The net proceeds of the offering made hereby (the "Notes Offering") will be used in part to effect the acquisition of certain oil and gas producing fields situated primarily in the central Gulf of Mexico (the "Central Gulf Acquisition").

    Concurrent with the Notes Offering, the Selling Stockholder (as defined herein) is offering 1,550,000 shares (1,750,000 shares if the Underwriters' over-allotment option is exercised in full) of common stock, par value $0.01 per share, of the Company (the "Common Stock") for sale to the public in a separate offering (the "Common Stock Offering"). Consummation of the Notes Offering and the Common Stock Offering are not contingent upon each other and there can be no assurance that the Common Stock Offering will be consummated. The consummation of the Notes Offering is contingent upon the consummation of the Central Gulf Acquisition.

    The Notes will be general unsecured senior subordinated obligations of the Company which will be subordinated in right of payment to all existing and future senior indebtedness of the Company, pari passu in right of payment with all existing and future senior subordinated indebtedness of the Company and senior in right of payment to all future subordinated indebtedness of the Company. The Notes will be guaranteed on an unsecured senior subordinated basis by the Company's subsidiary, Flores & Rucks, Inc., a Louisiana corporation, and the guarantee may be released under certain circumstances. As of June 30, 1996, on a pro forma basis after giving effect to the Notes Offering and the application of the proceeds therefrom as described in "Use of Proceeds," the Company and its Restricted Subsidiaries (as defined) would have had approximately $125 million of indebtedness that effectively would rank senior to the Notes, and no indebtedness that would be expressly subordinated to the Notes.

    The Notes will be represented by a Global Certificate registered in the name of the nominee of The Depository Trust Company, which will act as the Depositary (the "Depositary"). Beneficial interests in the Global Certificate will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described herein, Notes in definitive form will not be issued. The Company does not intend to list the Notes on any securities exchange. See "Risk Factors -- Absence of a Public Market for the Notes."

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE NOTES.
                            ------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===========================================================================================================
                                                  PRICE TO           UNDERWRITING          PROCEEDS TO
                                                  PUBLIC(1)           DISCOUNT(2)          COMPANY(3)
- -----------------------------------------------------------------------------------------------------------
Per Note...................................           %                    %                    %
- -----------------------------------------------------------------------------------------------------------
Total......................................           $                    $                    $
===========================================================================================================

(1) Plus accrued interest, if any, from          , 1996.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $685,000.

                            ------------------------

    The Notes are being offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Global Certificate will be made through the book-entry
facilities of the Depositary on or about          , 1996.

                            ------------------------

MERRILL LYNCH & CO.
                            BEAR, STEARNS & CO. INC.
                                                            SALOMON BROTHERS INC
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS          , 1996.

   [MAP DEPICTING THE LOUISIANA COASTLINE AND ADJACENT GULF OF MEXICO SHOWING
    THE LOCATION OF THE COMPANY'S EXISTING AND NEW PROPERTIES APPEARS HERE]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OR THE NOTES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. Certain terms relating to the oil and gas business are defined in the "Glossary of Certain Oil and Gas Terms" section of this Prospectus. Unless the context indicates otherwise, references in this Prospectus to "F&R" or the "Company" are to Flores & Rucks, Inc., a Delaware corporation, its predecessors and their respective subsidiaries. The estimates of the Company's proved reserves as of December 31, 1995 set forth in this Prospectus are based on the report of Netherland, Sewell & Associates, Inc. ("Netherland Sewell"). The estimates of the Company's proved reserves as of June 30, 1996 and pro forma proved reserves for the Central Gulf Acquisition as of June 30, 1996 set forth in this Prospectus were prepared by the Company.

     This Prospectus contains certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties which may cause actual results to differ significantly from such forward-looking statements. See "Risk Factors."

                                  THE COMPANY

     The Company is an independent energy company engaged in the exploration, development, acquisition and production of crude oil and natural gas with operations focused primarily on the coastal onshore and shallow water offshore regions of Louisiana (the "Louisiana Gulf"), one of the most prolific oil and gas producing regions in the United States. As of June 30, 1996, the Company had estimated proved reserves of approximately 36.7 MMBbls of oil and 44.1 Bcf of natural gas, or an aggregate of approximately 44.0 MMBOE, with a Present Value of Future Net Revenues of approximately $279.0 million and a Standardized Measure of Discounted Future Net Cash Flows of approximately $238.2 million. On a BOE basis, approximately 83% of the Company's proved reserves on such date were oil. Virtually all of the Company's existing proved reserves are attributable to Company operated wells or leases and approximately 89% of these reserves were classified as proved developed at June 30, 1996.

     The Company has focused on opportunities to acquire and develop properties in the Louisiana Gulf. The Louisiana Gulf encompasses the Mississippi River deltaic region (both offshore and onshore), which is the second largest producing deltaic region in the world, with cumulative historical production of over 21 billion BOE. A substantial number of the oil and gas fields in this region have extensive production histories, and the Company believes that many of these properties may possess substantial remaining reserves and significant additional development, exploitation and exploration opportunities. The Company's objective is to take advantage of these opportunities through the application of recent advances in seismic and other exploration technologies combined with maintaining an operating cost advantage as an independent operator.

     The Company's primary operations are currently located offshore in the Mississippi River deltaic region and consist of the Main Pass 69 field ("Main Pass 69"), the South Pass 24 and South Pass 27 fields (the "East Bay Fields") and related production, compression and storage facilities (the "East Bay Facilities" and together with the East Bay Fields, the "East Bay Complex"). Main Pass 69 and the East Bay Fields are three of the top 20 fields in the Gulf of Mexico based on total historical production. Main Pass 69 consists of 67 producing wells located on 16,058 gross (14,177 net) acres in state waters 70 miles southeast of New Orleans, Louisiana. The East Bay Fields consist of 428 producing wells located on 31,598 gross (31,579 net) acres in Plaquemines Parish, Louisiana and adjacent federal waters. The Company's fields include a total of 72 known producing horizons with over 700 known oil and gas reservoirs, providing significant opportunities to enhance current production and ultimate reserve recoveries through development and exploratory drilling, recompletions, and in-fill and horizontal drilling. Primarily by capitalizing on these opportunities, the Company has increased its average daily production by 59% from 15,047 BOE for the year ended December 31, 1994 to 23,862 BOE for the twelve months ended June 30, 1996. Since August 1, 1996, the Company's average daily production has exceeded 30,000 BOE.

     The East Bay Facilities serve as a support base for the East Bay Fields. One of the largest production complexes in the Louisiana Gulf, the East Bay Facilities include oil processing facilities with a capacity of 70 MBbls per day and gas compression and dehydration facilities with a capacity of 240 MMcf per day. The East Bay Facilities, which are currently operating at approximately 30% of processing capacity, provide a centralized operations hub with capacity available to support expanded production through the Company's exploration, development and acquisition programs. Management believes that any such increased operations can be achieved with substantial economies of scale through higher utilization of this fixed asset base.

     The Company has recently extended its operations in the Louisiana Gulf to include several coastal onshore exploration projects and believes this region has been underexplored due to its complex geology and lack of 3-D seismic data. Advances in 3-D seismic acquisition techniques over the past few years have led the Company to purchase options to conduct a 3-D seismic survey and explore for oil and gas on 26,945 acres in eastern Cameron Parish, Louisiana on its Mallard Bay prospect area ("Mallard Bay"). The Company is currently conducting a 70 square mile proprietary 3-D seismic survey on Mallard Bay along with its 50% working interest partner, Mobil Oil Exploration and Producing Southeast Inc. ("Mobil"). Over 70 prospects or leads have been identified at Mallard Bay from review of 2-D seismic and subsurface data. Separately, the Company recently acquired seismic and lease options covering 14,060 acres in its Lacassine Refuge prospect area ("Lacassine") located approximately 6 miles northwest of Mallard Bay which it expects to develop in 1997.

                              RECENT DEVELOPMENTS


     On July 10, 1996, the Company entered into a Purchase and Sale Agreement with Mobil to acquire interests in certain oil and gas producing fields and related production facilities (the "Central Gulf Properties") primarily situated in the shallow waters of the Central Gulf of Mexico, offshore Louisiana, for an anticipated net purchase price of approximately $117 million (subject to reduction to as low as $113 million if certain preferential purchase rights of third parties on portions of the properties are exercised) (the "Central Gulf Acquisition"). Subject to assignment of the applicable operating agreements, the Company anticipates that it will become the operator of approximately 75% of the properties. As of June 30, 1996, the Central Gulf Properties had estimated proved reserves of approximately 13.8 MMBbls of oil and 50.8 Bcf of natural gas, or an aggregate of approximately 22.3 MMBOE, with a Present Value of Future Net Revenues of approximately $147.0 million and a Standardized Measure of Discounted Future Net Cash Flows of approximately $113.4 million. For the six months ended June 30, 1996, estimated average net daily production on the Central Gulf Properties was approximately 4,800 Bbls of oil and 27,500 Mcf of natural gas from approximately 125 producing wells on 87,514 gross (49,248 net) acres. Pro forma for the Central Gulf Acquisition, the Company's average daily production is expected to increase by approximately 30%, and its proved reserve mix is expected to shift to approximately 76% oil and 24% gas from the current mix of 83% oil and 17% gas. The closing of the Central Gulf Acquisition is expected to occur concurrently with the consummation of the Notes Offering, subject to approvals by the management and Board of Directors of Mobil and the Company, and subject to the aforementioned preferential purchase rights.



     The Central Gulf Acquisition will allow the Company to significantly expand its primary operations by establishing a new core area in the central Louisiana Gulf region while acquiring properties which it believes are complementary to its existing asset base. The Central Gulf Properties represent a large acreage acquisition in proximity to properties with prolific production histories. The Company believes the Central Gulf Properties have substantial similarities with its existing Main Pass and East Bay Fields, including a significant proven reserve base with large exploitation and exploration potential resulting from the Company's utilization of recently acquired 3-D seismic data. The Company therefore expects to maximize the value of the Central Gulf Properties by utilizing exploration, exploitation and development techniques similar to those employed on its existing properties. The Company has already identified over 150 drilling prospects on the Central Gulf Properties that it intends to pursue. Also, the Company believes that it will be able to integrate the Central Gulf Properties into its existing corporate infrastructure, which should result in future economies of scale and enhanced cash flow.

STRENGTHS

     The Company believes it has unique strengths that position it to continue as a successful independent operator in the Louisiana Gulf, including the following:

     Quality of existing operations. The East Bay Fields and Main Pass 69 are three of the 20 most productive fields in the Gulf of Mexico based on total historical production. These fields have extensive production histories and contain significant reserve and production enhancement opportunities. Production from the East Bay Fields and Main Pass 69 has been predominantly from the upper 10,000 feet of sediment. While cumulative historical production from these horizons has exceeded one billion BOE, the Company believes that potential may exist for additional reserves to be found at these horizons, as well as deeper horizons. As of August 9, 1996, the Company's existing properties collectively comprised over 63,982 net acres of Louisiana state and federal offshore leases (42,248 of which are held by production), including 15,707 net lease acres which were acquired by the Company during the first six months of 1996 for exploratory purposes, a large portion of which are adjacent to its producing leases.

     Extensive technological database. As of August 8, 1996, the Company owned approximately 516 square miles of 3-D seismic data and over 20,000 linear miles of 2-D seismic data in and around its core properties. In addition, the Company is nearing completion of a 70 square mile 3-D seismic survey covering Main Pass 69 as well as a 70 square mile survey covering Mallard Bay. These surveys are expected to be completed by the end of September, 1996. Additionally, to complement the Central Gulf Acquisition, the Company has acquired approximately 191 square miles of 3-D seismic data covering the Central Gulf Properties and surrounding acreage. F&R uses state-of-the-art seismic evaluation technology in its exploitation and exploration activities in order to reduce risks and lower drilling costs. The seismic evaluation technology is integrated with subsurface data to improve the Company's ability to properly define the structural and stratigraphic features which potentially contain accumulations of hydrocarbons. The Company employs 19 geoscientists to integrate and evaluate its expansive seismic data base. Management believes the availability of 3-D seismic coverage for the Gulf of Mexico at reasonable costs enhances the potential for returns on exploration and development activities in the area.

     Efficient operator. The Company is a 100% working interest owner and operator of virtually all of its existing wells, allowing it to control expenses, capital allocation and the timing of development and exploitation of its fields. Since 1992, the Company has decreased lease operating expenses by 28%, from $5.45 per BOE for the period from inception (April 20, 1992) through December 31, 1992 to $3.95 per BOE for the six months ended June 30, 1996. Prior to the Company's ownership, lease operating expenses at the East Bay Complex in 1989, 1990, and 1991 were $8.15, $10.58, and $9.74, respectively, per BOE and lease operating expenses at Main Pass 69 in 1989, 1990 and 1991 were $6.59, $11.33 and $8.17, respectively, per BOE.

     Expertise in the Louisiana Gulf. Management believes the Company's existing asset base and personnel provide it with competitive advantages for operating in the Louisiana Gulf. The Company's senior operating personnel as well as its 19 geoscientists and 17 petroleum engineers have substantial experience, largely through tenure at major oil companies, in the technical challenges arising from exploitation and exploration of this region. The Company has also assembled a team of field personnel, most with over 15 years of experience in operating the East Bay Complex, Main Pass 69 or other large properties in the Louisiana Gulf. Management has extensive experience and good working relationships with federal, state and local regulatory agencies in this region.

     Expandable base of operations. The Company has additional capacity available at its East Bay Complex and Main Pass 69 production facilities, which can provide a foundation for further acquisition, exploitation and exploration in the Louisiana Gulf to achieve additional production at relatively low incremental costs. Because of the strategic location of the East Bay Facilities between extensive offshore production and onshore processing and transmission facilities, the excess capacity can also be used to provide services to third parties operating in the area. The Company also believes that its operating and administrative personnel and systems can efficiently manage the addition of producing properties and related operations through geographic concentration, technical expertise and economies of scale based on existing infrastructure and the maintenance of low overhead costs.

BUSINESS STRATEGY

     The Company's strategy is to increase value by increasing its reserve base and by continuing to decrease unit costs. The Company intends to grow its oil and gas reserves by capitalizing on its strengths through the exploitation of its existing properties, the exploration for new oil and gas reserves on its existing properties and elsewhere and the acquisition of additional properties with exploitation and exploration potential. The Company intends to decrease unit costs by streamlining existing operations and increasing production. The Company is implementing this strategy by:

     Continuing development and exploitation of existing properties. The Company is actively pursuing the development of its existing properties to fully exploit its reserves through recompletions, horizontal and development drilling, waterfloods and 3-D seismic enhanced exploitation drilling. F&R uses advanced technology in its exploitation and exploration activities in order to reduce risks and lower costs. Further, the Company seeks to drill wells with multiple pay objectives, allowing it to reduce the risk of exploring deeper prospects by attempting to exploit shallow reservoirs in the same well. Primarily as a result of its development and exploitation drilling success, the Company has increased its average daily production by 59% from 15,047 BOE for the year ended December 31, 1994 to 23,862 BOE for the twelve months ended June 30, 1996. Since August 1, 1996, the Company's average daily production has exceeded 30,000 BOE. The Company currently has an inventory of over 330 reserve and production enhancement projects on its existing properties. In light of these projects, the Company plans to increase its development and exploitation drilling capital expenditures from approximately $22 million in 1994 and $42 million in 1995 to a budgeted amount of approximately $66 million for 1996.

     Expanding exploration program. The Company is expanding its exploration program in the Louisiana Gulf which is designed to provide exposure to selected higher risk, higher potential rate of return prospects. The Company expects to increase its exploratory drilling expenditures from approximately $12 million in 1995 (22% of an approximate $55 million drilling budget) to approximately $26 million in 1996 (28% of an approximate $92 million drilling budget), with further increases possible. In order to reduce exploration risk, the Company will apply state-of-the-art technology to identify prospects and, where possible, select well locations with multiple pay objectives. The Company believes the seismic database and operating experience derived from its existing properties provide it with a competitive advantage in evaluating new prospects on properties sharing the same or similar geologic characteristics. The Company utilizes these assets and its experience to identify and acquire new leasehold acreage and existing producing properties that it believes contain significant exploration potential. In the first six months of 1996, the Company acquired 42,651 net acres of seismic options and oil and gas leases, a large portion of which are located adjacent to its producing leases, including seismic and lease options covering 26,945 acres in Cameron Parish. Based upon preliminary evaluation of seismic data prior to acquisition of these leases and options, the Company believes it has significantly enhanced its inventory of prospects.

     Pursuing strategic acquisitions. The Company is continually evaluating opportunities to acquire producing properties which may possess, among others, one or more of the following characteristics: (i) potential for increases in reserves and production through exploration and exploitation drilling, (ii) proximity to the Company's existing operations, or (iii) potential opportunities to reduce expenses through more efficient operations. While the Company focuses primarily on the acquisition of producing properties involving large acreage positions, it evaluates a broad range of potential transactions. Company personnel have substantial training, experience, and an in-depth knowledge of the Louisiana Gulf area, as well as established relationships with a number of major and large independent energy companies operating in this region. These factors, in combination with state-of-the-art geological and engineering technology, assist in identifying properties that meet the Company's acquisition objectives.

                               THE NOTES OFFERING

Securities Offered.........  $150,000,000 principal amount of      % Senior
                             Subordinated Notes due 2006 .

Maturity Date..............            , 2006.

Interest Payment Dates.....  Interest on the Notes will be payable semi-annually
                             in arrears on           and           of each year,
                             commencing           , 1997.

Optional Redemption........  The Notes will be redeemable at the option of the
                             Company, in whole or in part, at any time on or
                             after           , 2001 at the redemption prices set
                             forth herein, together with accrued and unpaid interest, if any, to the date of redemption.

Guarantee..................  The Notes will be initially guaranteed (the
                             "Subsidiary Guarantee") by Flores & Rucks, Inc., a Louisiana corporation (the "Subsidiary Guarantor"), the sole operating subsidiary of the Company. The Subsidiary Guarantee will be a general unsecured senior subordinated obligation of the Subsidiary Guarantor and will be subordinated in right of payment to all existing or future senior indebtedness of the Subsidiary Guarantor, pari passu with all existing and future senior subordinated indebtedness of the Subsidiary Guarantor, and senior in right of payment to all future subordinated indebtedness of the Subsidiary Guarantor. The Subsidiary Guarantee may be released under certain circumstances. See "Description of the Notes -- Subsidiary Guarantees of Notes." The Subsidiary Guarantee is limited to the extent of any payment that would constitute a fraudulent transfer or conveyance under federal or state law. See "Risk Factors -- Fraudulent Conveyance Considerations Relating to Subsidiary Guarantee" and "Description of the Notes -- Subsidiary Guarantees of Notes."

Certain Covenants..........  The Indenture pursuant to which the Notes will be issued (the "Indenture") will contain certain covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of restricted subsidiary stock; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) disposition of proceeds of asset sales; (vii) limitation on guarantees of indebtedness by subsidiaries; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; and (ix) limitation of mergers, consolidations and transfers of assets. See "Description of the Notes -- Certain Covenants."

Mandatory Offers to
Purchase...................  Upon a Change of Control, each holder of the Notes may require the Company to purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes -- Certain Definitions." In the event of certain asset dispositions, the Company will be required to make an offer to purchase the Notes at 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes -- Certain Covenants -- Change of Control" and "-- Limitation on Disposition of Proceeds of Asset Sales."

Ranking....................  The Notes will be general unsecured senior subordinated obligations of the Company which will be subordinated in right of payment to all existing or future senior indebtedness of the Company, pari passu with all existing and future senior subordinated indebtedness of the Company, and senior in right of payment to all future subordinated indebtedness of the Company. As of June 30, 1996, on a pro forma basis after giving effect to the Notes Offering, the Company and its Restricted Subsidiaries would have had approximately $125 million of indebtedness that effectively would rank senior to the Notes. Subject to certain limitations set forth in the Indenture, the Company and its subsidiaries may incur additional Indebtedness. See "Capitalization," "Description of the Notes" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Use of Proceeds............  The net proceeds to the Company from the Notes
                             Offering will be used to complete the Central Gulf Acquisition and for general corporate purposes, including for working capital, or to repay outstanding indebtedness under the Company's revolving credit facility (the "Revolving Credit Facility"). See "Use of Proceeds."

Absence of a Public Market
for the Notes..............  There is no existing market for the Notes and there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of holders of the Notes to sell their Notes or the price at which holders would be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Company has been advised by the Underwriters that, subject to applicable laws and regulations, such firms currently intend to make a market in the Notes after the consummation of the Notes Offering, although they are not obligated to do so and may discontinue any market-making activities with respect to the Notes at any time without notice. The Company does not intend to apply for listing of the Notes on any securities exchange. See "Underwriting."

Common Stock Offering......  Concurrent with the Notes Offering, the Selling
                             Stockholder is offering 1,550,000 shares (1,750,000 shares if the Underwriters' over-allotment option is exercised in full) of Common Stock for sale to the public. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholder in the Common Stock Offering. The consummation of the Notes Offering and the Common Stock Offering are not contingent upon each other and there can be no assurance that the Common Stock Offering will be consummated or if so on what terms.

                                  RISK FACTORS

     An investment in the Notes involves certain risks that a potential investor should carefully evaluate prior to making such an investment. See "Risk Factors."

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     The summary historical financial data set forth below for the years ended December 31, 1993, 1994 and 1995 for the Company have been derived from the audited financial statements and notes thereto contained elsewhere in this Prospectus. The financial data for the six months ended June 30, 1995 and 1996 are derived from unaudited financial statements of the Company. The unaudited pro forma balance sheet data as of June 30, 1996 gives effect to the Notes Offering and the Central Gulf Acquisition as if they had occurred on June 30, 1996. The unaudited pro forma statements of operations data for the year ended December 31, 1995 and for the six months ended June 30, 1996, give effect to the Notes Offering, the Central Gulf Acquisition and the March 1996 public offering of shares of Common Stock by the Company as if they had occurred on January 1, 1995. The summary historical and pro forma financial data are qualified in their entirety by, and should be read in conjunction with the "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this Prospectus. For additional information relating to the Company's operations, see "Business and Properties."


                                                               YEAR ENDED                          SIX MONTHS ENDED
                                                              DECEMBER 31,                             JUNE 30,
                                               -------------------------------------------   -----------------------------
                                                                                 PRO FORMA                       PRO FORMA
                                                 1993       1994        1995       1995       1995      1996       1996
                                               --------   ---------   --------   ---------   -------   -------   ---------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)
STATEMENT OF OPERATIONS AND OTHER FINANCIAL
  AND OPERATING DATA:
REVENUES & EXPENSE DATA:
Revenues.....................................  $ 47,483   $  75,395   $127,970   $176,722    $55,872   $69,082   $100,708
Direct Operating Expenses....................    19,201      30,324     40,047     52,924     18,970    22,044     27,345
General & Administrative Expenses............     5,032      10,351     11,312     11,762      5,613     6,025      6,250
Depreciation, Depletion & Amortization.......    20,140      36,459     54,084     77,671     23,167    28,973     40,608
Interest Expense.............................     1,055       4,507     17,620     25,646      8,493     8,188     12,701
Loss on Production Payment Repurchase and
  Refinancing(1).............................        --      16,681         --         --         --        --         --
Net Income (Loss) Before Income Tax Expense
  (Benefit)..................................     2,227     (22,179)     5,210      9,022       (251)    3,850     13,804
Income Tax Expense (Benefit)(2)..............        --          --     (4,692)    (3,225)        --     1,514      5,347
Net Income (Loss)............................     2,227     (22,179)     9,902     12,246       (251)    2,336      8,457
Earnings (Loss) per Common Share(3)..........        --          --       0.66       0.78      (0.02)     0.13       0.46
OTHER FINANCIAL DATA:
EBITDA(4)....................................  $ 23,422   $  35,855   $ 77,645   $113,070    $31,684   $43,468   $ 69,569
Net Cash Provided By (Used In) Operating
  Activities(5)..............................   103,112    (115,485)    58,880         --     40,642    47,260         --
Capital Expenditures(6)......................   123,600      74,477     73,652         --     44,770    64,771         --
Ratio of EBITDA to Interest Expense(4).......        --          --        4.4x       4.4x       3.7x      5.3x       5.5x
OPERATING DATA:
Sales Volumes:
  Oil (MBbl).................................     2,850       4,286      6,057      7,873      2,630     3,008      3,882
  Gas (MMcf).................................     3,704       7,234     12,393     22,280      5,619     7,016     12,021
  MBOE.......................................     3,467       5,492      8,123     11,586      3,567     4,178      5,886
Average Prices(7):
  Oil (per Bbl)..............................  $  13.82   $   14.24   $  17.39   $  17.49    $ 17.77   $ 19.80   $  20.03
  Gas (per Mcf)..............................      1.81        1.76       1.82       1.75       1.72      2.86       2.78
  BOE (per BOE)..............................     13.30       13.42      15.75      15.25      15.81     19.05      18.90
Lease Operating Expenses (per BOE)...........  $   4.10   $    4.29   $   3.70   $   3.70    $  3.99   $  3.95   $   3.71



                                                                                              AS OF JUNE 30, 1996
                                                                                         -----------------------------
                                                                                         HISTORICAL       PRO FORMA
                                                                                         ----------     --------------
BALANCE SHEET DATA:
Oil and Gas Assets, Net..............................................................     $216,380         $333,180
Total Assets.........................................................................      256,721          403,721
Long-Term Debt.......................................................................      128,160          275,160
Stockholders' Equity.................................................................       84,452           84,452

- ---------------

(1) The amount shown for the year ended December 31, 1994 represents primarily the excess of the purchase price of nonrecourse volumetric production payment interests (the "Production Payments") over the book value of the Production Payments liability as of December 7, 1994.

(2) The Company was formed as an S corporation under the Internal Revenue Code and, as such, all income taxes were the obligation of the Company's stockholders. Therefore, through the date of the Company's initial public offerings (the "Initial Offerings") (December 7, 1994), no historical federal or state income tax expense has been provided for in the financial statements. In conjunction with the Initial Offerings, the Company converted to a C corporation under the Internal Revenue Code. The Company recorded a deferred tax asset of $6.3 million, offset by a valuation allowance of $6.3 million at December 31, 1994 and a deferred tax asset of $4.7 million at December 31, 1995. As a result of the reversal of the valuation allowance, the Company recorded a net income tax benefit of $4.7 million in the year ended December 31, 1995.

(3) If the Company had recognized a tax provision at statutory rates for the year ended December 31, 1995, rather than an income tax benefit, historical earnings per common share would have been $0.22 for such period. Earnings per share has not been presented for periods prior to or including the date of the Initial Offerings, as these amounts would not be meaningful or indicative of the ongoing entity.

(4) Earnings before interest, taxes, depreciation, depletion and amortization. EBITDA has not been reduced for the recognition of noncash revenues associated with the Production Payments. EBITDA is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution. EBITDA is not intended as an alternative to earnings from continuing operations or net income.

(5) Cash flow from operating activities in 1993 includes $95.7 million from the sale of the Production Payments. Cash flow from operating activities for the year ended December 31, 1994 was reduced by $123.6 million related to the repurchase of the Production Payments.

(6) Includes $115.5 million in the year ended December 31, 1993 related to the acquisition of the East Bay Complex.

(7) Excludes results of hedging activities which increased (decreased) revenue recognized in the years ended December 31, 1993, 1994 and 1995 by $1.2 million, $1.7 million and $(0.5) million, respectively. Including the effect of hedging activities, the Company's average oil price per Bbl received was $14.23, $14.56 and $17.27 in the years ended December 31, 1993, 1994 and 1995, respectively, and the average gas price per Mcf received was $1.81 and $1.84 in the years ended December 31, 1994 and 1995, respectively. The Company did not enter into any hedging activities relating to gas during 1993. Hedging activities decreased revenue recognized in the six months ended June 30, 1995 and 1996 by $1.0 million and $10.5 million, respectively. Including the effect of hedging activities, the Company's average oil price per Bbl received was $17.32 and $17.92 in the six months ended June 30, 1995 and 1996, respectively, and the average gas price per Mcf received was $1.75 and $2.17 in the six months ended June 30, 1995 and 1996, respectively.

              SUMMARY HISTORICAL AND PRO FORMA RESERVE INFORMATION

     The following tables set forth information with respect to the Company's proved reserves as of December 31, 1995, as estimated by Netherland Sewell, independent petroleum engineers for the Company. The information with respect to the proved reserves of the Company and the Central Gulf Properties as of June 30, 1996 have been estimated by the Company. The pro forma combined reserve information gives pro forma effect to the consummation of the Central Gulf Acquisition as of June 30, 1996. See "Summary -- Recent Developments" for a description of the Central Gulf Acquisition. As of December 31, 1995 and June 30, 1996, the average sales prices used for purposes of estimating the Company's proved reserves, the future net revenues therefrom and present value of such future net revenues were $2.56 and $2.59 per Mcf of gas and $18.94 and $19.74 per Bbl of oil, respectively (excluding the effect of net price hedging positions). For additional information relating to the Company's reserves, see "Risk Factors -- Reliance on Estimates of Proved Reserves," "Business and Properties -- Oil and Natural Gas Reserves" and Note 15 to the Company's consolidated financial statements.


                                                                           JUNE 30, 1996
                                                                        PROVED RESERVES(1)
                                      ---------------------------------------------------------------------------------------
                                                                            CENTRAL      CENTRAL      CENTRAL
                                                                             GULF         GULF          GULF          PRO
                                       COMPANY      COMPANY     COMPANY    PROPERTIES  PROPERTIES    PROPERTIES      FORMA
                                      DEVELOPED   UNDEVELOPED    TOTAL     DEVELOPED   UNDEVELOPED     TOTAL      COMBINED(3)
                                      ---------   -----------   --------   ---------   -----------   ----------   -----------
                                                                      (DOLLARS IN THOUSANDS)
Net Proved Reserves:
  Oil (MBbls)........................   32,463        4,233      36,696       9,148        4,659        13,807        50,503
  Gas (MMcf).........................   41,397        2,681      44,078      31,462       19,345        50,807        94,885
  MBOE (6 Mcf per Bbl)...............   39,362        4,680      44,042      14,392        7,883        22,275        66,317
Estimated Future Net Revenues (Before
  Income Taxes)...................... $306,082      $36,996     $343,078   $103,993      $86,966      $190,959     $ 534,037
Present Value of Future Net Revenues
  (Before Income Taxes; Discounted at
  10%)............................... $251,515      $27,508     $279,023   $ 89,773      $57,265      $147,038     $ 426,061
Standardized Measure of Discounted
  Future Net Cash Flows(2)...........                           $238,161                              $113,370     $ 351,531



                                                                                         DECEMBER 31, 1995
                                                                                         PROVED RESERVES(4)
                                                                               --------------------------------------
                                                                                COMPANY        COMPANY       COMPANY
                                                                               DEVELOPED     UNDEVELOPED      TOTAL
                                                                               ---------     -----------     --------
                                                                                       (DOLLARS IN THOUSANDS)
Net Proved Reserves:
  Oil (MBbls)................................................................    31,702          2,127        33,829
  Gas (MMcf).................................................................    48,635          1,941        50,576
  MBOE (6 Mcf per Bbl).......................................................    39,807          2,451        42,258
Estimated Future Net Revenues (Before Income Taxes)..........................  $261,848        $17,982       $279,830
Present Value of Future Net Revenues (Before Income Taxes; Discounted at
  10%).......................................................................  $223,880        $10,855       $234,735
Standardized Measure of Discounted Future Net Cash Flows(2)..................                                $203,940


- ---------------

(1) The reserve information as of June 30, 1996 was prepared by the Company's engineers in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"); however, such reserve information has not been reviewed by independent reserve engineers. In accordance with rules and regulations of the Commission, the pre-tax estimated future net revenues, pre-tax present value of future net revenues and the Standardized Measure of Discounted Future Net Cash Flows for the Company have been decreased by approximately $7,595,000, $6,861,000 and $4,596,000, respectively, representing the effect of hedging transactions entered into as of June 30, 1996.

(2) The Standardized Measure of Discounted Future Net Cash Flows prepared by the Company represents the Present Value of Future Net Revenues after income taxes discounted at 10%.


(3) If the preferential purchase rights with respect to the Central Gulf Acquisition are exercised in full the pro forma net proved reserves, the Present Value of Future Net Revenues and the Standardized Measure of Discounted Future Net Cash Flows would be 65,333 MBOE, $421,006,000 and $347,219,000, respectively.



(4) In accordance with rules and regulations of the Commission, the pre-tax estimated future net revenues, pre-tax present value of future net revenues and the Standardized Measure of Discounted Future Net Cash Flows prepared by the Company have been decreased by approximately $7,669,000, $7,181,000 and $4,929,000, respectively, representing the effect of hedging transactions entered into as of December 31, 1995.

                                  RISK FACTORS

     An investment in the Company involves a significant degree of risk. Prospective purchasers should give careful consideration to the specific factors set forth below, as well as the other information set forth in this Prospectus, before purchasing the securities offered hereby.

     When used in this Prospectus, the words "anticipate," "estimate," "project" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that have a direct bearing on the Company's results of operations and the industry in which it operates are fluctuations of the prices received for the Company's oil and natural gas, uncertainty of drilling results and reserve estimates, competition from other exploration, development and production companies, operating hazards, abandonment costs and the effects of governmental regulation. These and other factors are discussed below and elsewhere in this Prospectus.

REPLACEMENT OF RESERVES

     The Company's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. The proved reserves of the Company will generally decline as reserves are depleted, except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves, or both. In order to increase reserves and production, the Company must continue its development and exploration drilling and recompletion programs or undertake other replacement activities. The Company's current strategy includes increasing its reserve base through acquisitions of producing properties and by continuing to exploit its existing properties. There can be no assurance, however, that the Company's planned development and exploration projects and acquisition activities will result in significant additional reserves or that the Company will have continuing success drilling productive wells at low finding and development costs. Furthermore, while the Company's revenues may increase if prevailing oil and gas prices increase significantly, the Company's finding costs for additional reserves could also increase. For a discussion of the Company's reserves, see "Business and Properties -- Oil and Natural Gas Reserves."

PRICE FLUCTUATIONS AND MARKETS

     The Company's results of operations are highly dependent upon the prices received for the Company's oil and natural gas. Substantially all of the Company's sales of oil and natural gas are made in the spot market, or pursuant to contracts based on spot market prices and not pursuant to long-term, fixed-price contracts. Accordingly, the prices received by the Company for its oil and natural gas production are dependent upon numerous factors beyond the control of the Company. These factors include, but are not limited to, the level of consumer product demand, governmental regulations and taxes, the price and availability of alternative fuels, the level of foreign imports of oil and natural gas, and the overall economic environment. Any significant decline in prices for oil and natural gas could have a material adverse effect on the Company's financial condition, results of operations and quantities of reserves recoverable on an economic basis. Should the industry experience significant price declines from current levels or other adverse market conditions, the Company may not be able to generate sufficient cash flow from operations to meet its obligations and make planned capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," "Business and Properties -- Oil and Gas Marketing and Major Customers," and "-- Governmental Regulation."

     The availability of a ready market for the Company's oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines or trucking and terminal facilities. Wells may be shut-in for lack of a market or due to inadequacy or unavailability of pipeline or gathering system capacity.

     In order to manage its exposure to price risks in the sale of its crude oil and natural gas, the Company from time to time enters into energy price swap arrangements. The Company believes that its hedging strategies are generally conservative in nature. As of August 2, 1996, the Company's net exposure relating to existing swap arrangements (the cost the Company would be required to pay to buyout all contracts associated with its existing swap agreements) was approximately $2.9 million. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Other Matters."

EFFECTS OF LEVERAGE

     After giving pro forma effect to the Notes Offering and the application of the net proceeds therefrom, the Company will be highly leveraged, with outstanding long-term indebtedness of approximately $275 million as of June 30, 1996. See "Use of Proceeds." The Company's level of indebtedness has several important effects on its future operations, including (i) a substantial portion of the Company's cash flow from operations is dedicated to the payment of interest on its indebtedness and is not available for other purposes, (ii) the covenants contained in the indenture (the "Existing Indenture") related to the Company's 13 1/2% Senior Notes due 2004 (the "Senior Notes") require the Company to meet certain financial tests, and the Existing Indenture contains, and the Indenture will contain, other restrictions that limit the Company's ability to borrow additional funds or to dispose of assets and affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities and (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. Moreover, future acquisition or development activities may require the Company to alter its capitalization significantly. See "-- Replacement of Reserves,"
"-- Substantial Capital Requirements," "Managements Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of the Notes."

     The Company is currently in compliance with all covenants contained in the Existing Indenture and has been in compliance since the issuance of the Senior Notes.

     The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to oil and gas prices, general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such economic conditions and financial, business and other factors. See "-- Price Fluctuations and Markets" and "Capitalization."

DRILLING RISKS

     Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating, and other costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

SUBSTANTIAL CAPITAL REQUIREMENTS

     The Company makes, and will continue to make, substantial capital expenditures for the acquisition, exploration, development, production and abandonment of its oil and natural gas reserves. The Company intends to finance such capital expenditures primarily with funds provided by operations and borrowings under the Revolving Credit Facility. The Company increased direct capital expenditures from approximately $35 million in fiscal 1994 (excluding acquisitions) to approximately $69 million in 1995. The Company has budgeted $124 million for direct capital expenditures in 1996.

     The Company believes that, after debt service, it will have sufficient cash provided by operating activities and availability under the Revolving Credit Facility to fund planned capital expenditures through 1997. If revenues decrease as a result of lower oil and gas prices or otherwise, the Company may have limited ability to expend the capital necessary to replace its reserves or to maintain production at current levels, resulting in a decrease in production over time. If the Company's cash flow from operations is not sufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ACQUISITION RISKS

     The Company constantly evaluates acquisition opportunities and frequently engages in bidding and negotiation for acquisitions, many of which are substantial. If successful in this process, the Company may be required to alter or increase its capitalization substantially to finance these acquisitions through the issuance of additional debt or equity securities, the sale of production payments or otherwise; however, both the Revolving Credit Facility and the Existing Indenture include, and the Indenture will include, covenants that limit the Company's ability to incur additional indebtedness. See
"-- Effects of Leverage." These changes in capitalization may significantly affect the risk profile of the Company or, in the case of the issuance of additional equity securities, may be significantly dilutive to holders of Common Stock. Additionally, significant acquisitions can change the nature of the operations and business of the Company depending upon the character of the acquired properties, which may be substantially different in operating or geologic characteristics or geographic location than existing properties. While it is the Company's current intent to concentrate on acquiring producing properties with development and exploration potential located in the Louisiana Gulf, there is no assurance that the Company would not pursue acquisitions of properties located in other geographic regions. Moreover, there can be no assurance that the Company will be successful in the acquisition of any material property interests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RELIANCE ON ESTIMATES OF PROVED RESERVES

     There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the control of the Company. The Company's historical reserve information set forth in this Prospectus represents estimates based on reports prepared by Netherland Sewell, as of December 31, 1995, and by the Company, as of June 30, 1996. Likewise, the pro forma reserve information set forth in this Prospectus relating to the Central Gulf Properties represents estimates based on reports prepared by the Company, as of June 30, 1996.

     Petroleum engineering is not an exact science. Information relating to the Company's proved oil and gas reserves is based upon engineering estimates. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material. See "Business and Properties -- Oil and Natural Gas Reserves."

     The Present Value of Future Net Revenues referred to in this Prospectus should not be construed as the current market value of the estimated oil and gas reserves attributable to the Company's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the Commission to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and gas industry in general.

COMPETITION

     The Company operates in the highly competitive areas of oil and natural gas exploration, development and production with other companies, many of which may have substantially larger financial resources, staffs, and facilities. See "Business and Properties -- Competition."

OPERATING HAZARDS AND UNINSURED RISKS

     The Company's operations are subject to hazards and risks inherent in drilling for and production and transportation of oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures, and spills, any of which can result in loss of hydrocarbons, environmental pollution, personal injury claims, and other damage to properties of the Company and others. Additionally, the Company's oil and gas operations are located in an area that is subject to tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possibly interrupt production. As protection against operating hazards, the Company maintains insurance coverage against some, but not all, potential losses. The Company's coverages include, but are not limited to, operator's extra expense, physical damage on certain assets, employer's liability, comprehensive general liability, automobile, workers' compensation and loss of production income insurance. The Company believes that its insurance is adequate and customary for companies of a similar size engaged in operations similar to those of the Company, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have an adverse impact on the Company's financial condition and results of operations.

ABANDONMENT COSTS

     Due to the Company's large number of offshore producing wells and expansive production facilities, government regulations and lease terms will require the Company to incur substantial abandonment costs. As of June 30, 1996, total abandonment costs for the Company's existing properties estimated to be incurred through 2008 were approximately $56 million, and total abandonment costs for the Central Gulf Properties estimated to be incurred through 2009 were approximately $31 million. Estimated abandonment costs have been included in determining actual and pro forma estimates of the Company's future net revenues from proved reserves included herein, and the Company accounts for such costs through its provision for depreciation, depletion and amortization. Under the terms of the acquisition agreements for the Company's existing principal producing properties, the Company is required to fund periodically restricted cash accounts as a reserve for abandonment costs on such properties. See "Business and Properties -- Abandonment Costs" and Note 12 to the audited consolidated financial statements of the Company included elsewhere herein.

COMPLIANCE WITH GOVERNMENT REGULATIONS

     The Company's business is subject to certain Federal, state, and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Although the Company believes it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. Under certain circumstances, the Minerals Management Service ("MMS"), an agency of the U.S. Department of the Interior, may require any Company operations on federal leases to be suspended or terminated. Any such suspensions, terminations or inability to meet applicable bonding requirements could materially and adversely affect the Company's financial condition and operations. Although significant expenditures may be required to comply with governmental laws and regulations applicable to the Company, to date such compliance has not had a material adverse effect on the earnings or competitive position of the Company. It is possible that such regulations in the future may add to the cost of operating offshore drilling equipment or may significantly limit drilling activity. See "Business and Properties -- Abandonment Costs," "-- Governmental Regulation" and
"-- Environmental Matters."


     On August 25, 1993, the MMS published an advance notice of its intention to adopt regulations under the Oil Pollution Act of 1990 ("OPA 90") that would require owners and operators of offshore oil and natural gas facilities to establish $150 million in financial responsibility in case of a potential spill. In November 1995, the U.S. Senate approved a bill that would amend OPA 90 to reduce the level of financial responsibility to $35 million, subject to increase under certain circumstances. The U.S. House of Representatives passed an amended version of the U.S. Senate bill on February 29, 1996. The measure is now before a joint congressional conference. The Clinton Administration has expressed its support for this legislation. The MMS has indicated that it would not move forward with the adoption of its proposed rule until the United States Congress has had an opportunity to act on the matter. Based on the passage of these bills and the support of the Clinton Administration, it appears that the level of financial responsibility required under OPA 90 will be reduced. The impact of the regulations, however, should not be any more adverse to the Company than they will be to other similarly situated owners or operators in the Gulf of Mexico region.


DEPENDENCE UPON KEY PERSONNEL

     The success of the Company has been and will continue to be highly dependent on the Company's Chairman of the Board and Chief Executive Officer, James C. Flores, and a limited number of other senior management personnel. Loss of the services of Mr. Flores or any of those other individuals could have a material adverse effect on the Company's operations. The Company can make no assurance regarding the future affiliation of Mr. Flores with the Company. See "Management."

CONTROL BY FOUNDER

     James C. Flores beneficially owns an aggregate of 3,535,504 shares of Common Stock, constituting approximately 18.1% of the outstanding shares of Common Stock. In addition, William W. Rucks, IV (the "Selling Stockholder") beneficially owns an aggregate of 3,463,010 shares of Common Stock, of which up to 1,750,000 may be sold in the Common Stock Offering. Subject to the completion of the Common Stock Offering, Mr. Rucks has granted to Mr. Flores the option to purchase up to 1,600,000 shares of Common Stock owned by Mr. Rucks during the three year period commencing upon consummation of the Common Stock Offering. In connection therewith, Mr. Rucks will grant Mr. Flores an irrevocable proxy to vote the 1,600,000 shares of Common Stock, constituting an additional 8.2% of the Company's outstanding shares of Common Stock, during the option exercise period and Mr. Rucks will resign as Vice Chairman and President of the Company. Accordingly, Mr. Flores is in a position to control or influence actions that require the consent of the Company's stockholders, including the election of directors.

SUBORDINATION OF NOTES; HOLDING COMPANY STRUCTURE

     The Indenture governing the Notes will limit, but will not prohibit, the incurrence by the Company of additional indebtedness that is senior in right of payment to the Notes (including by reason of structural subordination of the Notes to the indebtedness and other liabilities of the Company's subsidiaries). In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company will be available to pay the Company's obligations on the Notes offered hereby only after all Senior Indebtedness (as defined) has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes. In addition, under certain circumstances, no payments may be made with respect to principal of, premium, if any, or interest on the Notes if a default exists with respect to any Senior Indebtedness. See "Description of Notes--Subordination."

     All of the Company's operating income and cash flow is generated by Flores & Rucks, Inc., a Louisiana corporation ("FRI Louisiana"), and a wholly owned subsidiary and Restricted Subsidiary under the Existing Indenture. As a result, funds necessary to meet the Company's debt service obligations, including the payment of principal and interest on the Notes, will be provided by distributions or advances from this subsidiary. In addition, for state income tax purposes FRI Louisiana will covenant with the Company to assume, as between the Company and FRI Louisiana, the payment obligations under the Notes in exchange for the advance of substantially all the net proceeds of the Notes Offering to FRI Louisiana. Such intercompany assumption will not affect the primary liability of the Company under the Notes.

     As of June 30, 1996, on a pro forma basis after giving effect to the Notes Offering and the application of the proceeds therefrom as described in "Use of Proceeds," the Company and its Restricted Subsidiaries would have had approximately $125 million of indebtedness that effectively would rank senior to the Notes.

     The Existing Indenture imposes limits on the ability of the Company and its subsidiaries to incur additional indebtedness and liens and to enter into agreements that would restrict the ability of such subsidiaries to make distributions, loans or other payments to the Company. The Indenture will contain similar provisions. However, these limitations are subject to various qualifications. Subject to certain limitations, the Company and its subsidiaries may incur additional secured indebtedness. For additional details of these provisions and the applicable qualifications, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of the Notes -- Ranking," "-- Certain Covenants."

FRAUDULENT CONVEYANCE CONSIDERATIONS RELATING TO SUBSIDIARY GUARANTEE

     The Company's obligations under the Notes will be guaranteed on an unsecured senior subordinated basis by the Subsidiary Guarantor. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid any Subsidiary Guarantee issued by a Subsidiary Guarantor. It is also possible that under certain circumstances a court could hold that the direct obligations of the Subsidiary Guarantor could be superior to the obligations under the Subsidiary Guarantee.

     To the extent that a court were to find that (x) a Subsidiary Guarantee was incurred by the Subsidiary Guarantor with the intent to hinder, delay or defraud any present or future creditor or that the Subsidiary Guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others or (y) the Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing the Subsidiary Guarantee and, at the time it issued the Subsidiary Guarantee, the Subsidiary Guarantor (i) was insolvent or rendered insolvent by reason of the issuance of the Subsidiary Guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of the Subsidiary Guarantor constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could avoid or subordinate the Subsidiary Guarantee in favor of the Subsidiary Guarantor's other creditors. Among other things, a legal challenge of the Subsidiary Guarantee issued by the Subsidiary Guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by the Company of the Notes. To the extent the Subsidiary Guarantee is avoided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim in respect of such Subsidiary Guarantor and would be creditors solely of the Company.

     On the basis of financial information and other information currently available to it, the Company believes that the Notes and the Subsidiary Guarantee issued concurrently with the issuance of the Notes are being incurred for proper purposes and in good faith and that, after giving effect to indebtedness incurred in connection with the issuance of the Notes and the issuance of the Subsidiary Guarantee, the Company and the Subsidiary Guarantor are solvent and will continue to be solvent, will have sufficient capital for carrying on their respective business and will be able to pay their debts as such debts become absolute and mature. Further, since the Company will advance all of the net proceeds from the Notes Offering to FRI Louisiana in order to apply such proceeds to their intended uses, the Company believes that FRI Louisiana will have received fair consideration or reasonably equivalent value for the issuance of the Subsidiary Guarantee. There can be no assurance, however, that a court passing on such questions would reach the same conclusions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of the Notes."

ABSENCE OF A PUBLIC MARKET FOR THE NOTES

     There is no existing market for the Notes and there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of holders of the Notes to sell their Notes or the price at which holders would be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Company has been advised by the Underwriters that, subject to applicable laws and regulations, such firms currently intend to make a market in the Notes after the consummation of the Notes Offering, although they are not obligated to do so and may discontinue any market-making activities with respect to the Notes at any time without notice. The Company does not intend to apply for listing of the Notes on any securities exchange. See "Underwriting."

                                  THE COMPANY

     The Company is a corporation organized under the laws of the State of Delaware. The Company's principal executive offices are located at 8440 Jefferson Highway, Suite 420, Baton Rouge, Louisiana 70809, and its telephone number is (504) 927-1450.

                             COMMON STOCK OFFERING

     Concurrent with the Notes Offering, the Selling Stockholder is offering 1,550,000 shares of Common Stock to the public. In addition, in the Common Stock Offering the Selling Stockholder has granted the Underwriters an option to purchase up to 200,000 additional shares of Common Stock to cover over-allotments. The consummation of the Notes Offering and the Common Stock Offering are not contingent upon each other and there can be no assurance that the Common Stock Offering will be consummated.

                                USE OF PROCEEDS


     The net proceeds from the Notes Offering are estimated to be approximately $144 million. Of such proceeds, up to $117 million will be used to consummate the Central Gulf Acquisition, and the remainder will be used for general corporate purposes, including for working capital, or to repay outstanding indebtedness under the Revolving Credit Facility (estimated to be approximately $30 million as of September 30, 1996). The indebtedness under the Revolving Credit Facility was incurred for working capital purposes, bore interest at a weighted average rate of 8.25% at June 30, 1996 and has a final maturity date of December 31, 2000. See Note 9 of Notes to Consolidated Financial Statements.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company as of June 30, 1996, and as adjusted to give effect to the Notes Offering and the application of the net proceeds therefrom (assuming net proceeds of $144 million) as described in "Use of Proceeds." The information presented below should be read in conjunction with the consolidated financial statements of the Company and notes thereto, "Selected Historical Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in or incorporated by reference into this Prospectus.


                                                                             JUNE 30, 1996
                                                                         ---------------------
                                                                                         AS
                                                                          ACTUAL      ADJUSTED
                                                                         --------     --------
                                                                            (IN THOUSANDS)
Long-term debt:
  Revolving Credit Facility..........................................    $  3,000     $     --
  Senior Notes.......................................................     125,000      125,000
  Notes offered hereby...............................................          --      150,000
  Other long-term debt...............................................         160          160
                                                                         --------     --------
          Total long-term debt.......................................     128,160      275,160
Stockholders' Equity:
  Preferred stock, $.01 par value, 10,000,000 shares authorized,
     no shares issued and outstanding................................          --           --
  Common stock, $.01 par value, 100,000,000 shares authorized,
     19,555,223 shares issued and outstanding........................         196          196
  Additional paid-in capital.........................................      89,734       89,734
  Retained earnings (deficit)........................................      (5,478)      (5,478)
                                                                         --------     --------
          Total stockholders' equity.................................      84,452       84,452
                                                                         --------     --------
          Total capitalization.......................................    $212,612     $359,612
                                                                         ========     ========

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     The selected financial data set forth below for the period from inception (April 20, 1992) through December 31, 1992, and the years ended December 31, 1993, 1994 and 1995 for the Company are derived from the audited financial statements and notes thereto contained elsewhere in this Prospectus. The financial data for the six months ended June 30, 1995 and 1996 are derived from unaudited financial statements of the Company. The selected historical financial data are qualified in their entirety by, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this Prospectus. For additional information relating to the Company's operations, see "Business and Properties."

                                                                                                              SIX MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                      JUNE 30,
                                                       ----------------------------------------------------   -----------------
                                                         1991      1992       1993       1994        1995      1995      1996
                                                       --------   -------   --------   ---------   --------   -------   -------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)
STATEMENT OF OPERATIONS AND OTHER FINANCIAL AND
  OPERATING DATA:
REVENUES & EXPENSE DATA:
Revenues
  Flores & Rucks, Inc. (1)............................       --   $13,279   $ 47,483   $  75,395   $127,970   $55,872   $69,082
  Combined Acquisitions (2)........................... $121,275    95,018     38,197       8,707         --        --        --
Direct Operating Expenses
  Flores & Rucks, Inc. (1)............................       --     6,687     19,201      30,324     40,047    18,970    22,044
  Combined Acquisitions (2)...........................   72,991    40,155     13,779       4,089         --        --        --
General & Administrative Expenses.....................       --       385      5,032      10,351     11,312     5,613     6,025
Depreciation, Depletion & Amortization................       --     3,420     20,140      36,459     54,084    23,167    28,973
Interest Expense......................................       --       241      1,055       4,507     17,620     8,493     8,188
Loss on Production Payment Repurchase and Refinancing
  (3).................................................       --        --         --      16,681         --        --        --
Net Income (Loss) Before Income Tax Expense
  (Benefit)...........................................       --     2,584      2,227     (22,179)     5,210      (251)    3,850
Income Tax Expense (Benefit) (4)......................       --        --         --          --     (4,692)       --     1,514
Net Income (Loss).....................................       --     2,584      2,227     (22,179)     9,902      (251)    2,336
Earnings (Loss) per Common Share (5)..................       --        --         --          --       0.66     (0.02)     0.13
OTHER FINANCIAL DATA:
EBITDA (6)............................................       --   $ 6,245   $ 23,422   $  35,855   $ 77,645   $31,684   $43,468
Net Cash Provided By (Used In) Operating Activities
  (7).................................................       --    38,042    103,112    (115,485)    58,880    40,642    47,260
Capital Expenditures (8)..............................       --    34,978    123,600      74,477     73,652    44,770    64,771
Ratio of Earnings to Fixed Charges (9)................       --      11.1x       3.0x       N.M.        1.3x      1.0x      1.5x
Ratio of EBITDA to Interest Expense (6)...............       --        --         --          --        4.4x      3.7x      5.3x
OPERATING DATA:
Sales Volumes:
  Oil (MBbl)..........................................       --       670      2,850       4,286      6,057     2,630     3,008
  Gas (MMcf)..........................................       --     1,484      3,704       7,234     12,393     5,619     7,016
  MBOE................................................       --       917      3,467       5,492      8,123     3,567     4,178
Average Prices (10):
  Oil (per Bbl).......................................       --   $ 16.18   $  13.82   $   14.24   $  17.39   $ 17.77   $ 19.80
  Gas (per Mcf).......................................       --      1.64       1.81        1.76       1.82      1.72      2.86
  BOE (per BOE).......................................       --     14.48      13.30       13.42      15.75     15.81     19.05
Lease Operating Expenses (per BOE)....................       --   $  5.45   $   4.10   $    4.29   $   3.70   $  3.99   $  3.95

                                                                                                                  AS OF
                                                                                AS OF DECEMBER 31,               JUNE 30,
                                                                     ----------------------------------------   ----------
                                                                      1992       1993       1994       1995        1996
                                                                     -------   --------   --------   --------   ----------
                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Oil and Gas Assets, Net............................................  $31,557   $122,933   $160,950   $180,582    $216,380
Total Assets.......................................................   37,396    132,172    181,982    216,095     256,721
Long-Term Debt.....................................................       --     13,448    154,039    171,692     128,160
Deferred Revenue on Production Payments(11)........................   32,347    108,784         --         --          --
Stockholders' Equity...............................................      349       (825)     9,703     19,976      84,452

                                               (See footnotes on following page)

- ---------------

(1) Historical 1992 Company data is presented for the period from the date of formation of the Company on April 20, 1992 through December 31, 1992. Historical company data reflect the acquisitions of Main Pass 69 on June 11, 1992, the East Bay Complex on June 10, 1993, and a 12.5% minority interest thereon on December 7, 1994.

(2) Represents combined revenues and direct operating expenses for (i) all of Shell's interest in Main Pass 69 and the East Bay Complex until the acquisition by the Company of 87.5% of such interests on June 11, 1992 and June 10, 1993, respectively and (ii) the 12.5% ownership of Main Pass 69 and the East Bay Complex acquired by Franks Petroleum, Inc. on June 11, 1992 and June 10, 1993, respectively, until acquired by the Company on December 7, 1994.

(3) The amount shown for the year ended December 31, 1994 represents primarily the excess of the purchase price of the Production Payments over the book value of the Production Payments liability as of December 7, 1994.

(4) The Company was formed as an S corporation under the Internal Revenue Code and, as such, all income taxes were the obligation of the Company's stockholders. Therefore, through the date of the Initial Offerings, no historical federal or state income tax expense has been provided for in the financial statements. In conjunction with the Initial Offerings, the Company converted to a C corporation under the Internal Revenue Code. The Company recorded a deferred tax asset of $6.3 million, offset by a valuation allowance of $6.3 million at December 31, 1994 and a deferred tax asset of $4.7 million at December 31, 1995. As a result of the reversal of the valuation allowance, the Company recorded a net income tax benefit of $4.7 million in the year ended December 31, 1995.

(5) If the Company had recognized a tax provision at statutory rates for the year ended December 31, 1995, rather than an income tax benefit, earnings per common share would have been $0.22 for such period. Earnings per share has not been presented for periods prior to or including the date of the Initial Offerings, as these amounts would not be meaningful or indicative of the ongoing entity.

(6) Earnings before interest, taxes, depreciation, depletion and amortization. EBITDA has not been reduced for the recognition of noncash revenues associated with the Production Payments. EBITDA is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution. EBITDA is not intended as an alternative to earnings from continuing operations or net income.

(7) Cash flow from operating activities in 1992 and 1993 includes $36.8 million and $95.7 million, respectively, from the sale of the Production Payments. Cash flow from operating activities for the year ended December 31, 1994 was reduced by $123.6 million related to the repurchase of the Production Payments.

(8) Includes $34.3 million in the year ended December 31, 1992 related to the acquisition of Main Pass 69. Includes $115.5 million in the year ended December 31, 1993 related to the acquisition of the East Bay Complex.

(9) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness. The ratio for the year ended December 31, 1994 is not meaningful because earnings were inadequate to cover fixed charges by $22.3 million.

(10) Excludes results of hedging activities which increased (decreased) revenue recognized in the 1993, 1994 and 1995 periods by $1.2 million, $1.7 million and $(0.5) million, respectively. Including the effect of hedging activities, the Company's average oil price per Bbl received was $14.23, $14.56 and $17.27 in the years ended December 31, 1993, 1994 and 1995, respectively, and the average gas price per Mcf received was $1.81 and $1.84 in the years ended December 31, 1994 and 1995, respectively. The Company did not enter into any hedging activities relating to oil during 1992 or relating to gas during 1992 and 1993. Hedging activities decreased revenue recognized in the six months ended June 30, 1995 and 1996 by $1.0 million and $10.5 million, respectively. Including the effect of hedging activities, the Company's average oil price per Bbl received was $17.32 and $17.92 in the six months ended June 30, 1995 and 1996, respectively, and the average gas price per Mcf received was $1.75 and $2.17 in the six months ended June 30, 1995 and 1996, respectively.

(11) Amounts represent deferred revenues recognized from the sale of the Production Payments. See Note 4 to the consolidated financial statements of the Company.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma balance sheet as of June 30, 1996 gives effect to the Notes Offering and the Central Gulf Acquisition, as if they had occurred on June 30, 1996. The unaudited pro forma statements of operations for the year ended December 31, 1995 and for the six months ended June 30, 1996, give effect to the Notes Offering, the Central Gulf Acquisition and the March 1996 public offering of shares of Common Stock by the Company (the "March 1996 Offering") as if they had occurred on January 1, 1995. The Central Gulf Acquisition has been accounted for using the purchase method of accounting. Such unaudited pro forma financial information has been prepared based on estimates and assumptions deemed by the Company to be appropriate and does not purport to be indicative of the financial position or results of operations which would actually have been obtained if the Notes Offering, the Central Gulf Acquisition and the March 1996 Offering had occurred as presented in such statements or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to oil and gas production declines, price changes, future supply and demand, financial instrument agreements, future acquisitions and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The pro forma financial information should be read in conjunction with the historical financial statements of the Company and the audited financial information on the Central Gulf Properties which are included elsewhere in this Prospectus.

                              FLORES & RUCKS, INC.

                CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1996


                                                     ADJUSTMENTS FOR
                                                       PURCHASE OF
                                                      CENTRAL GULF          OTHER
                                       HISTORICAL      PROPERTIES        ADJUSTMENTS       PRO FORMA
                                       ----------    ---------------     -----------      -----------
REVENUES:
  Oil and gas sales................... $69,115,492     $29,466,836(a)    $ 2,159,600(b)   $100,741,928
  Plant processing income.............    (33,473)                                            (33,473)
                                       -----------     -----------       -----------      ------------
     Total revenues................... 69,082,019       29,466,836         2,159,600      100,708,455
OPERATING EXPENSES:
  Lease operations.................... 16,522,030        5,300,735(a)                      21,822,765
  Severance taxes.....................  5,521,763                                           5,521,763
  Depreciation, depletion and
     amortization..................... 28,973,040       11,634,986(a)                      40,608,026
                                       -----------     -----------       -----------      ------------
     Total operating expenses......... 51,016,833       16,935,721                         67,952,554
General and administrative expenses...  6,025,000          225,000(a)                       6,250,000
Interest expense......................  8,188,026                          6,649,243(c)    12,700,584
                                                                          (2,505,435)(d)
                                                                             368,750(e)
Other expense.........................      1,779                                               1,779
                                       -----------     -----------       -----------      ------------
Net income before taxes...............  3,850,381       12,306,115        (2,352,958)      13,803,538
Income tax expense (benefit)..........  1,514,704        4,737,854(f)       (905,889)(f)    5,346,669
                                       -----------     -----------       -----------      ------------
Net income............................ $2,335,677      $ 7,568,261       $(1,447,069)     $ 8,456,869
                                       ===========     ===========       ===========      ============
Weighted average common shares
  outstanding......................... 17,620,538                                          18,330,155(g)
Earnings per common share............. $     0.13                                         $      0.46

                              FLORES & RUCKS, INC.

                 CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995


                                                       ADJUSTMENTS
                                                     FOR PURCHASE OF
                                                      CENTRAL GULF          OTHER
                                       HISTORICAL      PROPERTIES        ADJUSTMENTS       PRO FORMA
                                       ------------  ---------------     -----------      ------------
REVENUES:
  Oil and gas sales................... $127,406,084    $45,883,186(a)    $ 2,869,064 (b)   $176,158,334
  Plant processing income.............      564,042                                            564,042
                                       ------------    -----------       -----------      ------------
     Total revenues...................  127,970,126     45,883,186         2,869,064       176,722,376
OPERATING EXPENSES:
  Lease operations....................   30,023,426     12,877,310(a)                       42,900,736
  Severance taxes.....................   10,023,104                                         10,023,104
  Depreciation, depletion and
     amortization.....................   54,083,782     23,587,293(a)                       77,671,075
                                       ------------    -----------       -----------      ------------
     Total operating expenses.........   94,130,312     36,464,603                         130,594,915
General and administrative expenses...   11,312,153        450,000(a)                       11,762,153
Interest expense......................   17,620,226                        12,385,779(c)    25,646,192
                                                                          (5,097,313)(d)
                                                                             737,500 (e)
Other income..........................     (302,597)                                          (302,597)
                                       -------------   -----------       -----------      ------------
Net income before taxes...............    5,210,032      8,968,583        (5,156,902)        9,021,713
Income tax expense (benefit)..........   (4,692,263)     3,452,904(f)     (1,985,407)(f)    (3,224,766)
                                       -------------   -----------       -----------      ------------
Net income............................ $  9,902,295    $ 5,515,679       $(3,171,495)     $ 12,246,479
                                       =============   ===========       ===========      ============
Weighted average common shares
  outstanding.........................   15,043,122                                         15,644,382(g)
Earnings per common share............. $       0.66                                        $      0.78

                              FLORES & RUCKS, INC.

                     CONSOLIDATED PRO FORMA BALANCE SHEETS
                              AS OF JUNE 30, 1996


                                                      ADJUSTMENTS
                                                    FOR PURCHASE OF
                                                     CENTRAL GULF         OTHER
                                     HISTORICAL      PROPERTIES(A)     ADJUSTMENTS     PRO FORMA
                                     -----------    ---------------    -----------    -----------
                                                   ASSETS
Current assets:
  Cash and cash equivalents......... $   819,468                       $24,075,000(h) $ 24,894,468
  Joint interest receivables........   1,229,810                                         1,229,810
  Oil and gas sales receivables.....  16,112,617                                        16,112,617
  Accounts receivable-other.........   3,700,000                                         3,700,000
  Prepaid expenses..................   1,019,583                                         1,019,583
  Other current assets..............   1,370,150                                         1,370,150
                                     ------------    ------------      -----------    ------------
          Total current assets......  24,251,628               --      24,075,000       48,326,628
Oil and gas properties -- full cost
  method:
  Evaluated......................... 332,287,198      $71,948,800                      404,235,998
  Less accumulated DD&A............. (143,013,084)                                    (143,013,084)
                                     ------------    ------------                     ------------
                                     189,274,114       71,948,800                      261,222,914
  Unevaluated properties excluded
     from amortization..............  27,106,066       44,851,200                       71,957,266
Other assets:
  Furniture and equipment, less
     accumulated depreciation of
     $1,891,211.....................   2,793,110                                         2,793,110
  Restricted deposits...............   5,269,835                                         5,269,835
  Deferred financing costs..........   4,823,582                        6,125,000 (i)   10,948,582
  Deferred tax asset................   3,202,863                                         3,202,863
                                     ------------    ------------      -----------    ------------
          Total assets.............. $256,721,198     $116,800,000     $30,200,000    $403,721,198
                                     ============    ============      ===========    ============

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued
     liabilities.................... $37,240,733                                      $ 37,240,733
  Oil and gas sales payable.........   4,548,963                                         4,548,963
  Accrued interest..................   1,447,287                                         1,447,287
                                     ------------                                     ------------
          Total current
            liabilities.............  43,236,983                                        43,236,983
Long-term debt...................... 128,160,111      $116,800,000     $30,200,000(h)  275,160,111
Other noncurrent liabilities........     638,609                                           638,609
Deferred hedge revenue..............     233,167                                           233,167
Stockholders' equity:
  Preferred stock...................          --                                                --
  Common stock, $.01 par value;
     authorized 100,000,000 shares;
     issued and outstanding
     19,555,223 shares at June 30,
     1996...........................     195,552                                           195,552
  Paid-in capital...................  89,734,455                                        89,734,455
  Retained earnings (deficit).......  (5,477,679)                                       (5,477,679)
                                     ------------                                     ------------
          Total stockholders'
            equity..................  84,452,328                                        84,452,328
                                     ------------    ------------      -----------    ------------
          Total liabilities and
            stockholders' equity.... $256,721,198     $116,800,000     $30,200,000    $403,721,198
                                     ============    ============      ===========    ============

                              FLORES & RUCKS, INC.

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

1. BASIS FOR PRESENTATION OF PRO FORMA FINANCIAL STATEMENTS

     The unaudited pro forma balance sheet as of June 30, 1996 gives effect to the Notes Offering and the Central Gulf Acquisition, as if they had occurred on June 30, 1996. The unaudited pro forma statements of operations for the year ended December 31, 1995 and for the six months ended June 30, 1996, give effect to the Notes Offering, the Central Gulf Acquisition and the March 1996 Offering as if they had occurred on January 1, 1995. The Central Gulf Acquisition has been accounted for using the purchase method of accounting. Such unaudited pro forma financial information has been prepared based on estimates and assumptions deemed by the Company to be appropriate and does not purport to be indicative of the financial position or results of operations which would actually have been obtained if the Notes Offering, Central Gulf Acquisition, and the March 1996 Offering had occurred as presented in such statements, or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to oil and gas production declines, price changes, future supply and demand, financial instrument agreements, future acquisitions and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The pro forma financial information should be read in conjunction with the historical financial statements of the Company, and the audited financial information on the Central Gulf Properties which are included elsewhere in this Prospectus.

2. ADJUSTMENTS

     The pro forma adjustments included in the pro forma financial statements are described as follows by the alphabetical notation:

     (a) Reflects increases relating to the purchase of the Central Gulf Properties, including the proceeds from the Notes used for the acquisition of the Central Gulf Properties.

     (b) Reflects an increase in pricing from historical pricing to that which the Company would have realized under its contracts.


     (c) Reflects an increase in interest expense of $15.0 million and $7.5 million for the twelve months ended December 31, 1995 and the six months ended June 30, 1996 respectively, relating to the issuance of the Notes (at an assumed interest rate of 10%) partially offset by a reduction of $2.6 million and $.9 million for the twelve months ended December 31, 1995 and the six months ended June 30, 1996 respectively, relating to the repayment of debt which is assumed repaid with proceeds of the Notes Offering and the March 1996 Offering.


     (d) Reflects a reduction to interest expense associated with the capitalization of interest on unevaluated property costs incurred in conjunction with the acquisition of the Central Gulf Properties. This reduction is partially offset by a reduction in the average interest rate used in the calculation of capitalized interest on other unevaluated properties resulting from the issuance of the Notes at a lower interest rate than the Company's existing average interest rate.

     (e) Reflects an increase in interest expense related to additional amortization of deferred financing costs resulting from underwriting discounts, fees and other expenses associated with the issuance of the Notes.

     (f) Reflects an adjustment in income tax expense relating to the change in pre-tax income resulting from the above adjustments. The adjustment is based upon a blended Federal and Louisiana state income tax rate of 38.5%.

     (g) Reflects the increase in common shares from the March 1996 Offering, the proceeds of which were assumed to have been utilized to repay debt.

     (h) Reflects a $150.0 million increase in long-term debt associated with the issuance of the Notes partially offset by a $3.0 million reduction relating to a payment on the June 30, 1996 Revolving Credit Facility balance and the $116.8 million purchase price of the Central Gulf Acquisition reflected in note
(a).


     (i) Reflects an increase in deferred financing costs relating to underwriting discounts, fees and other expenses associated with the Notes.


3. PREFERENTIAL PURCHASE RIGHTS



     Certain properties included in the Central Gulf Acquisition are subject to preferential purchase rights. If such preferential purchase rights are exercised in full, pro forma revenues for the six months ended June 30, 1996, would decrease by $2.2 million, lease operating expenses and depreciation, depletion and amortization expense would decrease by $.2 million and $.9 million, respectively, and interest expense would increase by $.1 million, resulting in a $.7 million decrease in pro forma net income after taxes. For the twelve months ended December 31, 1995, pro forma revenues would decrease by $.8 million, lease operating expenses and depreciation, depletion and amortization expense would decrease by $.3 million and $.5 million, respectively, and interest expense would increase by $.2 million, resulting in a $.1 million decrease in pro forma net income after taxes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion and analysis of the Company's financial condition and results of operations and should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere in or incorporated by reference into this Prospectus.

GENERAL

     The Company is a Delaware corporation formed in September 1994 to acquire and own 100% of the outstanding Common Stock of FRI Louisiana. FRI Louisiana was formed in April 1992 to take advantage of opportunities to acquire and develop certain offshore properties in the Louisiana Gulf. FRI Louisiana acquired from Shell Main Pass 69 in June 1992 and the East Bay Complex in June 1993. In connection with the acquisition and development of its properties prior to the Company's initial public offerings (the "Initial Offerings"), FRI Louisiana entered into several transactions including, but not limited to (i) the sale of volumetric production payments (the "Production Payments"), (ii) obtaining secured loans (the "JEDI Loans") from the Joint Energy Development Investments Limited Partnership ("JEDI"), a venture between the California Public Employees Retirement System and Enron Capital Corp. and (iii) the assignment of a 12.5% interest in Main Pass 69 and the East Bay Complex to Franks Petroleum, Inc. ("Franks").

     On December 28, 1993, in order to reduce state franchise tax liabilities, FRI Louisiana transferred its 87.5% interest in Main Pass 69 and the East Bay Complex to a Louisiana limited liability company (the "LLC") in return for an 87.5% ownership interest in the LLC. Franks also contributed its interest in such properties to the LLC in return for a 12.5% ownership interest in the LLC (the "Minority Interest").

     In conjunction with the Initial Offerings of 5,790,000 shares of Common Stock at $10 per share, the sale of the $125,000,000 Senior Notes and entering into the $50 million Revolving Credit Facility, the Company (i) acquired 100% of the outstanding common stock of FRI Louisiana from James C. Flores, trusts for the benefit of his children and William W. Rucks, IV in exchange for a total of 8,248,000 shares of Common Stock, (ii) repurchased the Production Payments,
(iii) purchased the Minority Interest, and (iv) repaid other debt owed by the Company, including the JEDI Loans.

     On March 19, 1996, the Company completed a public offering of 4,500,000 shares of Common Stock at a price of $14.75 per share. Net proceeds from this offering were approximately $62.2 million, of which $15.4 million was used to repay a note payable to Shell Offshore, Inc. and approximately $33.0 million was used to repay indebtedness under the Revolving Credit Facility.

     Since acquiring the East Bay Complex and Main Pass 69, the Company has reduced field costs at both operations primarily by combining administrative functions relating to both properties, reducing the number of operating personnel and providing incentive compensation. For example, the two properties, which were formerly operated as separate cost centers, are now integrated with respect to logistics, administration and other support functions. In addition, the Company was able to reduce the number of field personnel by approximately 37% at the East Bay Complex and 44% at Main Pass 69. The former cost centers were also converted to profit centers with compensation levels tied to operating and financial targets. Primarily as a result of the aforementioned actions and increased production, lease operating expenses decreased by 28% from $5.45 per BOE for the period from inception (April 20, 1992) through December 31, 1992 to $3.95 per BOE for the six months ended June 30, 1996.


     On July 10, 1996, the Company entered into a Purchase and Sale Agreement to acquire the Central Gulf Properties, consisting of interests in oil and gas producing fields situated in the Gulf of Mexico, offshore Louisiana, for an anticipated purchase price of approximately $117 million. The closing of the Central Gulf Acquisition will occur concurrently with the consummation of the Notes Offering, subject to approvals by the management and Board of Directors of the Company and Mobil, and subject to preferential purchase rights of third parties on some of the Central Gulf Properties.

     Management believes the acquisition of the Central Gulf Properties, along with the Company's recent exploration efforts in the onshore coastal regions of Louisiana, substantially increase the Company's future exploration, exploitation and development opportunities while diversifying the risks associated with these activities. The proximity of these new areas to the Company's existing properties allows for economies of scale associated with leveraging the Company's current corporate infrastructure. Additionally, management believes it will be able to take advantage of its unique operating strengths in pursuing each of these areas. In particular, application of the geological, geophysical and operational experience derived from its existing properties may enhance the likelihood of success in these new areas, due in part to the geological similarities shared by the entire Louisiana Gulf region.

     The following table reflects certain information with respect to the Company's oil and gas properties. Sales volumes, revenues and average sales prices presented below have been segregated into those subject to Production Payments and amounts in excess of Production Payments in the applicable periods. The amounts for the year ended December 31, 1993 and for the year ended December 31, 1994 do not reflect the 12.5% Minority Interest prior to its acquisition on December 7, 1994.

                                                                                 SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,            JUNE 30,
                                              --------------------------------   -----------------
                                               1993        1994         1995      1995      1996
                                              -------     -------     --------   -------   -------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
SALES VOLUMES
  Oil (MBbls)
     Excess over Production Payments........    1,537       2,771        6,057     2,630     3,008
     Production Payments....................    1,313       1,515           --        --        --
                                              -------     -------     --------   -------   -------
     Total Oil Volumes......................    2,850       4,286        6,057     2,630     3,008
                                              =======     =======     ========   =======   =======
  Gas (MMcf)
     Excess over Production Payments........    1,542       3,456       12,393     5,619     7,016
     Production Payments....................    2,162       3,778           --        --        --
                                              -------     -------     --------   -------   -------
     Total Gas Volumes......................    3,704       7,234       12,393     5,619     7,016
                                              =======     =======     ========   =======   =======
REVENUES (1)
  Oil
     Excess over Production Payments........  $24,477(2)  $43,106(2)  $105,360   $46,728   $59,561
     Production Payments....................   14,918      17,906           --        --        --
                                              -------     -------     --------   -------   -------
     Total Oil Revenues.....................  $39,395     $61,012     $105,360   $46,728   $59,561
                                              =======     =======     ========   =======   =======
  Gas
     Excess over Production Payments........  $ 3,340     $ 6,757     $ 22,581   $ 9,650   $20,032
     Production Payments....................    3,376       5,951           --        --        --
                                              -------     -------     --------   -------   -------
     Total Gas Revenues.....................  $ 6,716     $12,708     $ 22,581   $ 9,650   $20,032
                                              =======     =======     ========   =======   =======
AVERAGE SALES PRICES (1)
  Oil (per Bbl)
     Excess over Production Payments........  $ 15.93(2)  $ 15.56(2)  $  17.39   $ 17.77   $ 19.80
     Production Payments....................    11.36       11.82           --        --        --
     Net average oil price..................    13.82       14.24        17.39     17.77     19.80
  Gas (per Mcf)
     Excess over Production Payments........  $  2.17     $  1.96     $   1.82   $  1.72   $  2.86
     Production Payments....................     1.56        1.58           --        --        --
     Net average gas price..................     1.81        1.76         1.82      1.72      2.86
  BOE (per BOE)
     Excess over Production Payments........  $ 15.51     $ 14.90     $  15.75   $ 15.81   $ 19.05
     Production Payments....................    10.93       11.12           --        --        --
     Net average price......................    13.30       13.42        15.75     15.81     19.05
Severance Taxes (3).........................  $ 4,998     $ 6,747     $ 10,023   $ 4,745   $ 5,522
Lease Operating Expenses (3)................  $14,204     $23,577     $ 30,023   $14,225   $16,522
Lease Operating Expenses (per BOE)..........  $  4.10     $  4.29     $   3.70   $  3.99   $  3.95

                                               (See footnotes on following page)

- ---------------

(1) Excludes results of hedging activities which increased (decreased) revenue recognized in the years ended December 31, 1993, 1994 and 1995 by $1.2 million, $1.7 million and $(0.5) million, respectively. Including the effect of hedging activities, the Company's average oil price per Bbl received was $14.23, $14.56 and $17.27 in the years ended December 31, 1993, 1994 and 1995, respectively, and the average gas price per Mcf received was $1.81 and $1.84 in the years ended December 31, 1994 and 1995, respectively. The Company did not enter into any hedging activities relating to gas during 1993. Hedging activities decreased revenue recognized in the six months ended June 30, 1995 and 1996 by $1.0 million and $10.5 million, respectively. Including the effect of hedging activities, the Company's average oil price per Bbl received was $17.32 and $17.92 and the average gas price per Mcf received was $1.75 and $2.17 in the six months ended June 30, 1995 and 1996, respectively.

(2) Includes Main Pass 69 sales of 629 MBbls and 800 MBbls for the years ended December 31, 1993 and 1994, respectively, subject to a long-term contract at prices averaging $1.23 per Bbl below prevailing market prices for the year ended December 31, 1993 and $1.29 per Bbl for the eleven months ended November 30, 1994. The long-term contract was terminated in connection with the Initial Offerings. See "Business -- Oil and Gas Marketing and Major Customers."

(3) Volumes delivered under production payments were received by Enron Reserve Acquisition Corp. ("ERAC") free and clear of severance taxes and lease operating expenses. These costs were borne in full by the Company under the terms of the Production Payments.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996

     Revenues. The following table reflects an analysis of differences in the Company's oil and gas revenues (expressed in thousands of dollars) between the six months ending June 30, 1996 and the comparable period in 1995:

                                                                        SIX MONTHS 1996
                                                                          COMPARED TO
                                                                        SIX MONTHS 1995
                                                                        ---------------
        Increase (decrease) in oil and gas revenues
          resulting from differences in:
          Crude oil and condensate --
             Price...................................................      $   6,116
             Production..............................................          6,717
                                                                            --------
                                                                              12,833
          Natural gas --
             Price...................................................          7,982
             Production..............................................          2,399
                                                                            --------
                                                                              10,381
          Plant processing and hedging, net..........................        (10,004)
                                                                            --------
        Increase in oil as gas revenues..............................      $  13,210
                                                                            ========

     The Company's total revenues increased approximately $13.2 million, or 24%, to $69.1 million for the six months ended June 30, 1996, from $55.9 million for the comparable period in 1995. Production levels for the six months ended June 30, 1996, increased 17% to 4,178 MBOE from 3,567 MBOE for the comparable period in 1995. The Company's average sales prices (excluding hedging activities) for oil and natural gas for the six months ended June 30, 1996 were $19.80 per Bbl and $2.86 per Mcf versus $17.77 per Bbl and $1.72 per Mcf in the prior period. Revenues increased by $9.1 million due to the aforementioned production increases and by $14.1 million as a result of increased oil and gas prices.

     For the six months ended June 30, 1996, the increase in the Company's total revenues was partially offset by a $9.5 million decrease in hedging revenues and a $.5 million decrease in plant processing income. In order to manage its exposure to price risks in the sale of its crude oil and natural gas, the Company from time to time enters into price hedging arrangements. See "-- Other Matters -- Energy swap agreements." The Company's average sales prices (including hedging activities) for oil and natural gas for the six months ended June 30, 1996, were $17.92 per Bbl and $2.17 per Mcf versus $17.32 per Bbl and $1.75 per Mcf in the prior period. The Company is also contractually committed to process its gas production from Main Pass 69 and the East Bay fields under certain processing agreements. Plant processing income (loss) represents revenues from the sale of natural gas liquids less the costs of extracting such liquids, which costs include natural gas shrinkage. Income from plant processing fluctuates primarily as a result of changes in volumes processed, and changes in prices for natural gas in comparison to changes in prices for natural gas liquids. Such price changes are usually not proportionate due to the generally higher price volatility of natural gas. For the six months ended June 30, 1996, plant processing income decreased due to natural gas liquid prices remaining relatively stable, while natural gas prices generally increased.

     Lease operating expenses. Lease operating expenses decreased to $3.95 per BOE for the six months ended June 30, 1996, from $3.99 per BOE in the comparable 1995 period. This decrease is primarily the result of increased production at the Company's East Bay field, which has substantial fixed operating costs due to the capital intensive nature of the facilities and the underutilization of capacity. For the six months ended June 30, 1996, lease operating expenses were $16.5 million, as compared to $14.2 million in the 1995 period. This increase partially results from fluctuations in normal operating expenses, including operating expenses associated with increased production, as well as an increase of $.7 million in workover expenses. For the six months ended June 30, 1996, workover expenses were $1.3 million, as compared to $.6 million in the comparable 1995 period.

     Severance taxes. The effective severance tax rate as a percentage of oil and gas revenues (excluding the effect of hedging activities) decreased to 6.9% in the six months ended June 30, 1996, from 8.4% in the comparable 1995 period. The decrease was primarily due to increased production from new wells on federal leases and from state leases which were exempt from state severance tax under Louisiana's severance tax abatement program.

     General and administrative expenses. General and administrative expenses per BOE decreased to $1.44 per BOE in the six months ended June 30, 1996, from $1.57 per BOE in the comparable 1995 period. This decrease is primarily a result of increased production in the 1996 period. For the six months ended June 30, 1996, general and administrative expenses were $6.0 million as compared to $5.6 million in the comparable 1995 period. This increase is primarily due to costs associated with increased corporate staffing, partially offset in the 1996 period by an increase in the capitalization of a portion of the salaries paid to employees directly engaged in the acquisition, exploration and development of oil and gas properties.

     Depreciation, depletion, and amortization expense. For the six months ended June 30, 1996, depreciation, depletion and amortization ("DD&A") expense was $29.0 million as compared to $23.2 million in the comparable 1995 period. On a BOE basis, DD&A for the six months ended June 30, 1996, $6.94 per BOE as compared to $6.50 per BOE for the six months ended June 30, 1995. This variance can primarily be attributed to the Company's increased production and related capital cost additions from the 1995 and 1996 drilling programs, partially offset by the increase to proved reserves resulting from the programs.

     Interest expense. For the six months ended June 30, 1996, interest expense decreased approximately $.3 million to $8.2 million from $8.5 million in the comparable 1995 period. This decrease in interest expense can primarily be attributed to the repayment of a portion of the Company's debt with proceeds from the issuance of 4,500,000 shares of Common Stock at $14.75 per share on March 19, 1996.

     Other (income) expense. Other (income) expense decreased by $.1 million in the six months ended June 30, 1996 from the comparable 1995 period. This decrease primarily relates to the Company recording a $.4 million loss in the first quarter of 1996 associated with the classification of a portion of its future swap arrangements as speculative, partially offset by the aforementioned increase in interest income in the 1996 period.

     Income tax expense (benefit). For the six months ended June 30, 1996, the Company recorded income tax expense of $1.5 million. During the comparable 1995 period, no income tax benefit was recorded due to a valuation allowance which existed at June 30, 1995.

     Net income. Due to the factors described above, net income for the six months ended June 30, 1996, increased to $2.3 million, an increase of $2.6 million from a net loss of $.3 million for the comparable 1995 period.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

     Revenues. The following table reflects an analysis of differences in the Company's oil and gas revenues (expressed in thousands of dollars) between the year ended December 31, 1995, and the comparable 1994 period:

                                                                                YEAR ENDED 1995
                                                                                  COMPARED TO
                                                                                YEAR ENDED 1994
                                                                                ---------------
Increase (decrease) in oil and gas revenues resulting from differences in:
  Crude oil and condensate --
     Price..................................................................        $19,143
     Production.............................................................         25,205
                                                                                    -------
                                                                                     44,348
  Natural Gas --
     Price..................................................................            811
     Production.............................................................          9,062
                                                                                    -------
                                                                                      9,873
                                                                                    -------
     Plant processing and Hedging, net......................................         (1,646)
                                                                                    -------
Increase in oil and gas revenues............................................        $52,575
                                                                                    =======

     For the year ended December 31, 1995, the Company's total revenues increased approximately $52.6 million, or 70%, to $128.0 million from $75.4 million for the comparable period in 1994. Production levels for the year ended December 31, 1995, increased 48% to 8,123 MBOE from 5,492 MBOE for the comparable period in 1994. The Company's average sales prices (including hedging activities) for oil and natural gas for the year ended December 31, 1995 were $17.27 per Bbl and $1.84 per Mcf, respectively, versus $14.56 per Bbl and $1.81 per Mcf, respectively, in the comparable 1994 period. Oil and natural gas volumes sold pursuant to Production Payment obligations represented approximately 35% and 52% of total sales volumes, respectively, for the year ended December 31, 1994. As a result of the repurchase of the Production Payments on December 7, 1994, the Company was able to sell all of its production at market prices in 1995 as compared to previously selling a portion of its production subject to the Production Payments at implicit contractual prices per BOE substantially below then current market prices.

     For the year ended December 31, 1995, the Company recognized additional production of 950 MBOE and related revenues of $15.0 million associated with the Minority Interest purchased December 7, 1994. Of the $15.0 million, $12.4 million was primarily related to production associated with the purchased Minority Interest with the remaining $2.6 million primarily related to increased oil prices for the 1995 period.

     For the year ended December 31, 1995, the Company's total revenues were further affected by a $2.2 million decrease in hedging revenues partially offset by a $0.6 million increase in plant processing income. In order to manage its exposure to price risks in the sale of its crude oil and natural gas, the Company from time to time enters into price hedging arrangements. See "-- Other Matters -- Energy Swap Agreements." The Company is also contractually committed to process its gas production from Main Pass 69 and the East Bay fields under certain processing agreements. Plant processing income (loss) represents revenues from the sale of natural gas liquids less the costs of extracting such liquids, which costs include natural gas shrinkage. Income from plant processing fluctuates primarily as a result of changes in volumes processed, and changes in prices for natural gas in comparison to changes in prices for natural gas liquids. Such price changes are usually not proportionate due to the generally higher price volatility of natural gas. For the year ended December 31, 1995, plant processing income increased due to higher volumes of natural gas processed and because natural gas liquid prices remained relatively stable, while natural gas prices generally decreased.

     Lease operating expenses. On a BOE basis, lease operating expenses decreased 14% in the year ended December 31, 1995, to $3.70 per BOE from $4.29 per BOE in the comparable period of 1994. This decrease is primarily the result of increased production in both fields, which have substantial fixed operating costs due to the capital intensive nature of the facilities and the underutilization of capacity. Lease operating expenses for the year ended December 31, 1995 were $30.0 million, as compared to $23.6 million for the comparable 1994 period. The increase in lease operating expenses for the year ended December 31, 1995, from the comparable 1994 period was primarily related to the Company's operating expenses associated with increased production, the purchase of the Minority Interest in December 1994, an increase in painting and other preventive maintenance type programs which the Company believes are cost effective, and increased workover costs in the 1995 period. Workover expenses increased to $1.4 million for the year ended December 31, 1995, as compared to $0.9 million for the comparable 1994 period.

     Severance taxes. The effective severance tax rate as a percentage of revenues decreased to 7.8% in the year ended December 31, 1995, from 8.9% in the comparable period of 1994. This decrease was primarily due to increased production from new wells on federal leases and from state leases which were exempt from state severance tax under Louisiana's severance tax abatement program.

     General and administrative expenses. General and administrative expenses per BOE decreased 26% to $1.39 per BOE in the year ended December 31, 1995 from $1.88 per BOE in the comparable period of 1994. In the year ended December 31, 1995, general and administrative expenses were $11.3 million, as compared to $10.4 million in the comparable 1994 period. The increase in general and administrative expenses for the year ended December 31, 1995, from the comparable 1994 period is primarily due to increased corporate staffing, an increase in director and officer insurance premiums, an increase in franchise taxes and in incentive compensation. These increases were partially offset by the nonrecurring $0.9 million release and indemnity expenses incurred by the Company in the year ended December 31, 1994, a decrease in legal and other professional fees during 1995 and by an increase in the capitalization of the salaries paid to employees directly engaged in the acquisition, exploration and development of oil and gas properties during 1995.

     Depreciation, depletion, and amortization expense. For the year ended December 31, 1995, DD&A per BOE remained relatively unchanged at $6.66 as compared to $6.64 in the 1994 period. Total DD&A expense for the 1995 period was $54.1 million, as compared to $36.5 million for the comparable 1994 period. This variance was primarily related to the Company's increased production and related capital costs from the 1994 and 1995 drilling programs, as well as the increase in proved reserves. Also contributing to increased DD&A expense was the December 1994 acquisition of the Minority Interest.

     Interest expense. Interest expense for the year ended December 31, 1995 was $17.6 million, an increase of approximately $13.1 million from $4.5 million for the comparable 1994 period. This increase was due primarily to interest expense relating to the Senior Notes and the Revolving Credit Facility. This increase was partially offset by interest which was capitalized during the year ended December 31, 1995, of $2.8 million, as compared to $.1 million in the 1994 period.

     Income tax expense (benefit). The Company was originally formed as an S corporation under the Internal Revenue Code and, as such, all income taxes were the obligation of the Company's stockholders. In conjunction with the Initial Offerings, the Company converted to a C corporation under the Internal Revenue Code. Due to a valuation allowance, the Company did not record a tax benefit for the year ended December 31, 1994. During 1995, due to drilling successes and increases in realized prices, the Company generated income from operations. Based upon current estimates, management believes it is more likely than not that the deferred tax asset will be realized. As a result, in 1995 the Company reversed the valuation allowance and recognized a tax benefit of $4.7 million.

     Net income. Due to the factors described above, net income increased approximately $32.1 million from a net loss of $22.2 million for the year ended December 31, 1994 to net income of $9.9 million for the year ended December 31, 1995. For the year ended December 31, 1995, net income before the income tax benefit was $5.2 million.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994

     On June 11, 1992, the Company acquired Main Pass 69, and on June 10, 1993, the Company acquired the East Bay Complex, each from Shell. Due to the significance of the East Bay Complex to the Company's operations, most of the variances in the statements of operations between the twelve-month periods ended December 31, 1993 and 1994 are attributable to the inclusion of the East Bay Complex for the full twelve-month period ended December 31, 1994 versus approximately six months of post-acquisition activity for the twelve-month period ended December 31, 1993. In addition, in conjunction with the Initial Offerings and entering into the Revolving Credit Facility, the Company repurchased the Production Payments, purchased the Minority Interest in the LLC, and repaid other debt owed by the Company.

     Revenues. The Company's total revenues increased approximately $27.9 million, or 59%, to $75.4 million for the year ended December 31, 1994, from $47.5 million for the comparable period in 1993. Production levels for the year ended December 31, 1994 increased 59% to 5,492 MBOE from 3,462 MBOE for the comparable period in 1993. The Company's average sales prices (including hedging activities) for oil and natural gas for the year ended December 31, 1994 were $14.56 per Bbl and $1.81 per Mcf respectively, versus $14.23 per Bbl and $1.81 per Mcf, respectively, in the prior year. Oil and natural gas volumes sold pursuant to volumetric production payment obligations represented approximately 35% and 52%, respectively, of the Company's production for the year ended December 31, 1994. Subsequent to the Initial Offerings, none of the Company's production was subject to such obligations.

     The aforementioned increase in the Company's total revenues was impacted primarily by the increase of $28 million in oil and gas sales associated with the East Bay Complex, which the Company acquired in June 1993. This increase in production was a result of a full period of reporting for the East Bay Complex in 1994 as well as from the completion of several exploitation and development projects. In addition, the Company recognized approximately an additional 1/8 production and related revenues of $1 million subsequent to the purchase of the Minority Interest in the LLC. Finally, revenues were higher as a result of the repurchase of the Production Payments due to the Company being able to sell all of its production at market prices as compared to previously selling a portion of its production subject to the Production Payments at implicit contractual prices per BOE substantially below current market prices. Revenues increased by approximately $780,000 relating to these increased prices.

     The increase in the Company's total revenues was further affected by a $0.6 million increase in hedging revenues partially offset by a $0.2 million decrease in plant processing income. In order to manage its exposure to price risks in the sale of its crude oil and natural gas, the Company from time to time enters into price hedging arrangements. See "-- Other Matters -- Energy Swap Agreement." The Company is also contractually committed to process its gas production from Main Pass 69 and the East Bay Complex under certain processing agreements. Plant processing income (loss) represents the net of revenues from the sale of natural gas liquids less the costs of extracting such liquids, which costs include natural gas shrinkage. Income from plant processing fluctuates primarily as a result of changes in volumes processed, and changes in prices for natural gas in comparison to changes in prices for natural gas liquids. Such price changes are usually not proportionate due to the generally higher price volatility of natural gas. For the year ended December 31, 1994, plant processing income decreased due to a downward trend of natural gas liquid prices during the first three quarters of the year, a period during which natural gas prices remained relatively high. During the latter part of the year, natural gas liquids prices increased while natural gas prices were lower, which reduced the loss incurred earlier during the year.

     Direct operating expenses. The majority of the Company's production is from oil wells, which are typically more expensive to operate than gas wells. As such, the Company's operating expenses per BOE may be higher than those incurred by other independents whose production is primarily from gas wells. Lease operating expenses increased 66% to $23.6 million for the year ended December 31, 1994, from $14.2 million in the comparable period of 1993. The increase corresponds with the increase in production levels of oil and natural gas relating to the acquisition of the East Bay Complex. On a BOE basis, lease operating expenses increased 4% in the year ended December 31, 1994, to $4.29 per BOE from $4.11 per BOE in the comparable period of 1993. The increased rate results from increased production at the East Bay Complex, where lease operating expenses per BOE are higher than at Main Pass 69. The East Bay Complex experiences higher lease operating expenses per BOE as a result of a number of factors, including: (i) the capital intensive nature of its facilities and the underutilization of capacity at these facilities (which were originally constructed to handle significantly higher production) (ii) differing weather, water depth, and geographic concentration of wells (resulting in greater field personnel transportation costs and dredging costs) and (iii) approximately 2.3 times the number of wells per BOE produced. In addition, lease operating expenses increased by approximately $300,000 relating to the purchase of the Minority Interest in December 1994.

     The effective severance tax rate as a percentage of revenues decreased from 10.6% in the year ended 1993 to 8.9% in the comparable period in 1994. This decline was due to the additional production from the East Bay Complex, which had a lower severance tax rate than production from Main Pass 69. The severance tax rate for the East Bay Complex is lower than that for Main Pass 69 as a result of federal leases within the East Bay Complex, which are exempt from severance taxes.

     General and administrative expenses. General and administrative expenses increased 108% to $10.4 million for the year ended December 31, 1994, from $5.0 million in the comparable period of 1993 due primarily to increased staffing as a result of the acquisition of the East Bay Complex, the payment of directors' fees, and legal matters, all of which were resolved in 1994, including a one time charge to earnings in the 1994 period of $0.9 million related to release and indemnity expenses.

     Depreciation, depletion, and amortization expense. Depreciation, depletion and amortization expense increased by approximately 82% to $36.5 million for the year ended December 31, 1994, from $20.1 million in the comparable period of 1993. The depreciation, depletion and amortization expense rate increased to $6.64 per BOE for the year ended December 31, 1994 from $5.80 per BOE for the year ended December 31, 1993. This increase primarily results from the acquisition of the East Bay Complex which has a higher depreciation, depletion and amortization rate per BOE, primarily due to a higher acquisition cost per BOE and to significant future capital and abandonment costs. In addition, depreciation, depletion and amortization expense increased in 1994 relating to the December 7, 1994 acquisition of the Minority Interest in the LLC and the purchase of the net profits interest.

     Interest expense. Interest expense increased approximately 309% to $4.5 million for the year ended December 31, 1994, from $1.1 million in the corresponding period of 1993 due primarily to additional indebtedness of the Company. The Company recorded interest expense of $1.1 million for the month of December 1994 relating to the Senior Notes.

     Income tax expense (benefit). The Company was formed as an S corporation under the Internal Revenue Code and, as such, all income taxes were the obligation of the Company's stockholders. Therefore, through December 7, 1994, no historical federal or state income tax expense has been provided for in the financial statements. In conjunction with the Initial Offerings, the Company converted to a C corporation under the Internal Revenue Code. Due to a valuation allowance, the Company has not recorded a tax benefit as of December 31, 1994. See Note 6 to the Consolidated Financial Statements.

     Interest income and other revenue. Interest income and other revenue increased from $172,695 for the year ended December 31, 1993, to $748,479 in the comparable 1994 period. Included in the 1994 total was $460,850 relating to the Company's consolidated share of a management fee which the Company charged the LLC. No management fee was recorded in 1993 as the LLC was not formed until December 28, 1993. In addition, in 1994 the Company had additional interest income relating to notes from current and former stockholders.

     One time charges in 1994. On December 7, 1994 in connection with the Initial Offerings and related transactions, the Company recorded a loss on the repurchase of the production payments of $15.7 million which represented the amount paid to repurchase the Production Payments in excess of the book value. In addition, the Company recorded as an expense in the fourth quarter of 1994, the balance in deferred financing associated with the JEDI Loans on December 7, 1994 when the loans were paid in full.

     Net income. Due to the factors described above, net income decreased from $2.2 million for the year ended December 31, 1993 to a loss of $22.2 million for the comparable period in 1994. Excluding the one-time charges discussed above, the 1994 loss would have been $5.5 million.

LIQUIDITY AND CAPITAL RESOURCES

     The following summary table reflects comparative cash flows for the Company for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996:

                                                                                SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,            JUNE 30,
                                             -------------------------------   -------------------
                                               1993       1994        1995       1995       1996
                                             --------   ---------   --------   --------   --------
                                                                 (IN THOUSANDS)
Net cash provided by (used in) operating
  activities(1)............................  $103,112   $(115,485)  $ 58,880   $ 40,642   $ 47,260
Net cash used in investing activities......  (100,741)    (46,607)   (77,699)   (46,566)   (66,867)
Net cash provided by (used in) financing
  activities...............................    (2,400)    162,462     18,463      5,463     20,214

- ---------------

(1) Cash flow from operating activities for the year ended December 31, 1994 was reduced by $123.6 million related to the repurchase of the Production Payments. Cash flow from operating activities in 1993 includes $95.7 million from the sale of a Production Payment.

     For the six months ended June 30, 1996, net cash provided by operating activities increased by $6.6 million. This increase relates primarily to increased revenues, partially offset by increases in lease operating expenses, severance taxes and general and administrative expenses. Accounts receivable increased by $3.0 million for the six months ended June 30, 1996. The increase was primarily related to a $3.7 million receivable for monies deposited in association with the potential acquisition of certain oil and gas properties. Subsequent to June 30, 1996, a third party exercised preferential purchase rights to acquire the properties. This increase was partially offset by a decrease in oil and gas sales receivables. During the six months ended June 30, 1995, accounts receivable increased by $2.3 million primarily relating to an increase in oil and gas sales receivables. Accounts payable increased by $22.1 million during the 1996 period as compared to an increase of $18.7 million in the comparable 1995 period. The increase in accounts payable is primarily a result of variances in vendors payable resulting from a more aggressive drilling program in the 1996 period.

     Cash used in investing activities during the six months ended June 30, 1996, increased to $66.9 million as compared to $46.6 million in the comparable 1995 period, reflecting the more aggressive 1996 drilling program.

     Financing activities during the six months ended June 30, 1996, generated cash of $20.2 million, as compared to $5.5 million in the comparable 1995 period. The increase in cash during the 1996 period was primarily a result of the issuance of 4,500,000 shares of common stock at $14.75 per share on March 19, 1996, of which the Company's net proceeds totaled approximately $62.2 million. This increase in cash was offset by the payment of a $13 million note to Shell Offshore, Inc. and a $29.2 million reduction in net borrowings on the Company's Revolving Credit Facility. During the 1995 period, the Company increased its borrowings on the Revolving Credit Facility by $15 million. In addition, the Company received cash from the sale of stock in the 1995 period of $.4 million.

     Capital requirements. The Company's capital investments to date have focused primarily on exploration, acquisitions and development of proved properties. The Company's expenditures for property acquisition, exploration and development for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996 are as follows:

                                                                                 SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,          JUNE 30,
                                                  ----------------------------   -----------------
                                                    1993      1994      1995      1995      1996
                                                  --------   -------   -------   -------   -------
                                                                   (IN THOUSANDS)
Property acquisition costs of evaluated
  properties....................................  $115,490   $25,442   $   624   $    30   $    39
Property acquisition costs of unevaluated
  properties....................................        --    14,736     2,381         1     3,069
Exploration costs (drilling and completion).....       422     8,467    12,153     7,339    16,029
Development costs (drilling and completion).....     6,631    21,634    42,443    29,642    31,113
Abandonment costs...............................     1,057       727       236        33       154
Geological and geophysical costs................        --     1,362     5,953     3,692     3,779
Capitalized interest and general and
  administrative costs..........................        --       660     4,476     1,878     2,699
Other capital costs.............................        --     1,449     5,386     2,155     7,889
                                                  --------   -------   -------   -------   -------
                                                  $123,600   $74,477   $73,652   $44,770   $64,771
                                                  ========   =======   =======   =======   =======

     A primary component of the Company's strategy is to continue its exploration and development activities. The Company intends to finance capital expenditures related to this strategy primarily with funds provided by operations and borrowings under the Revolving Credit Facility. During the six months ended June 30, 1996, the Company spent $47.1 million on exploration and development drilling and $3.8 million on 3-D seismic surveys and other geological and geophysical costs. Included in other capital costs for the six months ended June 30, 1996, is $6.6 million, which relates primarily to capital costs incurred on production facilities and flowlines. The Company is also a party to two escrow agreements which provide for the future plugging and abandonment costs associated with oil and gas properties. The first agreement, related to East Bay, requires monthly deposits of $100,000 through June 30, 1998, and $350,000 thereafter until the balance in the escrow account equals $40 million, unless the Company commits to the plug and abandonment of a certain number of wells in which case the increase will be deferred. The second agreement, related to Main Pass 69, required an initial deposit of $250,000 and monthly deposits thereafter of $50,000 until the balance in the escrow account equals $7,500,000. As of June 30, 1996, the escrow balances totaled $5.3 million.


     In addition to developing its existing reserves, the Company attempts to increase its reserve base, production and operating cash flow by engaging in strategic acquisitions of oil and gas properties. The Company intends to utilize up to $117 million of the net proceeds from the Notes Offering to fund the Central Gulf Acquisition. In order to finance any other possible future acquisitions, the Company may seek to obtain additional debt or equity financing. The availability and attractiveness of these sources of financing will depend upon a number of factors, some of which will relate to the financial condition and performance of the Company, and some of which will be beyond the Company's control, such as prevailing interest rates, oil and gas prices and other market conditions. There can be no assurance that the Company will acquire any additional producing properties. In addition, the ability of the Company to incur additional indebtedness and grant security interests with respect thereto will be subject to the terms of the Existing Indenture and the Indenture.


     The Company's other primary capital requirements for the remainder of 1996 will be for the Central Gulf Acquisition and the remaining $62 million of its $124 million 1996 direct capital expenditure budget. The Company expects to fund its obligations with proceeds of the Notes Offering, borrowings under the Revolving Credit Facility and operating cash flow.

     Liquidity. The ability of the Company to satisfy its obligations and fund planned capital expenditures will be dependent upon its future performance, which will be subject to prevailing economic conditions, including oil and gas prices, and to financial and business conditions and other factors, many of which are beyond its control, supplemented if necessary with existing cash balances and borrowings under the Revolving Credit Facility. The Company expects that its cash flow from operations, availability under the Revolving Credit Facility and net proceeds from the Notes Offering will be adequate to execute its 1996 business plan. However, no assurance can be given that the Company will not experience liquidity problems from time to time in the future or on a long-term basis. If the Company's cash flow from operations and availability under the Revolving Credit Facility are not sufficient to satisfy its cash requirements, there can be no assurance that additional debt or equity financing will be available to meet its requirements.

     The Revolving Credit Facility has a borrowing base of $50 million. The lenders may redetermine the borrowing base at their option once within any 12-month period as well as on scheduled redetermination dates as outlined in the Revolving Credit Facility. The borrowing base automatically reduces by an amount equal to one-sixteenth (1/16) of the borrowing base in effect on March 30, 1997, and continues to reduce at each quarter end beginning March 31, 1997, unless the Company requests and is granted a one-year deferral of such reductions.

     The Company's ability to draw additional amounts on the Revolving Credit Facility is limited to the extent that adjusted consolidated net tangible assets (as defined) minus certain net production revenue (as defined) exceeds 110% of all indenture indebtedness (as defined). Adjusted consolidated net tangible assets is determined quarterly, utilizing certain financial information, and is primarily based on a quarterly estimate of the present value of future net revenues of the Company's proved oil and gas reserves. Such quarterly estimates utilize the most recent year end oil and gas prices and vary based on additions to proved reserves and net production. As of August 15, 1996, the Company's outstanding balance on its Revolving Credit Facility was $28.5 million, including $2.0 million which represented a letter of credit associated with future abandonment obligations. The Company had remaining availability of $21.5 million under the Revolving Credit Facility as of August 15, 1996.

     The Company is currently conducting a consent solicitation with respect to the Senior Notes to increase its ability to borrow under a revolving credit facility from $50 million to the greater of (i) $50 million and (ii) $30 million plus 20% of adjusted consolidated net tangible assets (as defined in the Existing Indenture). Receipt of the necessary consents is not a condition to the Notes Offering or the Central Gulf Acquisition. Assuming the necessary consents are received, the Company may seek to increase the borrowing base under the Revolving Credit Facility.

     Effects of Leverage. The Company is highly leveraged with outstanding indebtedness of approximately $128 million as of June 30, 1996 ($275 million upon giving pro forma effect to the Notes Offering and the application of the net proceeds therefrom). The Company's level of indebtedness has several important effects on its future operations, including (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes, (ii) the covenants contained in the Existing Indenture require the Company to meet certain financial tests, and the Existing Indenture contains and the Indenture will contain restrictions which limit the Company's ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities and (iii) the Company's ability to obtain additional financing in the future for working capital, expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

     Pursuant to the Existing Indenture, the Company may not incur any indebtedness other than permitted indebtedness (as defined in the Existing Indenture) unless the Company's consolidated fixed charge coverage ratio (as defined in the Existing Indenture) for the four full fiscal quarters preceding the proposed new indebtedness is greater than 2.75 to 1.0 (3.0 to 1.0 if the indebtedness is incurred after December 1, 1997) after giving pro forma effect to the proposed new indebtedness, the application of such indebtedness and other significant transactions during the period. In addition, the Company's adjusted consolidated net tangible assets (as defined in the Existing Indenture) must be greater than 150% of indebtedness after giving effect to the incurrence of the proposed new indebtedness and related transactions. The Indenture is expected to contain a provision requiring a consolidated fixed charge coverage ratio of 2.5 to 1.0, but is not expected to contain a provision requiring maintenance of a specified level of adjusted consolidated net tangible assets. As of June 30,

1996, the Company's consolidated fixed charge coverage ratio was 5.1 to 1.0 for the preceding four quarters, and its adjusted consolidated net tangible assets were 211% of indebtedness. After giving pro forma effect to the Notes Offering and the application of the net proceeds therefrom, the Company estimates that its adjusted consolidated net tangible assets would have been 175% of indebtedness as of June 30, 1996. If the ratio of adjusted consolidated net tangible assets to indebtedness falls below 110%, the Company may be required to buy back a portion of the Senior Notes.


     In accordance with the terms of the Existing Indenture, if the Company disposes of oil and gas assets, it must apply such proceeds to permanently pay down indebtedness other than the Senior Notes or within 270 days of the asset sale, purchase additional oil and gas properties to replace the properties sold. If proceeds not applied as indicated above exceed $10 million, the Company would be required to offer to purchase outstanding Senior Notes or other pari passu indebtedness in an amount equal to the unapplied proceeds. The Indenture is expected to contain a similar, but more flexible provision. See "Description of the Notes."

     The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to oil and gas prices, general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such economic conditions and financial, business and other factors. See "Risk Factors -- Price Fluctuations and Markets" and "Capitalization."

OTHER MATTERS

     Energy swap agreements. On June 30, 1993, the Company entered into a Master Energy Price Swap Agreement (the "Swap Agreement") with Enron Capital & Trade Resources Corp. ("ECT"), pursuant to which the Company and ECT enter into energy price swap arrangements from time to time. These arrangements obligate the Company or ECT to make payments to the other at the end of a determination period based on the difference between a specified fixed price and an average of floating prices over the determination period, applied to a specified quantity of crude oil or natural gas. All of the Company's currently outstanding swap arrangements use a floating price for crude oil based on NYMEX light sweet crude oil futures contracts. Under the terms of the Swap Agreement, if the Company's net exposure exceeds $5.0 million, ECT can require the Company to establish and maintain a letter of credit for the amount of such excess, rounded up to the next multiple of $500,000. Net exposure is based upon the amount by which the Company's payment obligations to ECT under energy price swap arrangements under the Swap Agreement exceed the payment obligations of ECT to the Company under such arrangements. As of August 2, 1996, the Company's net exposure to ECT under all contracts covered by the Swap Agreement was approximately $2.9 million.

     As of June 30, 1996, the Company's open forward position was as follows:

                                                        OIL                       GAS
                                               ----------------------    ----------------------
                                                             AVERAGE                   AVERAGE
                    YEAR                         MBBLS        PRICE        BBTU         PRICE
- --------------------------------------------   ---------    ---------    ---------    ---------
1996........................................       1,550    $   18.25        1,230    $    1.97
1997........................................         300        18.55           --           --
1998........................................         300        18.55           --           --
1999........................................         300        18.55           --           --
2000........................................         300        18.55           --           --
                                                   -----       ------        -----        -----
     Total..................................       2,750    $   18.38        1,230    $    1.97
                                                   =====       ======        =====        =====

     As a result of hedging activity under the Swap Agreement, on a BOE basis, the Company estimates that 36% of its estimated remaining 1996 production which is classified as proved reserves as of June 30, 1996, will not be subject to price fluctuation for 1996.

     Currently, it is the Company's intention to commit no more than 50% of its total annual production on a BOE basis to such arrangements. Moreover, under the Revolving Credit Facility, the Company is prohibited from committing more than 75% of its production estimates for the next 24 months to such arrangements at any point in time. As the current swap agreements expire, the portion of the Company's oil and natural gas production which is subject to price fluctuations will increase significantly, unless the Company enters into additional hedging transactions.

     Despite the measures taken by the Company to attempt to control price risk, the Company remains subject to price fluctuations for natural gas and oil sold in the spot market. Prices received for natural gas sold on the spot market are volatile due primarily to seasonality of demand and other factors beyond the Company's control. Domestic oil prices generally follow worldwide oil prices which are subject to price fluctuations resulting from changes in world supply and demand. While the price the Company receives for its oil and natural gas production has significant financial impact on the Company, no prediction can be made as to what price the Company will receive for its oil and natural gas production in the future.

     Gas balancing. It is customary in the industry for various working interest partners to produce more or less than their entitlement share of natural gas from time to time. The Company's net overproduced position decreased from 1,080,726 Mcf at December 31, 1995, to 1,014,884 Mcf at June 30, 1996.
Under the provisions of the applicable gas balancing agreement, the underproduced party can take up to 50% of the Company's entitled share of gas production in future months to eliminate the imbalance. During the make-up period, the Company's gas revenues will be adversely affected, minimized by an unjust enrichment clause contained in the gas balancing agreement. The Company recognizes revenue and imbalance obligations under the sales method of accounting.

     Environmental. The Company's business is subject to certain federal, state, and local laws and regulations relating to the exploration for, and the development production and transportation of, oil and natural gas, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Although the Company believes it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. Under certain circumstances, the MMS may require any Company operations on federal leases to be suspended or terminated. Any such suspensions, terminations or inability to meet applicable bonding requirements could materially and adversely affect the Company's financial condition and operations. Although significant expenditures may be required to comply with governmental laws and regulations applicable to the Company, to date such compliance has not had a material adverse effect on the earnings or competitive position of the Company. It is possible that such regulations in the future may add to the cost of operating offshore drilling equipment or may significantly limit drilling activity. See "Business and Properties -- Governmental Regulation,"
"-- Environmental Matters" and "-- Abandonment Costs."


     On August 25, 1993, the MMS published an advance notice of its intention to adopt regulations under the Oil Pollution Act of 1990 that would require owners and operators of offshore oil and natural gas facilities to establish $150 million in financial responsibility in case of a potential spill. In November 1995, the U.S. Senate approved a bill that would amend OPA 90 to reduce the level of financial responsibility to $35 million. The U.S. House of Representatives passed an amended version of the U.S. Senate bill on February 29, 1996. The measure is now before a joint congressional conference. The Clinton Administration has expressed its support for this legislation. The MMS has indicated that it would not move forward with the adoption of its proposed rule until the United States Congress has had an opportunity to act on the matter. Based on the passage of these bills and the support of the Clinton Administration, it appears that the level of financial responsibility required under OPA 90 will be reduced. The impact of the regulations, however, should not be any more adverse to the Company than they will be to other similarly situated owners or operators in the Gulf of Mexico region.

                            BUSINESS AND PROPERTIES

GENERAL

     The Company is an independent energy company engaged in the acquisition, exploration, development and production of crude oil and natural gas with operations focused primarily in the Louisiana Gulf. As of June 30, 1996, the Company had estimated proved reserves of approximately 36.7 MMBbls of oil and
44.1 Bcf of natural gas, or an aggregate of 44.0 MMBOE with a Present Value of Future Net Revenues of $279.0 million and a Standardized Measure of Discounted Future Net Cash Flows of approximately $238.2 million, of which approximately 89% are classified as proved developed.

RECENT DEVELOPMENTS


     On July 10, 1996, the Company entered into a Purchase and Sale Agreement with Mobil to acquire interests in certain oil and gas producing fields and related production facilities primarily situated in the shallow waters of the Central Gulf of Mexico, offshore Louisiana, for an anticipated net purchase price of approximately $117 million (subject to reduction to as low as $113 million if certain preferential purchase rights of third parties on portions of the properties are exercised). Subject to assignment of the applicable operating agreements, the Company anticipates that it will become the operator of approximately 75% of the properties. As of June 30, 1996, the Central Gulf Properties had estimated proved reserves of approximately 13.8 MMBbls of oil and
50.8 Bcf of natural gas, or an aggregate of approximately 22.3 MMBOE, with a Present Value of Future Net Revenues of approximately $147.0 million and a Standardized Measure of Discounted Future Net Cash Flows of approximately $113.4 million. For the six months ended June 30, 1996, estimated average net daily production on the Central Gulf Properties was approximately 4,800 Bbls of oil and 27,500 Mcf of natural gas from approximately 125 producing wells on 87,514 gross (49,248 net) acres. Pro forma for the Central Gulf Acquisition, the Company's average daily production is expected to increase by approximately 30%, and its proved reserve mix is expected to shift to approximately 76% oil and 24% gas from the current mix of 83% oil and 17% gas. The closing of the Central Gulf Acquisition is expected to occur concurrently with the consummation of the Notes Offering, subject to approvals by the management and Board of Directors of Mobil and the Company, and subject to the aforementioned preferential purchase rights.



     The Central Gulf Acquisition will allow the Company to significantly expand its primary operations by establishing a new core area in the central Louisiana Gulf region while acquiring properties which it believes are complementary to its existing asset base. The Central Gulf Properties represent a large acreage acquisition in proximity to properties with prolific production histories. The Company believes the Central Gulf Properties have substantial similarities with its existing Main Pass and East Bay Fields, including a significant proven reserve base with large exploitation and exploration potential resulting from the Company's utilization of recently acquired 3-D seismic data. The Company therefore expects to maximize the value of the Central Gulf Properties by utilizing exploration, exploitation and development techniques similar to those employed on its existing properties. The Company has already identified over 150 drilling prospects on the Central Gulf Properties that it intends to pursue. Also, the Company believes that it will be able to integrate the Central Gulf Properties into its existing corporate infrastructure, which should result in future economies of scale and enhanced cash flow.


STRENGTHS

     The Company believes it has unique strengths that position it to continue as a successful independent operator in the Louisiana Gulf, including the following:

     Quality of existing operations. The East Bay Fields and Main Pass 69 are three of the 20 most productive fields in the Gulf of Mexico based on total historical production. These fields have extensive production histories and contain significant reserve and production enhancement opportunities. Production from the East Bay Fields and Main Pass 69 has been predominantly from the upper 10,000 feet of sediment. While cumulative historical production from these horizons has exceeded one billion BOE, the Company believes that potential may exist for additional reserves to be found at these horizons, as well as deeper horizons. As of August 9, 1996, the Company's existing properties collectively comprised over 63,982 net acres of Louisiana state and federal offshore leases (42,248 of which are held by production), including 15,707 net lease acres which were acquired by the Company during the first six months of 1996 for exploratory purposes, a large portion of which are adjacent to its producing leases.

     Extensive technological database. As of August 8, 1996, the Company owned approximately 516 square miles of 3-D seismic data and over 20,000 linear miles of 2-D seismic data in and around its core properties. In addition, the Company is nearing completion of a 70 square mile 3-D seismic survey covering Main Pass 69 as well as a 70 square mile survey covering Mallard Bay. These surveys are expected to be completed by the end of September, 1996. Additionally, to complement the Central Gulf Acquisition, the Company has acquired approximately 191 square miles of 3-D seismic data covering the Central Gulf Properties and surrounding acreage. F&R uses state-of-the-art seismic evaluation technology in its exploitation and exploration activities in order to reduce risks and lower drilling costs. The seismic evaluation technology is integrated with subsurface data to improve the Company's ability to properly define the structural and stratigraphic features which potentially contain accumulations of hydrocarbons. The Company employs 19 geoscientists to integrate and evaluate its expansive seismic data base. Management believes the availability of 3-D seismic coverage for the Gulf of Mexico at reasonable costs enhances the potential for returns on exploration and development activities in the area.

     Efficient operator. The Company is a 100% working interest owner and operator of virtually all of its existing wells, allowing it to control expenses, capital allocation and the timing of development and exploitation of its fields. Since 1992, the Company has decreased lease operating expenses by 28%, from $5.45 per BOE for the period from inception (April 20, 1992) through December 31, 1992 to $3.95 per BOE for the six months ended June 30, 1996. Prior to the Company's ownership, lease operating expenses at the East Bay Complex in 1989, 1990, and 1991 were $8.15, $10.58, and $9.74, respectively, per BOE and lease operating expenses at Main Pass 69 in 1989, 1990 and 1991 were $6.59, $11.33 and $8.17, respectively, per BOE.

     Expertise in the Louisiana Gulf. Management believes the Company's existing asset base and personnel provide it with competitive advantages for operating in the Louisiana Gulf. The Company's senior operating personnel as well as its 19 geoscientists and 17 petroleum engineers have substantial experience, largely through tenure at major oil companies, in the technical challenges arising from exploitation and exploration of this region. The Company has also assembled a team of field personnel, most with over 15 years of experience in operating the East Bay Complex, Main Pass 69 or other large properties in the Louisiana Gulf. Management has extensive experience and good working relationships with federal, state and local regulatory agencies in this region.

     Expandable base of operations. The Company has additional capacity available at its East Bay Complex and Main Pass 69 production facilities, which can provide a foundation for further acquisition, exploitation and exploration in the Louisiana Gulf to achieve additional production at relatively low incremental costs. Because of the strategic location of the East Bay Facilities between extensive offshore production and onshore processing and transmission facilities, the excess capacity can also be used to provide services to third parties operating in the area. The Company also believes that its operating and administrative personnel and systems can efficiently manage the addition of producing properties and related operations through geographic concentration, technical expertise and economies of scale based on existing infrastructure and the maintenance of low overhead costs.

BUSINESS STRATEGY

     The Company's strategy is to increase value by increasing its reserve base and by continuing to decrease unit costs. The Company intends to grow its oil and gas reserves by capitalizing on its strengths through the exploitation of its existing properties, the exploration for new oil and gas reserves on its existing properties and elsewhere and the acquisition of additional properties with exploitation and exploration potential. The Company intends to decrease unit costs by streamlining existing operations and increasing production. The Company is implementing this strategy by:

     Continuing development and exploitation of existing properties. The Company is actively pursuing the development of its existing properties to fully exploit its reserves through recompletions, horizontal and development drilling, waterfloods and 3-D seismic enhanced exploitation drilling. F&R uses advanced technology in its exploitation and exploration activities in order to reduce risks and lower costs. Further, the Company seeks to drill wells with multiple pay objectives, allowing it to reduce the risk of exploring deeper prospects by attempting to exploit shallow reservoirs in the same well. Primarily as a result of its development and exploitation drilling success, the Company has increased its average daily production by 59% from 15,047 BOE for the year ended December 31, 1994 to 23,862 BOE for the twelve months ended June 30, 1996. Since August 1, 1996, the Company's average daily production has exceeded 30,000 BOE. The Company currently has an inventory of over 330 reserve and production enhancement projects on its existing properties. In light of these projects, the Company plans to increase its development and exploitation capital drilling expenditures from approximately $22 million in 1994 and $42 million in 1995, to a budgeted amount of approximately $66 million for 1996.

     Expanding exploration program. The Company is expanding its exploration program in the Louisiana Gulf which is designed to provide exposure to selected higher risk, higher potential rate of return prospects. The Company expects to increase its exploratory drilling expenditures from approximately $12 million in 1995 (22% of an approximate $55 million drilling budget) to approximately $26 million in 1996 (28% of an approximate $92 million drilling budget), with further increases possible. In order to reduce exploration risk, the Company will apply state-of-the-art technology to identify prospects and, where possible, select well locations with multiple pay objectives. The Company believes the seismic database and operating experience derived from its existing properties provide it with a competitive advantage in evaluating new prospects on properties sharing the same or similar geologic characteristics. The Company utilizes these assets and its experience to identify and acquire new leasehold acreage and existing producing properties that it believes contain significant exploration potential. In the first six months of 1996, the Company acquired 42,651 net acres of seismic options and oil and gas leases, a large portion of which are located adjacent to its producing leases, including seismic and lease options covering 26,945 acres in Cameron Parish, Louisiana. Based upon preliminary evaluation of seismic data prior to acquisition of these leases and options, the Company believes it has significantly enhanced its inventory of prospects.

     Pursuing strategic acquisitions. The Company is continually evaluating opportunities to acquire producing properties which may possess, among others, one or more of the following characteristics: (i) potential for increases in reserves and production through exploration and exploitation drilling, (ii) proximity to the Company's existing operations, or (iii) potential opportunities to reduce expenses through more efficient operations. While the Company focuses primarily on the acquisition of producing properties involving large acreage positions, it evaluates a broad range of potential transactions. Company personnel have substantial training, experience, and an in-depth knowledge of the Louisiana Gulf area, as well as established relationships with a number of major and large independent energy companies operating in this region. These factors, in combination with state-of-the-art geological and engineering technology, assist in identifying properties that meet the Company's acquisition objectives.

SUMMARY PROJECT INVENTORY FOR EXISTING PROPERTIES


     Consistent with the drilling strategies discussed above, set forth below is a summary of the Company's current inventory of reserve and production enhancement projects on its existing properties. While the Company presently intends to complete these projects, the number, type and timing of the proposed projects are subject to continued revision as a result of many factors, including the availability of capital to fund such projects, initial test results, the price of oil and gas, weather and other general and economic conditions. The Company currently has budgeted approximately $62 million of its $124 million direct capital expenditure budget for 1996 to apply towards a portion of the following projects on its existing properties.


                                                                           NUMBER OF
                                 TYPE OF PROJECT                           PROJECTS
          --------------------------------------------------------------   ---------
          Recompletion/Workovers........................................      158
          Waterfloods...................................................        9
          Development Drilling..........................................       74
          Horizontal Drilling...........................................       14
          "Develocat" Drilling..........................................       36
          Exploration Drilling..........................................       42
                                                                              ---
            Total.......................................................      333
                                                                              ===

     Recompletions. A recompletion involves the completion of an existing well bore in a formation other than one which has previously been productive. Existing wellbores on the Company's properties have numerous recompletion opportunities and are an important part of the Company's proved reserve base. The Company uses the latest completion techniques to effect high productivity recompletions. A recent dual recompletion was the SL 1012 #323 which initially tested at a combined rate of 1,104 BOPD and 1,570 MCFPD from the K2L and H2 zones.

     Waterfloods. A waterflood is the injection of water into a reservoir to fill pores vacated by produced fluids, thus maintaining reservoir pressure, assisting production and enhancing reservoir recovery rates. The Company currently operates 34 waterfloods and has identified 9 potential waterflood projects.

     Development Drilling. Development drilling involves wells drilled within the proved area of an oil or gas reservoir to a zone known to be productive. Studies in certain areas on the existing properties have revealed significant reservoir extension opportunities and in-fill drilling locations in existing reservoirs. For example, in 1996 the Company successfully drilled the "Oiler Prospect", State Lease 1388 #B74, which initially tested the So and Tl sands for a combined rate of approximately 1,271 BOPD and 1,057 MCFPD.

     Horizontal Drilling. Horizontal drilling permits the operator to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and can result in both increased production rates and greater ultimate recoveries of hydrocarbons. The Company has identified several reservoirs which have low relief structural or bottom water drive characteristics that can be more economically produced with horizontal well completions. For example, in 1996, the Company's Cypress 3 horizontal well, the State Lease 1007 #55, was completed in the "K" sand and is currently producing in excess of 5,000 BOE per day.

     "Develocat" Drilling. Develocat drilling involves evaluating deeper untested sands classified as exploratory while developing a shallower known reservoir. The Company attempts to access stacked pays and multiple reservoirs from a single well bore in order to reduce risk for deeper objectives by providing alternative uphole reserves. For example, in 1996 the Company successfully drilled its Cypress 2 prospect, the State Lease 1007 #52 well, which initially tested at a combined rate of 1,689 BOPD and 709 MCFPD from the J and K1 sands.

     Exploration Drilling. Exploratory wells are drilled to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir. The Company conducts a controlled exploration program in the Louisiana Gulf which is designed to provide exposure to selected higher risk, higher potential rate of return prospects. The

Company manages its exploration risks by limiting its exploration expenditures, applying state-of-the-art technology such as 3-D seismic surveys to identify prospects and, where possible, selecting well locations with multiple-pay objectives. In addition, the Company would consider, in selected circumstances, selling a portion of a prospect to an industry partner while preferably remaining as operator. Utilizing 3-D seismic data, the Company in 1996 successfully drilled the OCS 693 #11 well on its "Aladdin Prospect" which initially tested at a rate of 10,768 MCFPD.

     The following opportunities are representative of the type of exploration projects the Company is currently pursuing:

     The Grand Isle Block 68 "Highside" prospect is named for the producing trap style of the project. The test well will evaluate prospective sands beginning at 6,000 feet and continuing to 13,000 feet. The directional well will attempt to follow the high side of a regionally productive down-to-the-north fault system which has been proven productive above 6,000 feet on offsetting acreage.

     The "Catapult" prospect is located in West Delta Block 55 just west of the Company's East Bay Fields. The test well is designed to evaluate two primary objectives in the geopressured section from 12,000-14,000 feet. The trap at the shallower LF Sand level is a downthrown closure with additional trapping provided by a smaller antithetic fault. The deeper Lower OG objective is stratigraphically trapped on the same large fault system. Both prospective sands have production analogies in adjacent fields.

     Two high potential projects have been identified on the Company's newly acquired federal lease covering Main Pass Block 138. The Company has acquired a new 3-D seismic survey that has helped identify numerous bypassed or unevaluated prospects on the block. The "Vision" prospect targets multiple stacked shallow Pliocene Sands on the upthrown side of a growth fault. The "Phase" prospect will test a deep-seated four-way closure in the Miocene Cib Carst sands updip to hydrocarbon shows on the block as well as shallower amplitude anomalies.

     Matterhorn, a deep lateral salt and subsalt exploration prospect, underlies the Company's producing acreage in South Pass 27 Field. Production to date has largely been from shallow sands overlying the salt mass, with very little drilling having been directed to deeper salt-sediment traps. The Company is currently reprocessing its seismic data using pre-stack time and post-stack depth migration and AVO analysis to further evaluate the deeper horizons lying beneath the salt mass.

     The Company has recently extended its operations in the Louisiana Gulf to include several coastal onshore exploration prospects since the Company believes this region has been underexplored due to its complex geology and lack of 3-D seismic data. Advances in 3-D seismic acquisition techniques over the past few years have led the Company to purchase options to conduct a 3-D seismic survey and explore for oil and gas on 26,945 acres in eastern Cameron Parish, Louisiana. The Company is currently conducting a 70 square mile proprietary 3-D seismic survey over Mallard Bay along with its 50% working interest partner, Mobil. Over 70 prospects or leads have been identified on Mallard Bay from review of 2-D seismic and subsurface data.

     Separately, the Company recently acquired seismic and lease options covering 14,060 acres in the Lacassine area located approximately 6 miles northwest of Mallard Bay which it expects to develop on its own in 1997. The Company expects to conduct a proprietary 3-D seismic survey over the approximate 25 square mile Lacassine area situated east of the prolific Chalkley Field complex (with cumulative production of over 430 BCFGE) and west of the South Thornwell/Lakeside Field complex (with cumulative production of over 966 BCFGE), areas of multiple stacked Oligocene age pays. Prospects have been identified which offset shows or pays in major producing sands in the area. They are trapped by regional down-to-the-south faulting with further complication by ancillary faults, which is a typical trap style for the area. An existing 3-D survey has partially validated a portion of the prospect area with further seismic verification expected to result from the planned seismic survey.

PROPERTIES

  Main Pass 69

     The Company owns an average 97.6% working interest in the Main Pass 69 field. The Company's interest in Main Pass 69, which includes the Company's interest in the adjacent South Pass One field, consists of 67 producing wells located on approximately 16,058 gross leased acres in state waters 70 miles southeast of New Orleans, Louisiana. The field was discovered in 1948, and has pay sands ranging in age from Pliocene to upper Miocene, with the bulk of production historically coming from the Pliocene. For the three months ended June 30, 1996, the Company's average daily sales at Main Pass 69 were 3,035 Bbls of oil and 4,656 Mcf of gas. As of June 30, 1996, Main Pass 69 had proved reserves of 6.6 MMBbls of oil and 5.3 Bcf of natural gas.

     The Main Pass 69 field includes onshore and offshore facilities located in Plaquemines Parish, Louisiana. The onshore facilities are located on the north bank of Pass-A-Loutre, bounded by the Gulf of Mexico to the north. The offshore facilities, which include wells, production platforms and related structures, extend northwest approximately seven miles from marshes adjacent to the banks of Pass-A-Loutre into water depths of approximately 15 feet in the open water areas.

     Main Pass 69 has five production platforms and one waterflood platform. These platforms each contain separators, tanks and manifolds. Most of the wells in Main Pass 69 are on gas lift or are within one of the active waterflood projects. Main Pass 69 also contains a central facility located one mile south of the field on the north bank of the North Pass of Pass-A-Loutre. The facility contains oil storage tanks, crude oil transportation facilities, living quarters, a warehouse, a loading dock, a boat maintenance shop, a floating plane dock and administrative offices. The central facility is the control center for the Main Pass 69 properties and provides a support base for the entire field operation. Based on the excess oil storage and production capacity, and its proximity to an existing oil pipeline system, the central facility is able to accept increased production from internal as well as external sources.

  East Bay Complex

     The Company owns an average 99.1% working interest in the East Bay fields. The East Bay Complex consists of 428 producing wells located on approximately 31,598 gross leased acres and onshore and offshore facilities in Plaquemines Parish, Louisiana and adjacent federal waters. The South Pass 24 field was discovered in 1950 and the South Pass 27 field was discovered in 1954. Both fields have sands that range in age from Pliocene to Miocene. Production has been established from 40 horizons comprising 240 reservoirs from the South Pass 24 field and 51 horizons comprising 460 reservoirs from the South Pass 27 field. For the three months ended June 30, 1996, the Company's average total daily sales at the East Bay Complex were 12,895 Bbls of oil and 35,837 Mcf of gas. As of June 30, 1996, the East Bay Complex had proved reserves of 29.8 MMBbls of oil and 35.2 Bcf of natural gas.

     The offshore facilities, which include wells and related structures, extend southeasterly approximately seven miles from marshes adjacent to the East Bay facilities into water depths of up to 80 feet in the State of Louisiana and federal waters of the Gulf of Mexico. The major offshore facilities consist of over 630 well jackets with 980 well slots and major structures such as manifold, production and waterflood platforms. Approximately 95% of the active producing wells require gas lift.

     The onshore facilities are located on the east bank of the Southwest Pass of the Mississippi River and are bounded by the Mississippi River on the west and the Gulf of Mexico on the east. The major onshore facilities consist of oil processing facilities with capacity for 70 MBbls per day, a crude oil storage tank battery, a produced water treatment plant, gas compression and dehydration facilities with a capacity of 240 MMcf per day, living quarters, an electric power generator, instrument air systems, sewage disposal, a boat maintenance shop, a heliport, a floating plane dock and a loading dock.

     The gas compression system is comprised of 21 compressors totaling 63,000 horsepower for gas lift operations and sales. Maximum compressor capacity is 250 MMcf per day. Four stages of compression are used to compress produced gas from 45 psig to about 1,400 psig. The compression system generally maintains an onshore suction header pressure of about 45 psig and a fourth stage discharge header pressure of between

1,300 to 1,400 psig required for offshore gas lift. Gas not required for gas lift is sold from the third stage discharge header. The average daily gas flow rate to supply the gas lift system is approximately 170 MMcf per day.

     All gas sold or used for gas lifting is processed through a dehydration system to less than six pounds of water content per Mcf of gas. Three glycol dehydration units provide a capacity of 250 MMcf per day for gas dehydration.

     Oil from three offshore free water knock out ("FWKO") platforms is received at the oil processing and storage battery. The oil processing facility consists of three 20,000 barrel stock tanks, two 10,000 barrel cylinder tanks and various oil and water transfer pumps.

     The produced water treating plant facility was built in 1990. The facility, which receives produced water from the offshore FWKO platforms and the oil processing facility, skims and cleans produced formation water at a capacity up to 240 MBbls of water per day.

     The maintenance and utilities facilities include instrument air systems, utility and fire control water facilities, a sewage treatment plant and electric power generation. Electrical power for the entire central facility is provided by four electromotive diesel 1,450 horsepower engines each with 1,000 kilowatt generators.

OIL AND NATURAL GAS RESERVES

     Presented below are the estimated quantities of proved developed and proved undeveloped reserves of crude oil and natural gas, the Estimated Future net revenues (before income taxes), the Present Value of Future Net Revenues (before income taxes) and the Standardized Measure of Discounted Future Net Cash Flows as of June 30, 1996. Information with respect to the Company's existing properties was prepared by the Company's engineers in accordance with the rules and regulations of the Commission; however, such reserve information has not been reviewed by independent reserve engineers. In accordance with rules and regulations of the Commission, the pre-tax estimated future net revenues, pre-tax present value of future net revenues and the Standardized Measure of Discounted Future Net Cash Flows prepared by the Company have been decreased by approximately $7,595,000, $6,861,000 and $4,596,000, respectively, representing the effect of hedging transactions entered into as of June 30, 1996. The information with respect to the Central Gulf Properties has been estimated by the Company.


                                                                  JUNE 30, 1996
                                                                 PROVED RESERVES
                                ---------------------------------------------------------------------------------
                                                                   CENTRAL     CENTRAL     CENTRAL
                                                                    GULF        GULF         GULF         PRO
                                 COMPANY     COMPANY    COMPANY   PROPERTIES PROPERTIES   PROPERTIES     FORMA
                                DEVELOPED  UNDEVELOPED   TOTAL    DEVELOPED  UNDEVELOPED    TOTAL     COMBINED(2)
                                ---------  -----------  --------  ---------  -----------  ----------  -----------
                                                             (DOLLARS IN THOUSANDS)
Net Proved Reserves:
  Oil (MBbls)..................   32,463       4,233     36,696      9,148       4,659       13,807       50,503
  Gas (MMcf)...................   41,397       2,681     44,078     31,462      19,345       50,807       94,885
  MBOE (6 Mcf per Bbl).........   39,362       4,680     44,042     14,392       7,883       22,275       66,317
Estimated Future Net Revenues
  (Before Income Taxes)........ $306,082     $36,996    $343,078  $103,993     $86,966     $190,959    $ 534,037
Present Value of Future Net
  Revenues (Before Income
  Taxes; Discounted at 10%).... $251,515     $27,508    $279,023  $ 89,773     $57,265     $147,038    $ 426,061
Standardized Measure of
  Discounted Future Net Cash
  Flows(1).....................                         $238,161                           $113,370    $ 351,531


- ---------------

(1) The Standardized Measure of Discounted Future Net Cash Flows prepared by the Company represents the Present Value of Future Net Revenues after income taxes discounted at 10%.


(2) If the preferential purchase rights with respect to the Central Gulf Acquisition are exercised in full the pro forma net proved reserves, the Present Value of Future Net Revenues and the Standardized Measure of Discounted Future Net Cash Flows would be 65,333 MBOE, $421,006,000 and $347,219,000, respectively.

     Presented below are the estimated quantities of proved developed and proved undeveloped reserves of crude oil and natural gas, the Estimated Future Net Revenues (before income taxes), the Present Value of Future Net Revenues (before income taxes) and the Standardized Measure of Discounted Future Net Cash Flows for the Company as of December 31, 1995. Information set forth in the following table is based upon reserve reports prepared by Netherland Sewell, independent petroleum engineers, in accordance with the rules and regulations of the Commission. In accordance with rules and regulations of the Commission, the pre-tax estimated future net revenues, pre-tax present value of future net revenues and the Standardized Measure of Discounted Future Net Cash Flows prepared by the Company have been decreased by approximately $7,669,000, $7,181,000 and $4,929,000, respectively, representing the effect of hedging transactions entered into as of December 31, 1995.

                                                        PROVED RESERVES AT DECEMBER 31, 1995
                                                -----------------------------------------------------
                                                DEVELOPED      DEVELOPED
                                                PRODUCING    NON-PRODUCING    UNDEVELOPED     TOTAL
                                                ---------    -------------    -----------    --------
                                                               (DOLLARS IN THOUSANDS)
Net proved Reserves:
  Oil (MBbls)................................      23,588          8,114          2,127        33,829
  Gas (MMcf).................................      14,525         34,110          1,941        50,576
  MBOE (6 Mcf per Bbl).......................      26,008         13,799          2,451        42,258
Estimated Future Net Revenues (Before Income
  Taxes).....................................   $ 144,062      $ 117,786        $17,982      $279,830
Present Value of Future Net Revenues (Before
  Income Taxes; Discounted at 10%)...........   $ 147,664      $  76,216        $10,855      $234,735
Standardized Measure of Discounted Future Net
  Cash Flows(1)..............................                                                $203,940

- ---------------

(1) The Standardized Measure of Discounted Future Net Cash Flows prepared by the Company represents the Present Value of Future Net Revenues after income taxes discounted at 10%.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. Reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may all differ from those assumed in these estimates. Therefore, the Present Value of Future Net Revenues figures shown above should not be construed as the current market value of the estimated oil and natural gas reserves attributable to the Company's properties. The information set forth in the foregoing tables includes revisions of certain volumetric reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions are the result of additional information from subsequent completions and production history from the properties involved or the result of a decrease (or increase) in the projected economic life of such properties resulting from changes in product prices.

     In accordance with the Commission's guidelines, the engineers' estimates of future net revenues from the Company's properties and the Present Value of Future Net Revenues thereof are made using oil and natural gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. The prices as of June 30, 1996 were $19.53 per Bbl of crude oil and $2.58 per Mcf of natural gas for the East Bay Complex and $20.62 per Bbl of crude oil and $2.63 per Mcf of natural gas for Main Pass 69. The prices as of December 31, 1995 were $18.86 per Bbl of crude oil and $2.57 for Mcf of natural gas for the East Bay Complex and $19.23 per Bbl of crude oil and $2.51 per Mcf of natural gas for Main Pass 69. The foregoing prices exclude the effect of net price hedging positions. Prices for natural gas and, to a lesser extent, oil are subject to substantial seasonal fluctuations and prices for each are subject to substantial fluctuations as a result of numerous other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "-- Oil and Gas Marketing and Major Customers."

PRODUCTIVE WELLS AND ACREAGE

  Productive Wells

     The following table sets forth the Company's existing productive wells as of June 30, 1996:

                                                                        GROSS     NET
                                                                        -----     ---
          Oil.......................................................     488      470
          Gas.......................................................      28       22
                                                                         ---      ---
            Total Productive Wells..................................     516      492
                                                                         ===      ===

     Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections. Wells that are completed in more than one producing horizon are counted as one well. Of the gross wells reported above, 25 had multiple completions.

  Acreage Data

     Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. A gross acre is an acre in which an interest is owned. A net acre is deemed to exist when the sum of fractional ownership interests in gross acres equals one. The number of net acres is the sum of the fractional interests owned in gross acres expressed as whole numbers and fractions thereof. The following table sets forth the approximate developed and undeveloped acreage in which the Company held a leasehold mineral or other interest at June 30, 1996.

                                                                                   UNDEVELOPED
                                                             DEVELOPED ACRES          ACRES
                                                             ----------------    ----------------
                                                             GROSS      NET      GROSS      NET
                                                             ------    ------    ------    ------
Federal waters............................................    4,330     4,330     9,995     7,495
State waters and onshore..................................   43,997    37,918    16,403    14,240
                                                             ------    ------    ------    ------
  Total...................................................   48,327    42,248    26,398    21,735
                                                             ======    ======    ======    ======

     In addition, the Company has acquired options covering 26,945 acres in Cameron Parish, Louisiana, which allow the Company to conduct 3-D seismic operations on Mallard Bay and to subsequently acquire oil and gas leases on such acreage.

DRILLING ACTIVITIES

     The following table sets forth the drilling activity of the Company on its properties for the period from April 20, 1992 (inception) through December 31, 1992, and for the years ended December 31, 1993, 1994 and 1995.

                                                              YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------------
                                                 1992           1993           1994            1995
                                             ------------   ------------   -------------   ------------
                                             GROSS   NET    GROSS   NET    GROSS    NET    GROSS   NET
                                             -----   ----   -----   ----   -----   -----   -----   ----
Exploratory Wells:
  Productive...............................      0      0       0      0       1     .88       1      1
  Nonproductive............................      0      0       0      0       1     .88       3      2
Development Wells:
  Productive...............................      0      0       3   2.19      10    8.75      17     17
  Nonproductive............................      0      0       0      0       1     .43       0      0
                                              ----   ----    ----   ----    ----   -----    ----   ----
     Total.................................      0      0       3   2.19      13   10.94      21     20
                                              ====   ====    ====   ====    ====   =====    ====   ====

NET PRODUCTION, UNIT PRICES AND COSTS

     The following table presents certain information with respect to oil and gas production and lease operating expenses attributable to all oil and gas property interests owned by the Company for the period from April 20, 1992 (inception) through December 31, 1992, for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996.


                                        PERIOD FROM
                                         INCEPTION
                                      (APRIL 20, 1992)                                  SIX MONTHS ENDED
                                          THROUGH          YEAR ENDED DECEMBER 31,          JUNE 30,
                                        DECEMBER 31,      --------------------------    ----------------
                                            1992           1993      1994      1995      1995      1996
                                      ----------------    ------    ------    ------    ------    ------
Production:
  Oil (MBbls)......................           670          2,850     4,286     6,057     2,630     3,008
  Gas (MMcf).......................         1,484          3,704     7,234    12,393     5,619     7,016
  MBOE.............................           917          3,467     5,492     8,123     3,567     4,178
Average Sales Prices(1):
  Oil (per Bbl)....................        $16.18         $13.82    $14.24    $17.39    $17.77    $19.80
  Gas (per Mcf)....................          1.64           1.81      1.76      1.82      1.72      2.86
  Per BOE..........................         14.48          13.30     13.42     15.75     15.81     19.05
Average lease operating expenses
  (per BOE)........................        $ 5.45         $ 4.10    $ 4.29    $ 3.70    $ 3.99    $ 3.95


- ---------------

(1) Excludes results of hedging activities. Including the effect of hedging activities, the Company's average oil price per Bbl received was $14.23, $14.56 and $17.27 in the years ended December 31, 1993, 1994 and 1995, respectively, and the average gas price per Mcf received was $1.81 and $1.84 in the years ended December 31, 1994 and 1995, respectively. The Company did not enter into any hedging activities relating to oil during 1992 or relating to gas during 1992 and 1993. Hedging activities decreased revenue recognized in the six months ended June 30, 1995 and 1996 by $1.0 million and $10.5 million, respectively. Including the effect of hedging activities, the Company's average oil price per Bbl received was $17.32 and $17.92 and the average gas price per Mcf received was $1.75 and $2.17 in the six months ended June 30, 1995 and 1996, respectively.

OIL AND GAS MARKETING AND MAJOR CUSTOMERS

     The revenues generated by the Company's operations are highly dependent upon the prices of, and demand for, oil and natural gas. The price received by the Company for its oil and natural gas production depends on numerous factors beyond the Company's control, including seasonality, the condition of the United States economy, particularly the manufacturing sector, foreign imports, political conditions in other oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic government regulation, legislation and policies. Decreases in the prices of oil and natural gas could have an adverse effect on the carrying value of the Company's proved reserves and the Company's revenues, profitability and cash flow. Although the Company is not currently experiencing any significant involuntary curtailment of its oil or natural gas production, market, economic and regulatory factors may in the future materially affect the Company's ability to sell its oil or natural gas production. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company has a long term contract to sell all crude oil volumes produced from the Company's East Bay fields to Shell at a price based on the highest monthly posted price of a number of principal purchasers of crude oil in the South Louisiana area. The contract expires in June 2003. The Company markets its remaining crude oil and natural gas production pursuant to short-term contracts.

     For the year ended December 31, 1994, sales to ERAC accounted for approximately 78% of the Company's oil and gas revenues. For the year ended December 31, 1994, sales to Enron Oil Transportation and Trading accounted for approximately 21.0% of the Company's oil and gas revenues. For the year ended December 31, 1995, sales to Shell Oil Company, Murphy Oil USA, Inc. and Enron Capital & Trade Resources Corp. accounted for 64%, 19% and 14%, respectively of the Company's oil and gas revenues. For the six months ended June 30, 1996, sales to Shell Oil Company, Murphy Oil USA, Inc. and Enron Capital & Trade Resources Corp. accounted for 54%, 14% and 19%, respectively, of the Company's oil and gas revenues.

     Due to the availability of other markets and pipeline connections, the Company does not believe that the loss of any single crude oil or natural gas customer would adversely affect the Company's results of operations.

COMPETITION

     The oil and gas industry is highly competitive in all of its phases. The Company encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties. The Company's competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of its competitors are large, well established companies with substantially larger operating staffs and greater capital resources than the Company's and which, in many instances, have been engaged in the energy business for a much longer time than the Company. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. The Company's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

     Capital available for investment in the oil and natural gas industry has declined significantly as a result of decreases in product prices, changes in federal income tax laws and adverse economic conditions generally affecting the industry and the country as a whole. As a result, there is substantial competition for such capital.

OPERATING HAZARDS AND UNINSURED RISKS

     The Company's operations are subject to hazards and risks inherent in drilling for and production and transportation of oil and natural gas, such as fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures, and spills, any of which can result in loss of hydrocarbons, environmental pollution, personal injury claims, and other damage to properties of the Company and others. Additionally, the Company's oil and gas operations are located in an area that is subject to tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possibly interrupt production. As protection against operating hazards, the Company maintains insurance coverage against some, but not all, potential losses. The Company's coverages include, but are not limited to, operator's extra expense, physical damage on certain assets, employer's liability, comprehensive general liability, automobile, workers' compensation and loss of production income insurance. The Company believes that its insurance is adequate and customary for companies of a similar size engaged in operations similar to those of the Company, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have an adverse impact on the Company's financial condition and results of operations.

EMPLOYEES

     As of August 1, 1996, the Company had 230 full-time employees, none of whom is represented by any labor union. Included in the total were 96 corporate employees located in the Company's Baton Rouge, Louisiana and Lafayette, Louisiana offices, as well as 132 employees who work in the Company's East Bay and Main Pass 69 fields. The Company considers its relations with its employees to be good.

OTHER FACILITIES

     The Company currently leases approximately 8,600 square feet of office space in Baton Rouge, Louisiana, where its administrative offices are located, and approximately 41,304 square feet of office space in Lafayette, Louisiana and approximately 1,150 square feet of office space in New Orleans, Louisiana, where the Company's technical personnel are collectively located.

     The Company also leases dock and warehouse space in Venice, Louisiana.

TITLE TO PROPERTIES

     The Company believes it has satisfactory title to all of its producing properties in accordance with standards generally accepted in the oil and gas industry. The Company's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which the Company believes do not materially interfere with the use of or affect the value of such properties. The Company's Revolving Credit Facility is secured by substantially all of the Company's oil and gas properties. The MMS and Louisiana State Mineral Board must approve all transfers of record title or operating rights on its respective leases. The MMS and Louisiana State Mineral Board approval process can in some cases delay the requested transfer for a significant period of time.

GOVERNMENTAL REGULATION

     The Company's oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by Federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases the Company's cost of doing business and affects its profitability. Because such rules and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such laws.

     The State of Louisiana and many other states require permits for drilling operations, drilling bonds, and reports concerning operations and impose other requirements relating to the exploration and production of oil and gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging, and abandonment of such wells.

     The Federal Energy Regulatory Commission ("FERC") regulates the transportation and certain sales for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 ("NGA") and the Natural Gas Policy Act of 1978 ("NGPA"). In the past, the Federal government has regulated the prices at which oil and gas could be sold. Deregulation of wellhead and certain other sales in the natural gas industry began with the enactment of the NGPA in 1978. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act (the "Decontrol Act"). The Decontrol Act removed all NGA and NGPA price and nonprice controls affecting wellhead sales of natural gas effective January 1, 1993. While sales by producers of natural gas, and all sales of crude oil, condensate and natural gas liquids can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

     On April 8, 1992, the FERC issued Order No. 636, as amended by Order No. 636-A (issued in August 1992) and Order No. 636-B (issued in November 1992) as a continuation of its efforts to improve the competitive structure of the interstate natural gas pipeline industry and maximize the consumer benefits of a competitive wellhead gas market. The FERC proposed to generally require interstate pipelines to "unbundle,"or separate, their traditional merchant sales services from their transportation and storage services and to provide comparable transportation and storage services with respect to all gas supplies whether purchased from the pipeline or from other merchants such as marketers or producers. The pipelines must now separately state the applicable rates for each unbundled service (e.g., for natural gas transportation and for storage). This unbundling process has been implemented through negotiated settlements in individual pipeline restructuring proceedings. Ultimately, Order Nos. 636, et al., may enhance the competitiveness of the natural gas market. It is impossible to predict at this time the ultimate form and effect of Order No. 636. While Order No. 636 will not directly regulate the production and sale of gas that may be produced from the Company's properties, the order could affect the market conditions in which the gas is sold and the availability of transportation services to deliver the gas to market.

     Certain segments of the industry have opposed aspects of Order Nos. 636, et al., and several parties have sought court review of those orders. Furthermore, after the FERC issued orders approving the individual pipeline restructuring plans authorized pursuant to Order No. 636, various parties sought court review of certain of these pipeline restructuring orders. Upon court review, any or all of Order Nos. 636, et al., or the individual pipeline restructuring orders may be reversed in whole or in part and remanded to the FERC for further action consistent with the court's decision. It is impossible for the Company to predict the ultimate outcome regarding this court review. In addition, the composition of the FERC has changed considerably since the issuance of Order Nos. 636, et al. The Company cannot, therefore, predict the ultimate outcome or duration of the unbundled Order Nos. 636, et al regime.

     The FERC has announced its intention to reexamine certain of its transportation-related policies, including the appropriate manner in which interstate pipelines release transportation capacity under Order No. 636, and the use of market-based rates for interstate gas transmission. While any resulting FERC action would affect the company only indirectly, the FERC's current rules and policy statements may have the effect of enhancing competition in natural gas markets by, among other things, encouraging non-producer natural gas marketers to engage in certain purchase and sale transactions. The Company cannot predict what action the FERC will take on these matters, nor can it accurately predict whether the FERC's actions will achieve the goal of increasing the competition in markets in which the Company's natural gas is sold. However, the Company does not believe that it will be treated materially differently than other natural gas producers and marketers with which it competes.

     Recently, the FERC issued a policy statement on how interstate natural gas pipelines can recover the costs of new pipeline facilities. While this policy statement affects the Company only indirectly, in its present form, the new policy should enhance competition in natural gas markets and facilitate construction of gas supply laterals. However, requests for rehearing of this policy statement are currently pending. The Company cannot predict what action the FERC will take on these requests.

     Commencing in October 1993, the FERC issued a series of rules (Order Nos. 561 and 561-A) establishing an indexing system under which oil pipelines will be able automatically to change their transportation rates, subject to prescribed ceiling levels. The indexing system, which allows or may require pipelines to make rate changes to track changes in the Producer Price Index for Finished Goods, minus one percent, became effective January 1, 1995. The FERC's decision in this matter is currently the subject of various petitions for judicial review. The Company is not able at this time to predict the effects of Order Nos. 561 and 561-A, if any, on the transportation costs associated with oil production from the Company's oil producing operations.

     Under the Outer Continental Shelf Lands Act ("OCSLA"), the FERC also regulates certain activities on the Outer Continental Shelf (the "OCS"). Under OCSLA, all gathering and transporting of natural gas on the OCS must be performed on an "open and non-discriminatory" basis. Consequently, the Company's gathering and transportation facilities located on the OCS must be made available to third parties. In addition, the MMS imposes regulations relating to development and production of oil and gas properties in federal waters. Under certain circumstances, the MMS may require any Company operations on federal leases to be suspended or terminated. Any such suspensions or terminations could materially and adversely affect the Company's financial condition and operations.

     Certain of the Company's businesses are subject to regulation by the Federal Natural Gas Pipeline Safety Act of 1968 and other state and Federal environmental statutes and regulations.

     The Oil Pollution Act of 1990 (the "OPA") imposes a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of an area in which an offshore facility is located. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in its cleanup, liability limits likewise do not apply. Few defenses exist to the liability imposed by the OPA.


     The OPA also imposes ongoing requirements on a responsible party including proof of financial responsibility to cover at least some costs in a potential spill. On August 25, 1993, the MMS published an advance notice of its intention to adopt regulations under the OPA that would require owners and operators of offshore oil and natural gas facilities to establish $150 million in financial responsibility. Under the proposed regulations, financial responsibility could be established through insurance, guaranty, indemnity, surety bond, letter of credit, qualification as a self-insurer or a combination thereof. There is substantial uncertainty as to whether insurance companies or underwriters will be willing to provide coverage under the OPA because the statute provides for direct lawsuits against insurers who provide financial responsibility coverage, and most insurers have strongly protested this requirement. The financial tests or other criteria that will be used to judge self-insurance are also uncertain. In November, 1995, the U.S. Senate approved a bill that would amend OPA 90 to reduce the level of financial responsibility to $35 million, subject to increases under certain circumstances. The U.S. House of Representatives passed an amended version of the U.S. Senate bill on February 29, 1996. The measure is now before a joint congressional conference. The Clinton Administration has expressed its support for this legislation. The MMS had indicated that it would not move forward with the adoption of its proposed rule until the United States Congress has had an opportunity to act on the matter. Based on the passage of these bills and the support of the Clinton administration, it appears that the level of financial responsibility required under OPA 90 will be reduced. The impact of the regulations should not be any more adverse to the Company than it will be to other similarly situated or less capitalized owners or operators in the Gulf of Mexico Region.


ENVIRONMENTAL MATTERS

     The Company's operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend will likely continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness or wetlands and other protected areas; and impose substantial liabilities for pollution resulting from the Company's operations. The permits required for various of the Company's operations are subject to revocation, modification and renewal by issuing authorities. The Company believes that its operations currently are in substantial compliance with applicable environmental regulations.

     Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines or injunction, or both. The Company does not expect environmental compliance matters to have a material adverse effect on its financial position. It is also not anticipated that the Company will be required in the near future to expend amounts that are material to the financial condition or operations of the Company by reason of environmental laws and regulations, but because such laws and regulations are frequently changed, and may impose increasingly stricter requirements, the Company is unable to predict the ultimate cost of complying with such laws and regulations.

     The following are examples of environmental, safety and health laws that potentially relate to the Company's operations:

     Solid Waste. The Company's operations may generate and result in the transportation, treatment, and disposal of both hazardous and nonhazardous solid wastes that are subject to the requirements of the federal Resource Conservation and Recovery Act and comparable state and local requirements. The Environmental Protection Agency ("EPA") is currently considering the adoption of stricter disposal standards for nonhazardous waste. Further, it is possible that some wastes that are currently classified as nonhazardous, perhaps including wastes generated during pipeline, drilling and production operations, may in the future be designated as "hazardous wastes,"which are subject to more rigorous and costly disposal requirements. Such changes in the regulations may result in additional expenditures or operating expenses by the Company.

     Hazardous Substances. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes, also known as "Superfund" laws, impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the release of a "hazardous substance" into the environment. These persons include the owner or operator of a site, and companies that transport, dispose of or arrange for the disposal of, the hazardous substances found at the site. CERCLA also authorizes the EPA, and in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the classes of responsible persons the costs they incur. Although "petroleum" is excluded from CERCLA's definition of a "hazardous substance," in the course of its ordinary operations the Company may generate other materials which may fall within the definition of a "hazardous substance." The Company may be responsible under CERCLA for all or part of the costs required to clean up sites at which such wastes have been disposed and for natural resource damages. The Company has not received any notification that it may be potentially responsible for cleanup costs under CERCLA or any comparable state law.

     Air. The Company's operations may be subject to the Clean Air Act ("CAA") and comparable state and local requirements. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from the operations of the Company. The EPA has been developing regulations to implement these requirements. The Company may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues. However, the Company does not believe its operations will be materially adversely affected by any such requirements.

     Water. The Federal Water Pollution Control Act ("FWPCA") imposes restrictions and strict controls regarding the discharge of produced waters and other oil and gas wastes into navigable waters. Such discharges are typically authorized by National Pollutant Discharge Elimination System ("NPDES") permits. The FWPCA provides for civil, criminal and administrative penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities and, along with the Oil Pollution Act of 1990, imposes substantial potential liability for the costs of removal, remediation and damages. State laws for the control of water pollution also provide varying civil, criminal and administrative penalties and liabilities in the case of a discharge of petroleum or its derivatives into state waters. In addition, the Coastal Zone Management Act authorizes state implementation and development of programs of management measures for non-point source pollution to restore and protect coastal waters. By January 1, 1997, unless authorized by an individual or general EPA permit, for which the Company has applied with regard to its East Bay fields, the federal NPDES permits prohibit the discharge of produced water, and some other substances related to the oil and gas industry, from wells located in the coastal waters of Louisiana. Although the costs to reformat Company operations, if required, to comply with these zero discharge mandates under federal or state law may be significant, the Company believes that these costs will not have a material adverse impact on the Company's financial conditions and operations.

     Protected Species. The Endangered Species Act ("ESA") seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, nor destroy or modify the critical habitat of such species. Under the ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. The ESA provides for criminal penalties for willful violations of the act. Other statutes which provide protection to animal and plant species and which may apply to the Company's operations which include, but are not necessarily limited to, the Marine Mammal Protection Act, the Marine Protection and Sanctuaries Act, the Fish and Wildlife Coordination Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act.

     Wetlands. Pursuant to the FWPCA, the United States Corps of Engineers, with oversight by the EPA, administers a complex program that regulates activities in wetland areas. Some of the Company's operations are in areas that have been designated as wetlands and, as such, are subject to permitting requirements. Failure to properly obtain a permit or violation of permit terms could result in the issuance of compliance orders, restorative injunctions and a host of civil, criminal and administrative penalties. The Company believes that it is currently in substantial compliance with these permitting requirements.

     Wildlife Refuges/Bird Sanctuaries. Portions of the Company's properties are located in or adjacent to federal and state wildlife refuges and bird sanctuaries. The Company's operations in such areas must comply with regulations governing air and water discharge which are more stringent than its other areas of operations. The Company has not been, and does not anticipate that it will be, materially affected by any such requirements.

     Safety and Health. The Company's operations are subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the EPA community-right-to-know regulations under Title III of the Federal Superfund Amendment and Reauthorization Act, and similar state statutes require that certain information be organized and maintained about hazardous materials used or produced in the operations. Certain of this information must be provided to employees, state and local government authorities and citizens.

     The Company incurred approximately $430,000, $620,000, $694,000 and $405,000 relating to environmental compliance during 1993, 1994, 1995 and the six months ended June 30, 1996, respectively.

ABANDONMENT COSTS

     The Company is responsible for payment of abandonment costs on the oil and gas properties it operates. As of June 30, 1996, total abandonment costs on the East Bay Complex and Main Pass 69 estimated to be incurred through the year 2008 were approximately $56 million. Estimates of abandonment costs and their timing may change due to many factors including actual production results, inflation rates, and changes in environmental laws and regulations.

     In connection with its acquisition of the East Bay Complex and Main Pass 69, the Company entered into two escrow agreements to provide for the future plugging and abandonment costs of these properties. The East Bay agreement requires the Company to make monthly deposits of $100,000 through June 30, 1998, and $350,000 thereafter until the balance in the escrow account equals $40 million unless the Company commits to the plug and abandonment of a certain number of wells in which case the increase will be deferred. The Main Pass 69 agreement requires monthly deposits of $50,000 until the balance in the escrow account equals $7.5 million. Such funds are restricted as to withdrawal by the agreement. With respect to any specifically planned plugging and abandoning operation, funds are partially released to the Company when it presents to the escrow agent the planned plugging and abandonment operations approved by the applicable governmental agency, with the balance to be released upon the presentation by the Company to the trustee of evidence from the governmental agency that the operation was conducted in compliance with applicable laws and regulations. As of June 30, 1996, the escrow balances totaled $5.3 million.

     In addition, the MMS requires lessees of OCS properties to post bonds in connection with the plugging and abandonment of wells located offshore and the removal of all production facilities. Operators in the OCS waters of the Gulf of Mexico are currently required to post area wide bonds of $3 million or $500,000 per producing lease and supplemental bonds at the discretion of the MMS. On January 17, 1995, amended May 1, 1996, the Company entered into an agreement with Planet Indemnity Company ("Planet") whereby Planet agreed to issue $11.7 million of MMS surety bonds for the Company and the Company agreed to post collateral for same in favor of Planet. The collateral includes a mortgage on the Company's federal (OCS) leases in the amount of $8.2 million, a letter of credit for $2.0 million and a pledge of certain rights to escrowed funds. The Company has posted a total of $14.2 million of bonds with the MMS and has satisfied all requirements for bonds imposed to date by the MMS. Pursuant to a schedule imposed by the MMS, the Company will be required to post additional bonds up to a total bonding level of $24.6 million by January 1999, unless the Company is determined by the MMS to be exempt from such requirement due to certain financial tests. The Company does not anticipate that the cost of any such bonding requirements will materially affect the Company's financial position. Under certain circumstances, the MMS may require any Company operations on federal leases to be suspended or terminated. Any such suspensions or terminations could have a material adverse effect on the Company's financial condition and operations.

LEGAL PROCEEDINGS

     The Company is not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to its business that management believes would not have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the directors and executive officers of the Company:

                 NAME                     AGE                      POSTION
- ---------------------------------------   ---    --------------------------------------------
James C. Flores........................   37     Chairman of the Board of Directors and
                                                 Chief Executive Officer
William W. Rucks, IV...................   39     Vice Chairman of the Board of Directors and
                                                 President
Richard G. Zepernick, Jr...............   35     Executive Vice President, Chief Operating
                                                 Officer and Director
Robert L. Belk.........................   47     Senior Vice President, Chief Financial
                                                 Officer Treasurer and Director
Donald W. Clayton......................   60     Director
Milton J. Womack.......................   70     Director
Charles F. Mitchell....................   47     Director
Robert K. Reeves.......................   38     Senior Vice President, General Counsel and
                                                 Secretary
David J. Morgan........................   48     Senior Vice President -- Geology
Michael O. Aldridge....................   37     Vice President and Controller
William S. Flores, Jr..................   39     Vice President -- Operations
Doss R. Bourgeois......................   39     Vice President -- Production
Clint P. Credeur.......................   40     Vice President -- Reservoir Engineering

     The following biographies describe the business experience of the directors and executive officers of the Company.

     James C. Flores has served as Chairman of the Board of the Company since its inception and as Chief Executive Officer since July 1995. From 1985 to 1992, Mr. Flores served as Vice President of FloRuxco, Inc., an oil and gas exploration company. From 1982 to 1984, Mr. Flores was an independent petroleum landman.

     William W. Rucks, IV has served as President and Vice Chairman of the Board of Directors since July 1995 and served as President, Chief Executive Officer and a Director of the Company from its inception until July 1995. From 1985 to 1992, Mr. Rucks served as President of FloRuxco, Inc. Prior thereto, Mr. Rucks worked as a petroleum landman with Union Oil Company of California in its Southwest Louisiana District, serving as Area Land Manager from 1981 to 1984. Mr. Rucks will resign as President and Vice Chairman of the Board of Directors upon consummation of the Common Stock Offering, but will continue to serve as a member of the Board of Directors of the Company.

     Richard G. Zepernick, Jr. has been with the Company since its inception, presently serving as Executive Vice President and Chief Operating Officer. Mr. Zepernick became a director of the Company in September 1994. From June 1992 until May 1993, Mr. Zepernick served as Senior Vice President and Secretary of Flores & Rucks, Inc. From 1985 to 1992, Mr. Zepernick served as General Manager of FloRuxco, Inc. Prior thereto, Mr. Zepernick worked as an independent petroleum landman.

     Robert L. Belk has served as Senior Vice President, Chief Financial Officer and Treasurer of the Company since 1993. Mr. Belk became a director of the Company in September 1994. Prior to joining the Company, Mr. Belk accumulated over twelve years experience in public accounting working for Ernst & Young (1981 to 1988) and H.J. Lowe & Company (1988 to 1993). Mr. Belk is a Certified Public Accountant.

     Donald W. Clayton has served as President and Director of Voyager Energy Corp. since 1993. From 1992 to 1993 he served as President and Director of Burlington Resources, Inc. and was the President and Chief Executive Officer of Meridian Oil Company from 1987 to 1993. Mr. Clayton serves on the Louisiana State

University Petroleum Engineering Industry Advisory Board. Mr. Clayton become a director of the Company in January 1995.

     Milton J. Womack has owned and operated a general contracting firm in Baton Rouge, Louisiana since 1955. Mr. Womack is Chairman of the Board of Union Planters Bank of Louisiana, serves as a member of the Louisiana State University Board of Supervisors and is a director of Union Planters Corporation. Mr. Womack became a director of the Company in January 1995.

     Charles F. Mitchell, M.D. is an otolaryngologist and plastic surgeon who has operated a private practice in Baton Rouge, Louisiana since 1978. He is also a Clinical Assistant Professor at the Louisiana State University Medical School in New Orleans and Clinical Instructor at the University Medical Center in Lafayette, Louisiana. Dr. Mitchell became a director of the Company in January 1995.

     Robert K. Reeves has served as Senior Vice President, General Counsel and Secretary of the Company since May 1994. From November 1993 to May 1994, Mr. Reeves served as the Company's Vice President and General Counsel. Prior to joining the Company in 1993, he was a partner in the law firm of Onebane, Bernard, Torian, Diaz, McNamara & Abell in Lafayette, Louisiana, where he worked for eleven years.

     David J. Morgan joined the Company in 1993 as Vice President -- Geology and became a Senior Vice President in December 1995. Mr. Morgan has 27 years of experience in the oil and gas industry. From 1983 to 1993, Mr. Morgan served as a geologist for and President of Morgan Resources, LTD., an oil and gas exploration company. Mr. Morgan previously worked as a geologist for Sun Oil Company, Baton Rouge Exploration Company and Campbell & Associates, an oil and gas exploration and production company, from 1974 to 1977.

     Michael O. Aldridge joined the Company in June 1992 as Vice President and Controller. From 1991 until 1992, he was Vice President and Chief Financial Officer of Fleet Petroleum Partners. From 1980 through 1991, Mr. Aldridge worked for Ernst & Young where he attained the position of senior manager. Mr. Aldridge is a Certified Public Accountant.

     William S. Flores, Jr. joined the Company in 1993 as its Vice President -- Operations. Mr. Flores worked from 1988 to 1993 at CNG Producing Co. where he served as a Senior Operations Engineer. From 1983 to 1988, he worked for Stokes & Spiehler, Inc., an engineering consulting firm, and from 1981 to 1983, he worked for Apache Corporation (formerly Dow Chemical Oil & Gas Division).

     Doss R. Bourgeois has served as Vice President -- Production of the Company since August 1993. From 1982 to 1993 Mr. Bourgeois worked for CNG Producing Co. until he joined the Company. His positions at CNG Producing Co. included Production Engineer, Manager Offshore Production, Supervisor Drilling Engineering, and finally Workovers & Completion/Workover Superintendent. From 1979 to 1982, he was employed as a Drilling Engineer with Mobil Oil Company.

     Clint P. Credeur has served the Company as Vice President -- Reservoir Engineering since 1993. Mr. Credeur served as a Reservoir Engineer and Special Projects Engineer with Chevron U.S.A. from November 1987 to December 1992. From 1981 to 1987 Mr. Credeur was a Projects Engineer with Tenneco and from 1978 to 1981 he was a Reservoir Engineer with Conoco.

     James C. Flores and William S. Flores, Jr. are brothers; there are no other family relationships between any of the directors and executive officers of the Company.

                            DESCRIPTION OF THE NOTES

     The Notes will be issued under an indenture to be dated as of           ,
1996 (the "Indenture") between the Company, as issuer, FRI Louisiana, as a Subsidiary Guarantor, and Fleet National Bank, as trustee (the "Trustee"). A copy of the Indenture in substantially the form in which it is to be executed has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions of certain terms contained therein and those terms that are made a part of the Indenture by reference to the Trust Indenture Act. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions."

GENERAL

     The Notes will be unsecured senior subordinated obligations of the Company limited to $150,000,000 aggregate principal amount. The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, on and interest on the Notes will be payable, and the Notes will be transferable, at the office or agency of the Company in the City of New York maintained for such purposes, which initially will be the corporate trust office or agency of the Trustee maintained at 777 Main Street, Hartford, CT 06115. In addition, interest may be paid, at the option of the Company, by check mailed to the registered holders of the Notes at their respective addresses as shown on the Note Register. No service charge will be made for any transfer, exchange or redemption of Notes, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith.

     The obligations of the Company under the Notes will be guaranteed on an unsecured senior subordinated basis by the Subsidiary Guarantor. See
"-- Subsidiary Guarantees of Notes."

MATURITY, INTEREST AND PRINCIPAL PAYMENTS

     The Notes will mature on           , 2006. Interest on the Notes will
accrue at the rate of    % per annum and will be payable semiannually on
          and           of each year, commencing           , 1997, to the Person
in whose name the Note is registered in the Note Register at the close of
business on the           or           next preceding such interest payment
date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

REDEMPTION

     Optional Redemption.  The Notes will be redeemable at the option of the
Company, in whole or in part, at any time on or after           , 2001, at the
redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption
date), if redeemed during the 12-month period beginning on           of the
years indicated below:

                                        YEAR                                  PRICE
          ----------------------------------------------------------------    -----
          2001............................................................        %
          2002............................................................        %
          2003............................................................        %
          2004 and thereafter.............................................     100%

     Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes (or any portion thereof that is an integral multiple of $1,000) for redemption will be made by the Trustee from the outstanding Notes not previously called for redemption (or otherwise purchased by the Company) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Note with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment.

     Offers to Purchase. As described below, (a) upon the occurrence of a Change of Control, the Company is obligated to make an offer to purchase all outstanding Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase and (b) upon certain sales or other dispositions of assets, the Company may be obligated to make offers to purchase Notes with a portion of the Net Cash Proceeds of such sales or other dispositions at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "-- Certain Covenants -- Change of Control" and "-- Limitation on Disposition of Proceeds of Asset Sales."

SUBORDINATION

     Payments of and distribution of or with respect to the Senior Subordinated Note Obligations will be subordinated, to the extent set forth in the Indenture, in right of payment to the prior payment in full in cash or cash equivalents of all existing and future Senior Indebtedness, which includes, without limitation, all Credit Agreement Obligations and Senior Note Obligations of the Company. The Notes will rank prior in right of payment only to other indebtedness of the Company which is, by its terms, expressly subordinated in right of payment to the Notes. There is currently no indebtedness of the Company which would constitute such subordinated indebtedness. In addition, the Senior Subordinated Note Obligations will be effectively subordinated to all of the creditors of the Company's subsidiaries, including trade creditors, except by virtue of a Subsidiary Guarantee to the extent such Subsidiary is a Subsidiary Guarantor. See "Risk Factors -- Subordination of Notes; Holding Company Structure."

     The Indenture will provide that in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company (or its creditors, as such) or its assets, or (b) any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or (c) any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company, all Senior Indebtedness of the Company must be paid in full in cash or cash equivalents before any direct or indirect payment or distribution, whether in cash, property or securities (excluding certain permitted equity and subordinated debt securities referred to in the Indenture as "Permitted Junior Securities"), is made on account of the Senior Subordinated Note Obligations. In the event that, notwithstanding the foregoing, the Trustee or the holder of any Note receives any payment or distribution of properties or assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, in respect of Senior Subordinated Note Obligations before all Senior Indebtedness is paid or provided for in full, then the Trustee or the holders of Notes receiving any such payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) will be required to pay or deliver such payment or distribution forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full.

     During the continuance of any default in the payment when due (whether at Stated Maturity, upon scheduled repayment, upon acceleration or otherwise) of principal of or premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or fees relating to letters of credit constituting, any Designated Senior Indebtedness (a "Payment Default"), no direct or indirect payment or distribution by or on behalf of the Company of any kind or character shall be made on account of the Senior Subordinated Note Obligations or any obligation under any Subsidiary Guarantee unless and until such default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents.

     In addition, during the continuance of any default other than a Payment Default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may then be accelerated (a "Non-payment Default"), after receipt by the Trustee from the holders (or their representative) of such Designated Senior Indebtedness of a written notice of such Non-payment Default, no payment or distribution of any kind or character may be made by the Company on account of the Senior Subordinated Note Obligations for the period specified below (the "Payment Blockage Period").

     The Payment Blockage Period shall commence upon the receipt of notice of a Non-payment Default by the Trustee from the holders (or their representative) of Designated Senior Indebtedness stating that such notice is a payment blockage notice pursuant to the Indenture and shall end on the earliest to occur of the following events: (i) 179 days shall have elapsed since the receipt by the Trustee of such notice; (ii) the date, as set forth in a written notice to the Company or the Trustee from the holders (or their representative) of the Designated Senior Indebtedness initiating such Payment Blockage Period, on which such default is cured or waived or ceases to exist (provided that no other Payment Default or Non-payment Default has occurred or is then continuing after giving effect to such cure or waiver); (iii) the date on which such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents; or (iv) the date, as set forth in a written notice to the Company or the Trustee from the holders (or their representative) of the Designated Senior Indebtedness initiating such Payment Blockage Period, on which such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the holders (or their representative) of Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Company, subject to the subordination provisions set forth above and the existence of another Payment Default, shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. Only one Payment Blockage Period with respect to the Notes may be commenced within any 360 consecutive day period. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenant for a period commencing after the date of commencement of such Payment Blockage Period, that, in either case, would give rise to a Non-payment Default pursuant to any provision under which a Non-payment Default previously existed or was continuing shall constitute a new Non-payment Default for this purpose; provided that, in the case of a breach of a particular financial covenant, the Company shall have been in compliance for at least one full 90 consecutive day period commencing after the date of commencement of such Payment Blockage Period). In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice and there must be a 181 consecutive day period in any 360-day period during which no Payment Blockage Period is in effect. In the event that, notwithstanding the foregoing, the Company makes any payment or distribution to the Trustee or the holder of any Note prohibited by the subordination provision of the Indenture, then such payment or distribution will be required to be paid over and delivered forthwith to the holders (or their representative) of Designated Senior Indebtedness.

     If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "-- Events of Default."

     By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations in full with respect to the Notes.

     As of June 30, 1996, on a pro forma basis, after giving effect pro forma to the sale of the Notes and the estimated application of the net proceeds therefrom, the aggregate amount of outstanding Senior Indebtedness would have been approximately $125 million. See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Although the Indenture will contain limitations on the amount of additional Indebtedness that the Company and the Restricted Subsidiaries may incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Indebtedness of Subsidiaries (to which the Notes will be structurally subordinated except for Indebtedness of a Subsidiary Guarantor). The Indenture will prohibit the incurrence by the Company of Indebtedness which is contractually subordinated in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Notes. After giving effect to the issuance of the Notes and the application of the net proceeds therefrom, there will be no indebtedness of the Company which is subordinated in right of payment to the Notes and there will be no indebtedness of the Company which is pari passu in right of payment with the Notes.


SUBSIDIARY GUARANTEES OF NOTES


     Initially, FRI Louisiana will be the only Subsidiary Guarantor, however, other Restricted Subsidiaries may in the future incur Subsidiary Guarantees of the Notes as described herein. Each Subsidiary Guarantor will guarantee, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of (premium, if any, on) and interest on the Notes pursuant to its Subsidiary Guarantee. The Subsidiary Guarantees will be subordinated to Guarantor Senior Indebtedness of a Subsidiary Guarantor to the same extent and in the same manner as the Notes are subordinated to Senior Indebtedness. In addition to the Subsidiary Guarantee, primarily for state income tax purposes, FRI Louisiana will covenant with the Company to assume, as between the Company and FRI Louisiana, the payment obligations under the Notes in exchange for the advance of substantially all the net proceeds of the Notes Offering to FRI Louisiana. Such intercompany assumption will not affect the primary liability of the Company under the Notes.


     The obligations of each subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities (including, but not limited to, Guarantor Senior Indebtedness) of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor (if any) in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Each Subsidiary Guarantor may consolidate with or merge into or sell all, substantially all or any portion of its assets to the Company or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the "Merger, Consolidation and Sale of Assets" covenant of the Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all of substantially all of its assets to a corporation other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), provided that (a) if the surviving corporation is not the Subsidiary Guarantor, the surviving corporation agrees to assume such Subsidiary Guarantor's Subsidiary Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and (b) such transaction does not (i) violate any of the covenants described below under "Certain Covenants" or in the Indenture or (ii) result in a Default or Event of Default immediately thereafter that is continuing.

     Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its Assets) to a Person other than the Company or another Subsidiary Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph), such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the Indenture; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure other Indebtedness of the Company or any Restricted Subsidiary shall also terminate or be released upon such sale or other disposition. Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Subsidiary Guarantee and related obligations set forth in the Indenture for so long as it remains an Unrestricted Subsidiary.



     Although the Indenture does not contain any requirement that any Subsidiary (other than FRI Louisiana) execute and deliver a Subsidiary Guarantee, certain covenants described below require a future Restricted Subsidiary to execute and deliver a Subsidiary Guarantee prior to the guarantee of other Indebtedness. See "Certain Covenants -- Limitation on Guarantees of Indebtedness by Restricted Subsidiaries."


CERTAIN COVENANTS

     The Indenture will contain, among others, the covenants described below.

     Limitation on Indebtedness. (a) The Indenture will provide that neither the Company nor any Restricted Subsidiary will create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively "incur") any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness and Permitted Subsidiary Indebtedness, as the case may be; provided, however, that the Company and its Restricted Subsidiaries that are Subsidiary Guarantors may incur Indebtedness if
(x) the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness (and for which financial statements are available), taken as one period (at the time of such incurrence, after giving pro forma effect to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred and the application of such proceeds occurred at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness (including Permitted Indebtedness) by the Company or its Restricted Subsidiaries since the first day of such four-quarter period (including any other Indebtedness to be incurred concurrent with the incurrence of such Indebtedness) as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period; and (iii) notwithstanding clause (d) of the definition of Consolidated Net Income, the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any Person acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period), would have been equal to at least 2.5 to 1.0.

     Limitation on Restricted Payments. (a) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take the following actions:

          (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

          (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock;

          (iii) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness;

          (iv) declare or pay any dividend on, or make any distribution to the holders of, any shares of Capital Stock of any Restricted Subsidiary of the Company (other than to the Company or any of its Wholly Owned Restricted Subsidiaries) or purchase, redeem or otherwise acquire or retire for value any Capital

     Stock of any Restricted Subsidiary or any options, warrants or other rights to acquire any such Capital Stock (other than with respect to any such Capital Stock held by the Company or any Wholly Owned Restricted Subsidiary of the Company);

          (v) make any Investment (other than any Permitted Investment);

          (vi) in connection with the acquisition of any property or asset by the Company or its Restricted Subsidiaries after the date of the Indenture, which property or asset would secure or be subject to any Production Payment obligations of the Company or its Restricted Subsidiaries, make any investment (of cash, property or other assets) in such property or asset so acquired in addition to the amount of Indebtedness (including Production Payment obligations) incurred by the Company or its Restricted Subsidiaries in connection with such acquisition; or

          (vii) incur, create, assume or suffer to exist any guarantee of Indebtedness of any Affiliate (other than (a) guarantees of Indebtedness of any Restricted Subsidiary by the Company or (b) guarantees of Indebtedness of the Company by any Restricted Subsidiary, in each case in accordance with the terms of the Indenture);

(such payments or other actions described in (but not excluded from) clauses (i) through (vii) are collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the amount determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) in accordance with the "Limitation on Indebtedness" covenant, and (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum (without duplication) of the following:

          (A) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the month after which the Indenture is signed and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus

          (B) the aggregate net cash proceeds received after the date of the Indenture by the Company as capital contributions to the Company (other than from any Restricted Subsidiary), plus

          (C) the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company, plus

          (D) the aggregate net cash proceeds received after the date of the Indenture by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company, plus

          (E) the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of debt securities or shares of Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company to the extent such debt securities were originally sold for cash, together with the aggregate cash received by the Company at the time of such conversion or exchange, plus

          (F) To the extent not otherwise included in the Company's Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from the payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary after the date of the Indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of Investment), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after the date of the Indenture, plus

        (G) $15,000,000.

     (b) Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses
(ii), (iii) and (iv) below) no Default or Event of Default shall have occurred and be continuing:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (a) above (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of paragraph (a) above);

          (ii) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

          (iii) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for or out of the aggregate net cash proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company; and

          (iv) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the aggregate net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Subordinated Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (B) such new Subordinated Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired, (C) such new Subordinated Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the Notes and such new Subordinated Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the Notes.

The actions described in clauses (i), (ii) and (iii) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) (provided that any dividend paid pursuant to clause (i) of this paragraph (b) shall reduce the amount that would otherwise be available under clause (3) of paragraph (a) when declared, but not also when subsequently paid pursuant to such clause (i)), and the actions described in clause (iv) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).

     (c) In computing Consolidated Net Income of the Company under paragraph (a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Net Income of the Company for any period.

     Limitation on Issuances and Sales of Restricted Subsidiary Stock. The Indenture will provide that the Company (i) will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) and (ii) will not permit any Person (other than the Company and/or one or more Wholly Owned Restricted Subsidiaries) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant shall not prohibit (1) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture, or (2) the ownership by directors of directors' qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.


     Limitation on Transactions with Affiliates. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or the rendering of any services) with, or for the benefit of, any Affiliate of the Company (each, other than a Restricted Subsidiary, being an "Interested Person"), unless (i) such transaction or series of transactions are on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm's length transaction with unrelated third parties who are not Interested Persons, (ii) with respect to any one transaction or series of transactions involving aggregate payments in excess of $1,000,000, the Company delivers an officer's certificate to the Trustee certifying that such transaction or series of transactions complies with clause (i) above and such transaction or series of transactions have been approved by the Board of Directors of the Company, and (iii) with respect to any one transaction or series of transactions involving aggregate payments in excess of $10,000,000, the officer's certificate referred to in clause (ii) above also certifies that such transaction or series of transactions have been approved by a majority of the Disinterested Directors (or, in the event there are no such Disinterested Directors, that the Company has obtained a written opinion from an independent nationally recognized investment banking firm or appraisal firm, in either case specializing or having a specialty in the type and subject matter of the transaction or series of transactions at issue, which opinions shall be to the effect set forth in clause (i) above or shall state that such transaction or series of transactions are fair from a financial point of view to the Company or such Restricted Subsidiary); provided, however, that this covenant will not restrict the Company from (1) paying reasonable and customary regular compensation and fees to directors of the Company who are not employees of the Company or any Restricted Subsidiary or (2) paying dividends on, or making distributions with respect to, shares of Capital Stock of the Company on a pro rata basis to the extent permitted by the "Limitation on Restricted Payments" covenant.


     Limitation on Liens. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets (including any intercompany notes), whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are directly secured equally and ratably with the obligation or liability secured by such Lien. The incurrence of additional secured Indebtedness by the Company or any Restricted Subsidiary is subject to further limitations on the incurrence of Indebtedness as described under "-- Limitation on Indebtedness."

     Change of Control. Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase all of the then outstanding Notes (a "Change of Control Offer"), and shall purchase, on a business day (the "Change of Control Purchase Date") not more than 70 nor less than 30 days following the Change of Control, all of the then outstanding Notes validly tendered pursuant to such Change in Control Offer, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Purchase Date.

     In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Change of Control, mail to each Noteholder a notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Noteholders must follow to accept the Change of Control Offer.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by Noteholders seeking to accept the Change of Control Offer. If on a Change of Control Purchase Date the Company does not have available funds sufficient to pay the Change of Control Purchase Price or is prohibited from purchasing the Notes, an Event of Default would occur under the Indenture. The definition of Change of Control includes an event by which the Company sells, conveys, transfers or leases all or substantially all of its properties to any Person; the phrase "all or substantially all" is subject to applicable legal precedent and as a result in the future there may be uncertainty as to whether a Change of Control has occurred.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the same purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company intends to comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above. The existence of a Holder's right to require, subject to certain conditions, the Company to repurchase its Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes, or results in, a Change of Control.

     Limitation on Disposition of Proceeds of Asset Sales. (a) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets and properties sold or otherwise disposed of pursuant to the Asset Sale (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution) and (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, in respect of such Asset Sale consists of cash, Cash Equivalents or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the Notes) or any Restricted Subsidiary as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable.


     (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may either (x) apply the Net Cash Proceeds thereof to permanently reduce Senior Indebtedness or to permanently reduce Guarantor Senior Indebtedness, or (y) invest all or any part of the Net Cash Proceeds thereof, within 365 days after such Asset Sale, in properties and assets which replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the business of the Company or its Restricted Subsidiaries, as the case may be ("Replacement Assets"). The amount of such Net Cash Proceeds not applied or invested as provided in this paragraph constitutes "Excess Proceeds."


     (c) When the aggregate amount of Excess Proceeds equals or exceeds $15,000,000, the Company shall make an offer to purchase, from all Holders of the Notes and any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of Notes and any then outstanding Pari Passu Indebtedness equal to such Excess Proceeds as follows:

          (i) (A) the Company shall make an offer to purchase (a "Net Proceeds Offer") from all Holders of the Notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Payment Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness, if any (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered), and (B) to the extent required by such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Indebtedness Amount") equal to the excess of the Excess Proceeds over the Payment Amount.

          (ii) The offer price for the Notes shall be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting a "Net Proceeds Deficiency"), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Limitation on Restricted Payments" covenant.

          (iii) If the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer and Pari Passu Offer, the amount of Excess Proceeds shall be reset to zero.

The Company will not permit any Subsidiary to enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make a Net Proceeds Offer following any Asset Sale. The Company intends to comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

     Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. (a) The Indenture will provide that the Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to guarantee the payment of any Indebtedness of the Company unless (i)(A) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for an Subsidiary Guarantee of the Notes by such Restricted Subsidiary which Subsidiary Guarantee will be subordinated to Guarantor Senior Indebtedness (but no other Indebtedness) to the same extent that the Notes are subordinated to Senior Indebtedness and (B) with respect to any guarantee of Subordinated Indebtedness by a Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes;
(ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until such time as the obligations guaranteed thereby are paid in full; and (iii) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that such Subsidiary Guarantee has been duly executed and authorized and constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph (a) shall not be applicable to any guarantee of any

Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary of the Company and (y) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company.

     (b) Notwithstanding the foregoing and the other provisions of the Indenture, any Subsidiary Guarantee incurred by a Restricted Subsidiary pursuant to this covenant shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person that is not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture), (ii) the merger of such Restricted Subsidiary into the Company or any other Restricted Subsidiary (provided the surviving Restricted Subsidiary assumes the Subsidiary Guarantee) or the liquidation and dissolution of such Restricted Subsidiary (in each case to the extent not prohibited by the Indenture), or (iii) the release or discharge of the guarantee which resulted in the creation of such Subsidiary Guarantee of the Notes, except a discharge or release by or as a result of payment under such guarantee.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make an Investment in the Company or any other Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions (i) pursuant to an agreement in effect or entered into on the date of the Indenture, (ii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any other Person, or the properties or assets of any other Person, other than the Person, or the property or assets of the Person, so acquired or (iii) existing under any agreement that extends, renews, refinances or places the agreements containing the restrictions in the foregoing clauses (i) and (ii), provided that the terms and conditions of any such restrictions are not materially less favorable to the Holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

     Limitation on Other Senior Subordinated Indebtedness. The Indenture will provide that the Company will not incur, directly or indirectly, any Indebtedness which is expressly subordinate or junior in right of payment in any respect to Senior Indebtedness unless such Indebtedness ranks pari passu in right of payment with the Notes, or is expressly subordinated in right of payment to the Notes.

     Reports. The Indenture will require that the Company (and the Subsidiary Guarantors, if applicable) file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company (and the Subsidiary Guarantors, if applicable) will also be required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company (and the Subsidiary Guarantors, if applicable) would be required to file such reports and documents if the Company (and the Subsidiary Guarantors, if applicable) were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any holder of Notes promptly upon written request.

     Future Designation of Restricted and Unrestricted Subsidiaries. The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by the Company of any existing or future Subsidiary of the Company as an Unrestricted Subsidiary. Generally, a Restricted Subsidiary includes any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless the Subsidiary of the Company is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture. The definition of "Unrestricted Subsidiary" set forth under the caption
"-- Certain Definitions" describes the circumstances under which a future Subsidiary of the Company may be designated as an Unrestricted Subsidiary by the Board of Directors of the Company.

MERGER, CONSOLIDATION AND SALE OF ASSETS, ETC.

     The Company will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Affiliated Persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto (i) either (A) if the transaction or transactions is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (B) the Person (if other than the Company) formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and, in each case, the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company, immediately after giving effect to such transaction or transactions on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or transactions; (iv) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company or any Wholly Owned Restricted Subsidiary, immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (on the assumption that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant;
(v) each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture to the Indenture confirmed that its Subsidiary Guarantee of the Notes shall apply to such Person's obligations under the Indenture and the Notes; and (vi) if any of the properties or assets of the Company or any of its Restricted Subsidiaries would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of such Lien shall have been in compliance with the "Limitation on Liens" covenant.

     In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereto comply with the requirements under the Indenture and an Opinion of Counsel stating that the requirements of clause (i) of the preceding paragraph have been complied with.

     Upon any consolidation or merger or any sale, assignment, transfer, lease or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company therein, and thereafter the Company, except in the case of a lease. will be discharged from all obligations and covenants under the Indenture and the Notes.

EVENTS OF DEFAULT

     The following will be "Events of Default" under the Indenture:

          (i) default in the payment of the principal of or premium, if any, on any of the Notes, whether such payment is due at maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, upon acceleration or otherwise; or

          (ii) default in the payment of any installment of interest on any of the Notes, when it becomes due and payable, and the continuance of such default for a period of 30 days; or

          (iii) default in the performance or breach of the provisions of the "Merger, Consolidation and Sale of Assets" section of the Indenture, the failure to make or consummate a Change in Control Offer in accordance with the provisions of the "Change in Control" covenant or the failure to make or consummate a Net Proceeds Offer in accordance with the provisions of the "Limitation on Disposition of Proceeds of Asset Sales" covenant; or

          (iv) the Company or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the Notes, any Subsidiary Guarantee or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 30 days after written notice of such failure requiring the Company to remedy the same shall have been given
     (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

          (v) the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of (or premium, if any, on) or interest on any Indebtedness of the Company (other than the Notes) or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed when due, or any other default causing acceleration of any Indebtedness of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed, provided that the aggregate principal amount of such Indebtedness shall exceed $5,000,000; provided further that if any such default is cured or waived or any such acceleration rescinded, or such debt is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; or

          (vi) the commencement of proceedings, or the taking of any enforcement action (including by way of set-off), by any holder of at least $5,000,000 in aggregate principal amount of Indebtedness of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary, after a default under such Indebtedness, to retain in satisfaction of such Indebtedness or to collect or seize, dispose of or apply in satisfaction of such Indebtedness, property or assets of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary having a fair market value (as determined by the Board of Directors of the Company and evidenced by a board resolution) in excess of $5,000,000 individually or in the aggregate, provided that if any such proceedings or actions are terminated or rescinded, or such Indebtedness is repaid, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as (i) such rescission does not conflict with any judgment or decree and (ii) the holder of such Indebtedness shall not have applied any such property or assets in satisfaction of such Indebtedness; or

          (vii) any Subsidiary Guarantee shall for any reason cease to be, or be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, in full force and effect, enforceable accordance with its terms (except pursuant to the release of any such Subsidiary Guarantee in accordance with the Indenture); or

          (viii) certain events giving rise to ERISA liability; or

          (ix) final judgments or orders rendered against the Company or any Subsidiary Guarantor or any other Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $5,000,000 over the coverage under applicable insurance policies and either (i) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or (ii) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect; or

          (x) the entry of a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) adjudging the Company or any Subsidiary Guarantor or any other Restricted Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company or a Restricted Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary or of a substantial part of their consolidated assets, or ordering the winding up or liquidation of their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

          (xi) the commencement by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankruptcy or insolvent, or the consent by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary or of any substantial part of their consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by the Company or any Subsidiary Guarantor or any other Restricted Subsidiary in furtherance of any such action.

     If an Event of Default (other than as specified in clause (x) or (xi) above) shall occur and be continuing, the Trustee, by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes due and payable immediately, upon which declaration all amounts payable in respect of the Notes shall be immediately due and payable. If an Event of Default specified in clause (x) or (xi) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration. notice or other act on the part of the Trustee or any holder of Notes.

     After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company or any Subsidiary Guarantor has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate home by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and
(c) all Events of Default, other than the nonpayment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

     No holder of any of the Notes has any fight to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its fights or powers under the Indenture at the request or direction of any of the Noteholders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 60 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of the Noteholders.

     The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Subsidiary Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within ten days of any Default.

LEGAL DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, terminate the obligations of the Company and the Subsidiary Guarantors with respect to the outstanding Notes ("legal defeasance"). Such legal defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, on and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Subsidiary Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under "--Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

     In order to exercise either legal defeasance or covenant defeasance, (i) the Company or any Subsidiary Guarantor must irrevocably deposit, with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, on and interest on the outstanding Notes to redemption or maturity; (ii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of the Company or any Subsidiary Guarantor, (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture to either legal defeasance or covenant defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Indebtedness would result therefrom.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amounts sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (and premium, if any, on) and interest on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be, (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

     From time to time, the Company and the Trustee may, without the consent of the Noteholders, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act of 1939, or making any change that does not adversely affect the rights of any Noteholder. Other amendments and modifications of the Indenture or the Notes may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on any Note,
(b) reduce the principal amount of (or the premium, if any, on) or interest on any Note, (c) change the place, coin or currency of payment of principal of (or the premium, if any, on) or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above-stated percentage of aggregate principal amount of outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, or (h) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate the Net Proceeds Offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto.

     The Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal (or premium, if any, on) or interest on the Notes.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture, the Notes and the Subsidiary Guarantees provide that they will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Asset Acquisition from such Person, (b) outstanding at the time such Person becomes a Subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a Subsidiary) or (c) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company of any Indebtedness described in clause (a) or (b) of this definition, including any successive refinancings, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, and (B) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity later than the final Stated Maturity of the Notes.


     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of the Company's most recently completed fiscal year, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's petroleum engineers, unless in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause (a)(i) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers, (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (iv) the greater of (i) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements or (ii) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company's latest audited financial statements, minus (b) the sum of (i) minority interests, (ii) any gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements, (iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company's year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto and (iv) the discounted future net revenues, calculated in


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

accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto. If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company was still using the full cost method of accounting.

     "Adjusted Net Assets" of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or any Restricted Subsidiary shall be merged with or into the Company or any other Restricted Subsidiary or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by means of a Sale/Leaseback Transaction or by way of merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary held by the Company or any Restricted Subsidiary; (b) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Restricted Subsidiaries; or (c) any other properties or assets of the Company or any of its Restricted Subsidiaries other than a disposition of hydrocarbons or other mineral products in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any transfer of properties or assets that is governed by, and made in accordance with, the provisions described under "Merger, Consolidation and Sale of Assets;"
(ii) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the "Limitation on Restricted Payments" Covenant; (iii) any trade or exchange by the Company or any Restricted Subsidiary of oil and gas properties (other than properties constituting all or substantially all of the Original Properties) for other oil and gas properties owned or held by another Person provided that (x) the fair market value of the properties traded or exchanged by the Company or such Restricted Subsidiary (including any cash or Cash Equivalents, not to exceed 15% of such fair market value, to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the fair market value of the properties (together with any cash or Cash Equivalents, not to exceed 15% of such fair market value) to be received by the Company or such Restricted Subsidiary as determined in good faith by (i) any officer of the Company if such fair market value is less than $5 million and (ii) the Board of Directors of the Company as certified by a certified resolution delivered to the Trustee if such fair market value is equal to or in excess of $5 million; provided that if such resolution indicates that such fair market value is equal to or in excess of $10 million such resolution shall be accompanied by a written appraisal by a nationally recognized investment banking firm or appraisal firm, in each case specializing or having a speciality in oil and gas properties, and
(y) such exchange is
approved by a majority of the Disinterested Directors of the Company; or (iv) any transfer of Properties having a fair market value of less than $2,000,000.

     "Attributable Indebtedness" means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date of determination at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the "net amount of rent" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.


     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 365 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; and (v) overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in clause (ii) above.



     "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the F&R Interests is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company; (b) the Company is merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation, (A) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting Person is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote with respect to such merger or consolidation, the stockholders of the Company as of such record date and (B) any "person" or "group"

(as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than the F&R Interests, has become the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the surviving or resulting Person; (c) the Company, either individually or in conjunction with one or more Restricted Subsidiaries, sells, conveys, transfers or leases, or the Restricted Subsidiaries sells, convey, transfer or lease, all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than the Company or a Wholly Owned Restricted Subsidiary); (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (e) the liquidation or dissolution of the Company.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, to (b) the sum of such Consolidated Interest Expense for such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with clause (x) of the "Limitation on Indebtedness" covenant and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with clause (x) of the "Limitation on Indebtedness" covenant shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iii) notwithstanding clauses (i) and (ii) of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements and (iv) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments.

     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication, the sum of (i) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount,
(b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest, in each case to the extent attributable to such period, (ii) to the extent any Indebtedness of any Person (other than the

Company or a Restricted Subsidiary) is guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest paid or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (iii) the aggregate amount of the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iv) the aggregate amount of dividends paid or accrued on Redeemable Capital Stock or Preferred Stock of the Company and its Restricted Subsidiaries, to the extent such Redeemable Capital Stock or Preferred Stock is owned by Persons other than Restricted Subsidiaries.

     "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (a) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the net income (or net loss) of any Person (other than the Company or any of its Restricted Subsidiaries), in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends, distributions or interest on indebtedness is attributable to net income (or net loss) of such Person during such period or during any prior period), (d) net income (or net loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (f) income resulting from transfers of assets received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary and (g) any write-downs of non-current assets, provided, however, that any ceding limitation write downs under SEC guidelines shall be treated as capitalized costs, as if such write downs had not occurred.

     "Consolidated Net Worth" means, at any date, the consolidated stockholders' equity of the Company less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP.

     "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge which requires an accrual of or reserve for cash charges for any future period).

     "Credit Agreement" means the Revolving Credit Facility Agreement dated as of December 7, 1994 among the Company and Chase Manhattan Bank, N.A., as agent, as such agreement may be amended, modified, supplemented, extended, restated, replaced (including replacement after the termination of such agreement), restructured, increased, renewed or refinanced from time to time in one or more credit agreements, loan agreements, instruments or similar agreements, as such may be further amended, modified, supplemented, extended, restated, replaced (including replacement after the termination of such agreement), restructured, increased, renewed or refinanced from time to time, in each case in accordance with and as permitted by the Indenture.

     "Credit Agreement Obligations" means all monetary obligations of every nature of the Company or a Restricted Subsidiary, including without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, from time to time owed to the lenders or any agent under or in respect of the Credit Agreement.

     "Default" means any event. act or condition that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Credit Agreement Obligations (ii) all Senior Indebtedness under the Senior Note Obligations and (iii) any other Senior Indebtedness which (a) at the time of incurrence equals or exceeds $10,000,000 in aggregate principal amount and
(b) is specifically designated by the Company in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" for purpose of the Indenture.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to such transaction or series of transactions.

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Event of Default" has the meaning set forth above under the caption "Events of Default."

     "F&R Interests" means, collectively, William W. Rucks, IV and James C. Flores, together with their respective spouses, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing, or any other Person in which the Persons referred to in the foregoing are at the time of determination the direct record and beneficial owners of all of the outstanding Capital Stock.

     "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable as of the date of the Indenture. "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. When used as a verb, "guarantee" shall have a corresponding meaning.

     "Guarantor Senior Indebtedness" means all Indebtedness of a Subsidiary Guarantor (present and future) created, incurred, assumed or guaranteed by such Subsidiary Guarantor (and all renewals, substitutions, refinancings or replacements thereof) (including the principal of, interest on and fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with such Indebtedness), unless the instrument governing such Indebtedness expressly provides that such Indebtedness is not senior in right of payment to its Subsidiary Guarantee. Notwithstanding the foregoing, Guarantor Senior Indebtedness of a Subsidiary Guarantor will not include (i) Indebtedness of such Subsidiary Guarantor evidenced by its Subsidiary Guarantee, (ii) Indebtedness of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any Guarantor Senior Indebtedness of such Subsidiary Guarantor or its Subsidiary Guarantee, (iii) Indebtedness which, when incurred and without respect to any election under
Section 1111(b) of Title 11 United States Code, is by its terms without recourse to such Subsidiary Guarantor, (iv) any repurchase, redemption or other obligation in respect of Redeemable Capital Stock of such Subsidiary Guarantor,
(v) to the extent it might constitute Indebtedness, any liability for federal, state, local or other taxes owed or owing by such Subsidiary Guarantor, (vi) Indebtedness of such Subsidiary Guarantor to the Company or any of the Company's other Subsidiaries or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, and (vii) that portion of any Indebtedness of such Subsidiary Guarantor which at the time of issuance is issued in violation of the Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (vii) if the holder(s) of such Indebtedness or their representative or such Subsidiary Guarantor shall have furnished to the Trustee an opinion of counsel unqualified in all material respects of independent legal counsel, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon a certificate of such Subsidiary Guarantor) to the effect that the incurrence of such Indebtedness does not violate the provisions of such Indenture); provided that the foregoing exclusions shall not affect the priorities of any Indebtedness arising solely by operation of law in any case or proceeding or similar event described in clause (a), (b) or (c) of the second paragraph of "--Subordination."

     "Holder" means a Person in whose name a Note is registered in the Note Register.

     "Indebtedness" means, with respect to any Person, without duplication, (i) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers' acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (c) all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) the Attributable Indebtedness (in excess of any related Capitalized Lease Obligations) related to any Sale/Leaseback Transaction of such Person, (f) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (g) all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment), (h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (i) all obligations of such Person under or in respect of currency exchange contracts and Interest Rate Protection Obligations and (j) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of such Person of the types referred to in clauses (a) through
(i) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock, provided, however, that if such Redeemable Capital Stock is not at the date of determination permitted or required to be repurchased, the "maximum fixed repurchase price" shall be the book value of such Redeemable Capital Stock. Subject to clause (g) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's and any of its Subsidiaries' exposure to fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude (a) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and (b) Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness incurred in compliance with the "Limitation on Indebtedness" covenant, but only to the extent that the notional principal amount of such Interest Rate Protection Obligations does not exceed 105% of the principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (c) bonds, notes, debentures or other securities received in compliance with the "Limitation on Disposition of Proceeds of Asset Sales" covenant.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than 10% during a fiscal quarter in the estimated discounted future net cash flows from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a) (i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves that have been estimated by a nationally recognized firm of independent petroleum engineers and on which a report or reports exist and (ii) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in the "Limitation on Disposition of Proceeds of Asset Sales" covenant.

     "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds.

     "Net Working Capital" means (i) all current assets of the Company and its Restricted Subsidiaries, minus (ii) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with GAAP.

     "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness of the Company incurred in connection with the acquisition by the Company of any property or assets and as to which (a) the holders of such Indebtedness agree that they will look solely to the property or assets so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness and (b) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness of the Company or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "Note Register" means the register maintained by or for the Company in which the Company shall provide for the registration of the Notes and of transfer of the Notes.

     "Oil and Gas Business" means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties, (iii) any business relating to or arising from exploration for or development, production, treatment, processing, storage, refining, transportation or marketing of oil, gas and other minerals and products produced in association therewith, and (iv) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through
(iii) of this definition.

     "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the Notes.

     "Permitted Indebtedness" means any of the following:

          (i) Indebtedness of the Company under one or more bank credit or revolving credit facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (A) $100 million and (B) an amount equal to the sum of (x) $30 million and (y) 20% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness (such greater amount being referred to as the "Adjusted Maximum Credit Amount") (plus interest and fees under such facilities), less any amounts derived from Asset Sales and applied to the required permanent reduction of Senior Indebtedness (and a permanent reduction of the related commitment to lend or amount available to be reborrowed in the case of a revolving credit facility) under such credit facilities as contemplated by the "Disposition of Proceeds of Asset Sales" covenant (the "Maximum Credit Amount") (with the Maximum Credit Amount to be an aggregate maximum amount for the Company and all Restricted Subsidiaries, pursuant to clause (i) of the definition of "Permitted Subsidiary Indebtedness"), and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancings or replacements (each, for purposes of this clause, a "refinancing") thereof by the Company, including any successive refinancings thereof by the Company, so long as the aggregate principal amount of any such new Indebtedness, together with the aggregate principal amount of all other Indebtedness outstanding pursuant to this clause (i) (and clause (i) of the definition of "Permitted Subsidiary Indebtedness"), shall not at any one time exceed the Maximum Credit Amount;

          (ii) Indebtedness of the Company under the Notes;

          (iii) Indebtedness of the Company outstanding on the date of the Indenture (and not repaid or defeased with the proceeds of the offering of the Notes and the concurrent offering of Common Stock by the Company);

          (iv) obligations of the Company pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; and hedging arrangements that the Company enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil or natural gas prices;

          (v) Indebtedness of the Company to any Restricted Subsidiaries;

          (vi) in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

          (vii) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guarantees and letters of credit supporting such bid, performance, surety or other reimbursement obligations (in each case other than for an obligation for money borrowed);

          (viii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company of any Indebtedness of the Company other than Indebtedness incurred pursuant to clauses (iv), (vii) and (viii) of this definition, including any successive refinancings by the Company, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, and (B) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced;

          (ix) Non-Recourse Indebtedness; and

          (x) other Indebtedness of the Company and the Restricted Subsidiaries that are Subsidiary Guarantors in an aggregate principal amount not in excess of $25,000,000 at any one time outstanding.

     "Permitted Investments" means any of the following: (i) Investments in Cash Equivalents; (ii) Investments in the Company or any of its Restricted Subsidiaries; (iii) Investments in an amount not to exceed $10,000,000 at any one time outstanding; (iv) Investments by the Company or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (A) such other Person becomes a Restricted Subsidiary of the Company; or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary, (v) entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations; or (vi) entry into any hedging arrangements in the ordinary course of business for the purpose of protecting the Company's or any Restricted Subsidiary's production against fluctuations in oil or natural gas prices.

     "Permitted Liens" means the following types of Liens:

          (a) Liens existing as of the date the Notes are first issued;

          (b) Liens securing the Notes;

          (c) Liens in favor of the Company or a Restricted Subsidiary that is a Subsidiary Guarantor;

          (d) Liens securing Senior Indebtedness or Guarantor Senior
     Indebtedness;

          (e) Liens for taxes, assessments and governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (f) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof,

          (g) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, Federal or foreign lands or waters);

          (h) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

          (i) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (j) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

          (k) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of the Subsidiaries;

          (l) Liens securing obligations under hedging agreements that the Company or any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil or natural gas prices;

          (m) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (n) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof,

          (o) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

          (p) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (q) Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under this Indenture;

          (r) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation thereof;

          (s) Liens on pipeline or pipeline facilities which arise out of operation of law;

          (t) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements which are customary in the Oil and Gas Business;

          (u) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

          (v) Liens constituting survey exceptions, encumbrances, casements, or reservations of, or rights to others for, rights-of-way, zoning or other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of Property or services, and in the aggregate do not materially adversely affect the value of Property of the Company and the Restricted Subsidiaries, taken as a whole, or materially impair the use of such Properties for the purposes for which such Properties are held by the Company or any Restricted Subsidiaries; and

          (w) Liens securing Non-Recourse Indebtedness; provided, however, that the related Non-Recourse Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired by the Company with the proceeds of such Non-Recourse Indebtedness;

Notwithstanding anything in clauses (a) through (w) of this definition, the term "Permitted Liens" does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto.

     "Permitted Subsidiary Indebtedness" means any of the following:

          (i) Indebtedness of any Restricted Subsidiary under one or more bank credit or revolving credit facilities (and "refinancings" thereof) in an amount at any one time outstanding not to exceed the Maximum Credit Amount (in the aggregate for all Restricted Subsidiaries and the Company, pursuant to clause (i) of the definition of "Permitted Indebtedness");

          (ii) Indebtedness of any Restricted Subsidiary outstanding on the date of the Indenture;

          (iii) obligations of any Restricted Subsidiary pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; and hedging arrangements that any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil or natural gas prices;

          (iv) the Subsidiary Guarantees of the Notes and Senior Notes (and any assumption of the obligations guaranteed thereby);

          (v) Indebtedness of any Restricted Subsidiary relating to guarantees by such Restricted Subsidiary of Permitted Indebtedness pursuant to Clause
     (i) of the definition of "Permitted Indebtedness;"

          (vi) in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

          (vii) Indebtedness in respect of bid, performance or surety bonds issued for the account of any Restricted Subsidiary in the ordinary course of business, including guarantees and letters of credit supporting such bid, performance, surety or other reimbursement obligations (in each case other than for an obligation for money borrowed);

          (viii) Indebtedness of any Restricted Subsidiary to any other Restricted Subsidiary or to the Company;

          (ix) Indebtedness relating to guarantees by any Restricted Subsidiary permitted to be incurred pursuant to the "Limitation on Guarantees of Indebtedness by Subsidiaries" covenant; and

          (x) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by any Restricted Subsidiary of any Indebtedness of such Restricted Subsidiary, including any successive refinancings by such Restricted Subsidiary, so long as (x) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of such Subsidiary incurred in connection with such refinancing and (y) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

     "Restricted Subsidiary" means any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless such Subsidiary of the Company is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture.

     "S&P" means Standard and Poor's Corporation and its successors.

     "Sale/Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which properties or assets are sold or transferred by such Person or a Subsidiary of such Person and are thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.

     "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the Senior Note Obligations. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Notes, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Senior Indebtedness of the Company, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is by its terms without recourse to the Company, (d) any repurchase, redemption or other obligation in respect of Redeemable Capital Stock of the Company, (e) to the extent it might constitute Indebtedness, any liability for federal, state, local or other taxes owed or owing by the Company,
(f) Indebtedness of the Company to a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, and (g) that portion of any Indebtedness of the Company which at the time of issuance is issued in violation of the Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (g) if the holder(s) of such Indebtedness or their representative or the Company shall have furnished to the Trustee an opinion of counsel unqualified in all material respects of independent legal counsel, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon a certificate of the Company) to the effect that the incurrence of such Indebtedness does not violate the provisions of such Indenture); provided that the foregoing exclusions shall not affect the priorities of any Indebtedness arising solely by operation of law in any case or proceeding or similar event described in clause (a), (b) or (c) of the second paragraph of "--Subordination."

     "Senior Notes" means the 13 1/2% Senior Notes due 2004 of the Company issued pursuant to the Indenture, dated as of December 1, 1994, between the Company, as issuer, FRI Louisiana, as subsidiary guarantor, and Shawmut Bank Connecticut, National Association (now known as Fleet National Bank), as trustee.

     "Senior Note Obligations" means all monetary obligations of every nature of the Company or a Restricted Subsidiary, including without limitation, obligations to pay principal and interest, fees, expenses and indemnities, from time to time owed to the holders or the trustee in respect of the Senior Notes.

     "Senior Subordinated Note Obligations" means any principal of, premium, if any, and interest on, and any other amounts (including, without limitation, any payment obligations with respect to the Notes as a result of any Asset Sale, Change of Control or redemption) owing in respect of, the Notes payable pursuant to the terms of the Notes or the Indenture or upon acceleration of the Notes.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness or any installment of interest thereon, means the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

     "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

     "Subsidiary Guarantee" means any guarantee of the Notes by (i) any Subsidiary Guarantor in accordance with the provisions set forth in "Subsidiary Guarantees of Notes" and (ii) any Restricted Subsidiary in accordance with the provisions set forth in the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant.

     "Subsidiary Guarantor" means (i) FRI Louisiana, (ii) each of the Company's Restricted Subsidiaries that becomes a guarantor of the Notes in compliance with the provisions described under " -- Subsidiary Guarantees of the Notes" or the provisions of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant and (iii) each of the Company's Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture and to guarantee on an unsubordinated basis the payment of the Notes pursuant to the provisions described under "--Subsidiary Guarantees of Notes."

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary so long as (a) neither the Company nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary; (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity-, (c) neither the Company nor any Restricted Subsidiary has made an Investment in such Subsidiary unless such Investment was made pursuant to, and in accordance with, the "Limitation on Restricted Payments" covenant (other than Investments of the type described in clause (iv) of the definition of Permitted Investments); and (d) such designation shall not result in the creation or imposition of any Lien on any of the Properties of the Company or any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the "Limitation on Liens" covenant); provided, however, that with respect to clause
(a), the Company or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (x) such liability constituted a Permitted Investment or a Restricted Payment permitted by the "Limitation on Restricted Payments" covenant, in each case at the time of incurrence, or (y) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Company could incur $1.00 of additional Indebtedness (not including the incurrence of Permitted Indebtedness) under the first paragraph of the "Limitation on Indebtedness" covenant and (iii) if any of the Properties of the Company or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the "Limitation on Liens" covenant.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary to the extent all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than any directors qualifying shares mandated by applicable law, is owned directly or indirectly by the Company.

BOOK-ENTRY DELIVERY AND FORM

     The Notes will be issued in the form of a fully registered Global Certificate. The Global Certificate will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee.

     Except as set forth below, the Global Certificate may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

     The Depositary has advised the Company and the Underwriters as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect participants.

     The Depositary has also advised that pursuant to procedures established by it (i) upon the issuance by the Company of the Notes, the Depositary will credit the accounts of Participants designated by the Underwriters with the principal amount of the Notes purchased by the Underwriters, and (ii) ownership of beneficial interests in the Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to Participants' interests), the Participants and the indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Certificate is limited to such extent.

     So long as a nominee of the Depositary is the registered owner of the Global Certificate, such nominee will be considered the sole owner or holder of the Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Certificate will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Neither the Company, the Trustee, the paying agent nor the Notes registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Principal and interest payments on the Global Certificate registered in the name of the Depositary's nominee will be made by the Company through the paying agent to the Depositary's nominee as the registered owner of the Global Certificate. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payments of principal and interest on such Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor the paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Certificate. The Depositary has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest to credit immediately the accounts of the Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Certificate as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of beneficial interests in the Global Certificate will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants or indirect participants.

     As long as the Notes are represented by a Global Certificate, the Depositary's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See "Certain Covenants -- Change of Control" and "--Limitation on Disposition of Proceeds of Asset Sales." Notice by Participants or indirect participants or by owners of beneficial interests in a Global Certificate held through such Participants or indirect participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Certificate must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other Participant or indirect participant through which it holds an interest in such Note to notify the Note of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery to the Paying Agent of notices of the exercise of the option to elect repayment.

     The Company will issue Notes in definitive form in exchange for the Global Certificate if, and only if, either (1) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, (2) an Event of Default has occurred and is continuing and the Notes registrar has received a request from the Depositary to issue Notes in definitive form in lieu of all or a portion of the Global Certificate (in which case the Company shall deliver Notes in definitive form within 30 days of such request), or (3) the Company determines not to have the Notes represented by a Global Certificate. In either instance, an owner of a beneficial interest in the Global Certificate will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Purchase Agreement (the "Purchase Agreement") among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and Salomon Brothers Inc (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth below opposite their respective names below. The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the Notes if any are purchased.

                                                                                  PRINCIPAL
                                 UNDERWRITERS                                      AMOUNT
- ------------------------------------------------------------------------------   -----------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.....................................................   $
Bear, Stearns & Co. Inc.......................................................
Salomon Brothers Inc..........................................................
                                                                                 -----------
             Total............................................................   $150,000,000
                                                                                 ===========

     The Underwriters have advised the Company that the Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price
less a concession not in excess of      % of the principal amount of the Notes.
The Underwriters may allow, and such dealers may reallow, a discount not in
excess of      % of the principal amount of the Notes to certain other dealers.
After the initial public offering price, concession and discount may be changed.

     The Notes are a new issue of securities for which there is currently no public market. The Company does not intend to apply for listing of the Notes on any securities exchange. The Company has been advised by the Underwriters that subject to the applicable laws and regulations, the Underwriters presently intend to make a market in the Notes, although the Underwriters are under no obligation to do so and may discontinue any market-making activities with respect to the Notes at any time without notice. No assurance, however, can be given as to the liquidity of the trading market for the Notes or that an active trading market for the Notes will develop. If an active public market does not develop, the market price and liquidity of the Notes may be adversely affected.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     Certain legal matters in connection with the securities being offered hereby will be passed upon for the Company by Andrews & Kurth L.L.P., Houston, Texas and for the Underwriters by Baker & Botts, L.L.P., Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements of the Company included and incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included or incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

     Information relating to the estimated proved reserves of oil and gas and the related estimates of future net cash flows and present values of future net revenues thereof at December 31, 1993, 1994 and 1995 included or incorporated herein and in the notes to the financial statements of the Company have been prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers, and are included herein and incorporated by reference herein in reliance upon the authority of such firm as an expert in petroleum engineering.

     The statements of combined oil and gas revenues and direct operating expenses of certain oil and gas producing properties to be acquired from Mobil Oil Exploration & Producing Southeast Inc. for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington. D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 or may be obtained on the Internet at http://www.sec.gov. Copies can be obtained by mail at prescribed rates. Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on the New York Stock Exchange and, as a result, the periodic reports, proxy statements and other information filed by the Company with the Commission can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 ("Registration Statement") under the Securities Act with respect to the Notes offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Notes being offered hereby, reference is made to the Registration Statement and the exhibits thereto. Although the Company believes that all the material terms of the Company's material contracts and agreements have been summarized in the Prospectus, statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. All these documents may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained therefrom at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          a. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

          b. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; and

          c. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed March 8, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE ADDRESSED TO INVESTOR RELATIONS, FLORES & RUCKS, INC., 8440 JEFFERSON HIGHWAY, SUITE 420, BATON ROUGE, LOUISIANA 70809, (504) 927-1450.

                     GLOSSARY OF CERTAIN OIL AND GAS TERMS

     The following are abbreviations and definitions of terms commonly used in the oil and gas industry and this Prospectus. Unless otherwise indicated in this Prospectus, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60() Fahrenheit. BOEs are determined using the ratio of six Mcf of natural gas to one Bbl of oil.

     "Bbl" means a barrel of 42 U.S. gallons of oil.

     "Bcf" means billion cubic feet of natural gas.

     "BCFGE" means billion cubic feet of natural gas equivalent.

     "BOE" means barrels of oil equivalent.

     "BOPD" means barrels of oil per day.

     "Btu" or "British Thermal Unit" means the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

     "BBtu" means one billion British Thermal Units.

     "Completion" means the installation of permanent equipment for the production of oil or gas.

     "Condensate" means a hydrocarbon mixture that becomes liquid and separates from natural gas when the gas is produced and is similar to crude oil.

     "Development well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     "Gross,"when used with respect to acres or wells, refers to the total acres or wells in which the Company has a working interest.

     "MBbls" means thousands of barrels of oil.

     "Mcf" means thousand cubic feet of natural gas.

     "MCFPD" means thousand cubic feet of natural gas per day.

     "MMBbls" means millions of barrels of oil.

     "MMBOE" means million barrels of oil equivalent.

     "MMBtu" means one million British Thermal Units.

     "MMcf" means million cubic feet of natural gas.

     "Net" when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by the Company.

     "Net production" means production that is owned by the Company less royalties and production due others.

     "Oil" means crude oil or condensate.

     "Operator" means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

     "Present Value of Future Net Revenues" or "Present Value of Proved Reserves" means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

     "Project" means a proposal to add a producing completion of oil or gas. A proposal may vary in range from work authorized to be performed to proposals that are founded in geologic and engineering principles yet require further research before funds are authorized.

     "Proved developed reserves" means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     "Proved reserves" means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

          i. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
     (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          ii. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          iii. Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

     "Proved undeveloped reserves" means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

     "Recompletion" means the completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     "Reserves" means proved reserves.

     "Royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     "Spud" means to start drilling a new well (or restart).

     "3-D seismic" means seismic data that are acquired and processed to yield a three-dimensional picture of the subsurface.

     "Waterflood" means the injection of water into a reservoir to fill pores vacated by produced fluids, thus maintaining reservoir pressure and assisting production.

     "Working interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner's royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

     "Workover" means operations on a producing well to restore or increase production.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Consolidated Financial Statements of Flores & Rucks, Inc.
  Report of Independent Public Accountants...........................................   F-2
  Consolidated Balance Sheets as of December 31, 1995 and 1994.......................   F-3
  Consolidated Statements of Operations for the years ended December 31, 1995, 1994
     and 1993........................................................................   F-4
  Consolidated Statements of Stockholders' Equity for the years ended December 31,
     1995, 1994 and 1993.............................................................   F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994
     and 1993........................................................................   F-6
  Notes to Consolidated Financial Statements.........................................   F-7
  Consolidated Balance Sheet as of June 30, 1996.....................................   F-23
  Consolidated Statements of Operations for the six months ended June 30, 1996 and
     1995............................................................................   F-24
  Consolidated Statements of Cash Flows for the six months ended June 30, 1996 and
     1995............................................................................   F-25
  Notes to Consolidated Financial Statements.........................................   F-26
Financial Statements of Mobil Properties
  Report of Independent Auditors.....................................................   F-27
  Statements of Combined Oil and Gas Revenues and Direct Operating Expenses..........   F-28
  Notes to Statements of Combined Oil and Gas Revenues and Direct Operating
     Expenses........................................................................   F-29

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Flores & Rucks, Inc. and subsidiaries:

     We have audited the accompanying consolidated balance sheets of Flores & Rucks, Inc. (a Delaware corporation) and subsidiaries, as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flores & Rucks, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

New Orleans, Louisiana
February 16, 1996

                              FLORES & RUCKS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                         DECEMBER 31,
                                                                 ----------------------------
                                                                     1995            1994
                                                                 ------------     -----------
                                           ASSETS
Current assets:
  Cash and cash equivalents....................................  $    212,238     $   568,690
  Joint interest receivables...................................       390,275         300,580
  Oil and gas sales receivables................................    17,546,127      10,308,998
  Accounts receivable -- stockholders..........................       129,129         125,377
  Prepaid expenses.............................................       390,412         516,518
  Other current assets.........................................       424,824          72,718
                                                                 ------------    ------------
          Total current assets.................................    19,093,005      11,892,881
Oil and gas properties -- full cost method:
  Evaluated....................................................   275,581,044     206,537,120
  Less accumulated depreciation, depletion, and amortization...  (114,040,044)    (60,019,583)
                                                                 ------------    ------------
                                                                  161,541,000     146,517,537
  Unevaluated properties excluded from amortization............    19,041,148      14,432,594
Other assets:
  Furniture and equipment, less accumulated depreciation of
     $1,258,225 and $527,257 in 1995 and 1994, respectively....     2,340,641         983,718
  Restricted deposits..........................................     4,259,182       2,300,298
  Deferred financing costs.....................................     5,127,974       5,579,161
  Notes receivable.............................................            --         275,524
  Deferred tax asset...........................................     4,692,263              --
                                                                 ------------    ------------
          Total assets.........................................  $216,095,213    $181,981,713
                                                                 ============    ============
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.....................  $ 15,090,791     $13,133,447
  Oil and gas sales payable....................................     5,177,277       2,694,239
  Accrued interest.............................................     2,651,097       1,106,176
                                                                 ------------    ------------
          Total current liabilities............................    22,919,165      16,933,862
Long-term debt.................................................   157,391,556     144,039,269
Notes payable to be refinanced under revolving line of
  credit.......................................................    14,300,000      10,000,000
Other noncurrent liabilities...................................       638,609         638,609
Deferred hedge revenue.........................................       870,333         666,667
Stockholders' equity:
  Preferred stock, $.01 par value; authorized 10,000,000
     shares, no shares issued or outstanding at December 31,
     1995......................................................            --              --
  Common stock, $.01 par value; authorized 100,000,000 shares;
     issued and outstanding 15,044,125 shares and 15,000,000
     shares at December 31, 1995 and 1994, respectively........       150,441         150,000
  Paid-in capital..............................................    27,638,465      27,268,957
  Retained earnings (deficit)..................................    (7,813,356)    (17,715,651)
                                                                 ------------    ------------
          Total stockholders' equity...........................    19,975,550       9,703,306
                                                                 ------------    ------------
          Total liabilities and stockholders' equity...........  $216,095,213    $181,981,713
                                                                 ============    ============

  The accompanying notes to financial statements are an integral part of these statements.

                              FLORES & RUCKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                         1995           1994           1993
                                                      -----------    -----------    ----------
Revenues:
  Oil and gas sales................................. $127,406,084   $ 75,462,644   $ 47,355,579
  Plant processing income (loss)....................      564,042        (67,532)       127,031
                                                     ------------   ------------   ------------
          Total revenues............................  127,970,126     75,395,112     47,482,610
Operating expenses:
  Lease operations..................................   30,023,426     23,577,089     14,203,765
  Severance taxes...................................   10,023,104      6,746,928      4,997,533
  Depreciation, depletion and amortization..........   54,083,782     36,459,029     20,140,253
                                                     ------------   ------------   ------------
          Total operating expenses..................   94,130,312     66,783,046     39,341,551
General and administrative expenses.................   11,312,153     10,350,572      5,031,674
Interest expense....................................   17,620,226      4,507,307      1,055,198
Interest income and other...........................     (302,597)      (748,479)      (172,695)
Loss on production payment repurchase and
  refinancing.......................................           --     16,681,211             --
                                                     ------------   ------------   ------------
Net income (loss) before income taxes...............    5,210,032    (22,178,545)     2,226,882
Income tax benefit..................................    4,692,263             --             --
                                                     ------------   ------------   ------------
Net income (loss)................................... $  9,902,295   $(22,178,545)  $  2,226,882
                                                     ============   ============   ============
Weighted average common shares outstanding..........   15,043,122           N.M.           N.M.
Earnings per common share...........................         $.66           N.M.           N.M.

  The accompanying notes to financial statements are an integral part of these statements.

                              FLORES & RUCKS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                      RETAINED
                                           COMMON       PAID-IN       EARNINGS
                                           STOCK        CAPITAL       (DEFICIT)        TOTAL
                                          --------    -----------    -----------    -----------
Balance at December 31, 1992............  $  1,000    $        --   $    347,816   $    348,816
  Net income............................        --             --      2,226,882      2,226,882
  Distributions.........................        --             --     (3,400,400)    (3,400,400)
                                          --------    -----------   ------------   ------------
Balance at December 31, 1993............     1,000             --       (825,702)      (824,702)
  Sale of stock.........................   149,000     52,657,553             --     52,806,553
  Repurchase of common stock............        --    (18,700,000)            --    (18,700,000)
  Net loss..............................        --             --    (22,178,545)   (22,178,545)
  Distributions.........................        --             --     (1,400,000)    (1,400,000)
  Reclassification of accumulated
     deficit at date of conversion to a
     subchapter C corporation...........        --     (6,688,596)     6,688,596             --
                                          --------    ------------  ------------   ------------
Balance at December 31, 1994............  $150,000    $27,268,957   $(17,715,651)  $  9,703,306
  Sale of stock.........................       441        369,508             --        369,949
  Net income............................        --             --      9,902,295      9,902,295
                                          --------    ------------  ------------   ------------
Balance at December 31, 1995............  $150,441    $27,638,465   $ (7,813,356)  $ 19,975,550
                                          ========    ===========   ============   ============

  The accompanying notes to financial statements are an integral part of these statements.

                              FLORES & RUCKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED DECEMBER 31,
                                                 ------------------------------------------------
                                                     1995             1994              1993
                                                 ------------     -------------     -------------
Operating activities:
  Net income (loss)............................  $  9,902,295     $ (22,178,545)    $   2,226,882
  Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
     Depreciation, depletion and
       amortization............................    54,751,429        36,845,015        20,271,237
     Deferred hedge revenue....................       203,666          (565,180)        1,147,125
     Recognition of deferred revenue on sale of
       production payment interest.............            --       (23,857,212)      (18,294,127)
     Deferred tax benefit......................    (4,692,263)               --                --
  Sale of production payment interests.........            --                --        95,678,000
  Prepayment of production payment interests...            --                --          (947,484)
  Repurchase of production payment interests...            --      (107,951,703)               --
  Changes in operating assets and liabilities:
     Accrued interest..........................     1,555,132         1,947,489           448,475
     Receivables...............................    (7,055,051)       (6,208,990)       (2,461,224)
     Prepaid expenses..........................       126,106                --           175,200
     Other current assets......................      (352,106)         (139,976)          (50,008)
     Accounts payable and accrued
       liabilities.............................     1,957,344         5,155,926         4,635,564
     Oil and gas sales payable.................     2,483,037         1,468,107           282,216
                                                 ------------     -------------     -------------
          Net cash provided by (used in)
            operating activities...............    58,879,589      (115,485,069)      103,111,856
                                                 ------------     -------------     -------------
Investing activities:
  Additions to oil and gas properties and
     furniture and equipment...................   (75,740,369)      (39,408,546)     (113,113,620)
  (Increase) decrease in restricted deposits...    (1,958,884)       (1,221,377)          288,356
  Proceeds from sale of oil and gas
     properties................................            --                --        12,084,737
  Purchase of minority interest................            --        (5,977,097)               --
                                                 ------------     -------------     -------------
          Net cash used in investing
            activities.........................   (77,699,253)      (46,607,020)     (100,740,527)
                                                 ------------     -------------     -------------
Financing activities:
  Sale of stock................................       369,949        52,806,553                --
  Borrowings on notes payable..................    99,000,020       181,014,776                --
  Payments of notes payable....................   (81,357,944)      (55,632,361)               --
  Deferred financing costs.....................       451,187        (5,626,787)               --
  Repurchase of common stock...................            --        (8,700,000)               --
  Distributions to stockholders................            --        (1,400,000)       (2,400,400)
                                                 ------------     -------------     -------------
          Net cash provided by (used in)
            financing activities...............    18,463,212       162,462,181        (2,400,400)
                                                 ------------     -------------     -------------
Increase (decrease) in cash and cash
  equivalents..................................      (356,452)          370,092           (29,071)
Cash and cash equivalents, beginning of the
  period.......................................       568,690           198,598           227,669
                                                 ------------     -------------     -------------
Cash and cash equivalents, end of the period...  $    212,238     $     568,690     $     198,598
                                                 ============     =============     =============
Interest paid during the period................  $ 18,288,156     $   2,808,721     $     606,723
                                                 ============     =============     =============

  The accompanying notes to financial statements are an integral part of these statements.

                              FLORES & RUCKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Flores & Rucks, Inc., a Delaware corporation (the "Company"), is an independent energy company engaged in the exploration, development, acquisition and production of crude oil and natural gas, with operations primarily in the shallow offshore regions of Louisiana. The Company was formed on September 22, 1994, to succeed to the business of Flores & Rucks, Inc., a Louisiana corporation ("FRI Louisiana") and Flores & Rucks LLC (the "LLC"). Concurrent with the closing of the Initial Offerings (See Note 2) on December 7, 1994, FRI Louisiana was merged into a wholly owned subsidiary of the Company. Because the transaction represented the reorganization of entities under common control, the merger was treated in a manner similar to a pooling of interests.

     Hereinafter, the "Company" refers to Flores & Rucks, Inc., a Delaware corporation, its predecessors and their respective subsidiaries.

     Effective January 1, 1993, FRI Louisiana issued 2,000 shares of common stock to the two stockholders of an entity which held the rights under an operating agreement to operate substantially all of FRI Louisiana's oil and gas properties. These two stockholders were deemed co-promoters of FRI Louisiana upon the exchange. As no tangible assets, or any assets with predecessor basis, were acquired by FRI Louisiana in connection with the exchange, no value was attributed to the stock issued. These shares were subsequently reacquired (See
Note 7).

     On December 28, 1993, FRI Louisiana transferred its interests in substantially all of its oil and gas properties to the LLC in return for an 87.5% ownership interest. The remaining 12.5% interest (the "Minority Interest") was owned by an unrelated party, Franks Petroleum, Inc. ("Franks"). FRI Louisiana proportionately consolidated its interest in LLC.

     The Company is substantially leveraged. As such, a significant portion of the Company's cash flow from operations will be dedicated to debt service. As with other independent oil and gas producers, the Company is subject to numerous uncertainties and commitments associated with its operations. For example, the Company's results of operations are highly dependent upon the prices received for oil and gas. In addition, the Company will be required to make substantial future capital expenditures for the acquisition, exploration, development, production and abandonment of its oil and gas properties.

  Subsidiary Guaranty

     All of the Company's operating income and cash flow is generated by FRI Louisiana, a wholly owned subsidiary and the Subsidiary Guarantor of the Company. The separate financial statements of FRI Louisiana are not included herein because (i) FRI Louisiana is the only direct operating subsidiary of the Company; (ii) FRI Louisiana has fully and unconditionally guaranteed the Senior Notes (as defined in Note 2); (iii) the aggregate assets, liabilities, earnings, and equity of FRI Louisiana are substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis; and
(iv) the separate financial statements and other disclosures concerning FRI Louisiana are not deemed material.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              FLORES & RUCKS, INC.

  Oil and Gas Properties

     The Company's exploration and production activities are accounted for under the full cost method. Under this method, all acquisition, exploration and development costs, including certain related employee costs, incurred for the purpose of finding oil and gas are capitalized. Such amounts include the cost of drilling and equipping productive wells, dry hole costs, lease acquisition costs, delay rentals, and costs related to such activities. Employee costs associated with production operations and general corporate activities are expensed in the period incurred. The Company capitalized $1,643,000 and $535,000 of employee related costs directly associated with the acquisition, development or exploration of oil and gas properties during the years ended December 31, 1995 and 1994, respectively. No such costs were capitalized by the Company during the year ended December 31, 1993. The Company's proportionate interests in properties held through LLC (as of December 31, 1993) or under joint venture, partnership or similar arrangements are included in oil and gas properties. Transactions involving sales of reserves in place, unless unusually significant, are recorded as adjustments to oil and gas properties. Capitalized costs are limited to the sum of the present value of future net revenues discounted at 10% related to estimated production of proved reserves (which includes deferred hedge revenue) and the lower of cost or estimated fair value of unevaluated properties.

     Depreciation, depletion and amortization of oil and gas properties are computed on a composite unit-of-production method based on estimated proved reserves. All costs associated with oil and gas properties, including an estimate of future development, restoration, dismantlement and abandonment costs of proved properties, are included in the computation base, with the exception of certain costs associated with unevaluated oil and gas properties. The oil and gas reserves are estimated periodically by independent petroleum engineers. The Company evaluates all unevaluated oil and gas properties on a quarterly basis to determine if any impairment has occurred. Any impairment to unevaluated properties will be reclassified as an evaluated oil and gas property, and thus subject to amortization if there are proved reserves associated with the related cost center. Otherwise, such impairment will be recognized in the period in which it occurs.

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 (SFAS 121) regarding accounting for the impairment of long-lived assets. The Company is required to adopt SFAS 121 in 1996. The effect of adopting SFAS 121 will not be material.

  Furniture and Equipment

     Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  Oil and Gas Revenue

     The Company records oil and gas revenue on the sales method. As a result of this policy, the Company did not record revenues of $20,000 for the year ended December 31, 1995, on gas volumes that the Company was entitled to, but which were sold by a joint owner in order to reduce previous gas imbalances. The Company recorded revenue of $376,000 and $519,000 during the years ended December 31, 1994 and 1993, respectively, on gas volumes sold in excess of its entitled share of production. In addition, in connection with an oil and gas property acquisition, the Company assumed a liability for overdelivered gas of 556,994 Mcf, which has been recorded as a long-term liability of $638,609. As of December 31, 1995, the Company is in a net overdelivered position of 1,080,726 Mcf, of which the first 523,732 Mcf will reduce future oil and gas revenue as the underdelivered parties recoup their share of production.

     The Company records as oil and gas revenue the payments received from (or made to) a third party under contracts to hedge future oil and gas production (See Note 13).

                              FLORES & RUCKS, INC.

  Statements of Cash Flows

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Earnings Per Common Share

     For the year ended December 31, 1995, earnings per common share are based on the weighted average number of shares of common stock outstanding for the period. The Company had 1,495,500 stock options outstanding as of December 31, 1995. The options were not reflected as common stock equivalents for the 1995 period as the dilutive effect caused by the options on earnings per share was less than 3%.

     Earnings per common share has not been presented for the Company for the years ended December 31, 1994 and 1993, as these amounts would not be meaningful or indicative of the ongoing entity due to the Initial Offerings (See Note 2) and related transactions.

  Deferred Financing Costs

     The Company has $5,127,974, net of accumulated amortization of $659,728, recorded as deferred financing costs as of December 31, 1995, which is related to the senior revolving bank credit facility (the "Revolving Credit Facility") and the sale of the Senior Notes (See Note 2). In conjunction with the Initial Offerings (See Note 2), a balance of $1,007,114, which represented deferred financing costs associated with the term and development loans, discussed in
Note 9, was expensed in the fourth quarter of 1994. Deferred financing costs are being amortized on a straight-line basis over the life of the related loans.

  Fair Value of Financial Instruments

     Fair value of cash, cash equivalents, accounts receivable and accounts payable approximates book value at December 31, 1995. Fair value of debt is determined based upon market value, if traded, or discounted at the estimated rate the Company would incur currently on similar debt.

  Reclassifications

     Certain reclassifications have been made to conform financial statement presentation between periods.

2. INITIAL PUBLIC OFFERINGS

     On December 7, 1994, the Company closed initial public offerings (the "Initial Offerings") issuing 5,750,000 shares of common stock at $10 per share and $125 million of 13 1/2% Senior Notes due December 1, 2004 (the "Senior Notes"), and concurrently exchanged the Enron Option (See Note 4) and $1,000 for one million shares of common stock. Additionally, the Company acquired the Franks interest (for $6.0 million cash) and LLC was merged into the Company. In addition, concurrent with the closing of the Initial Offerings, the Company acquired the production payment obligations for East Bay Complex and Main Pass 69 (See Notes 3 and 4), repaid the term loan and development loans (See Note 9) and paid off notes to current and former stockholders (See Note 7).

     In January 1995, the Company issued an additional 40,000 shares of common stock relating to the exercise of the underwriters over-allotment option. Net proceeds to the Company from the issuance of these shares was $372,000.

3. INVESTMENT IN OIL AND GAS PROPERTIES

     On June 11, 1992, the Company acquired a producing oil and gas property ("Main Pass 69") from Shell Oil Company, its affiliates and subsidiaries ("Shell"), for $39.2 million. On June 10, 1993, the Company

                              FLORES & RUCKS, INC.

acquired a second producing property (the "East Bay Complex") from Shell for $131.9 million. Concurrent with these acquisitions, the Company assigned overriding royalty interests burdening one-eighth of the working interests to a company owned by a stockholder for services rendered in connection with the acquisitions. In addition, the Company sold to Franks the one-eighth working interests subject to the override in return for the assumption of one-eighth of the volumetric production payment liabilities related thereto (See Note 4) and, for the East Bay Complex, one-eighth of the note payable to Shell (Note 9). In addition, see Note 4 for a discussion of the sale of an option to Enron Financial Corporation related to the East Bay Complex.

     On December 7, 1994, the Company acquired Franks' interest in the LLC for $6 million and recorded the acquisition using the purchase method. Included in the purchase the Company acquired cash totaling $23,000, other current assets totaling $56,000, Franks' share of a plug and abandonment escrow totaling $269,000, and other assets totaling $124,000. In addition, the Company assumed accrued interest payable of $53,000, a gas balancing liability of $80,000, notes payable on JEDI (as defined in Note 9) loans of approximately $4.4 million, deferred hedge revenue of $85,000, an approximate $1.8 million liability owed to the Company and deferred production payment revenues of approximately $15.5 million, as well as the assumption of a $710,000 liability owed to the LLC. The Company recorded an increase in the full cost pool of $28.1 million. The Company allocated the purchase price between evaluated and unevaluated properties based on estimated relative fair market value.

     The following table discloses certain financial data relative to the Company's oil and gas producing activities, substantially all of which are located in the offshore waters of the continental United States.

                                                    1995           1994           1993
                                                 -----------    -----------    -----------
    Costs incurred during period:
      Capitalized
         Purchase of producing properties...... $    624,097   $ 25,441,295   $115,490,554
         Purchase of unevaluated properties....    2,381,227     14,736,334             --
         Exploration costs.....................   18,106,000      9,829,000             --
         Development costs including
           capitalized workovers...............   47,829,175     23,083,108      7,052,337
         Plugging and abandonment costs........      236,000        727,370      1,057,194
         Capitalized interest on unevaluated
           properties and capitalized general
           and administrative expenses.........    4,475,979        659,552             --
                                                ------------   ------------   ------------
                                                $ 73,652,478   $ 74,476,659   $123,600,085
                                                ============   ============   ============
      Charged to expense
         Operating costs:
           Recurring lease operating
              expenses......................... $ 28,648,019   $ 22,709,507   $ 13,612,882
           Major maintenance expenses..........    1,375,407        867,582        590,883
                                                ------------   ------------   ------------
              Total operating costs............ $ 30,023,426   $ 23,577,089   $ 14,203,765
                                                ============   ============   ============
           Severance taxes.....................  $10,023,104   $  6,746,928   $  4,997,533
                                                ============   ============   ============
    Oil and gas properties:
      Balance, beginning of period............. $220,969,714   $146,493,055    $34,977,707
      Additions................................   73,652,478     74,476,659    123,600,085
      Sales....................................           --             --    (12,084,737)
                                                ------------   ------------   ------------
      Balance, end of period................... $294,622,192   $220,969,714   $146,493,055
                                                ============   ============   ============

                              FLORES & RUCKS, INC.

                                                    1995           1994           1993
                                                 ------------   ------------   ------------

    Accumulated depreciation, depletion and
      amortization:
      Balance, beginning of period............. $ 60,019,583   $ 23,560,554   $  3,420,301
      Provision for depreciation, depletion and
         amortization..........................   54,020,461     36,459,029     20,140,253
                                                ------------   ------------   ------------
      Balance, end of period...................  114,040,044     60,019,583     23,560,554
              Net capitalized costs............ $180,582,148   $160,950,131   $122,932,501
                                                ============   ============   ============

     The following tables discloses financial data associated with capitalized unevaluated costs as of December 31, 1995.

                                                                      COSTS INCURRED DURING
                                                                          THE YEAR ENDED
                                                       BALANCE AT          DECEMBER 31,
                                                      DECEMBER 31,    ----------------------
                                                          1995          1995         1994
                                                      ------------    ---------    ---------
    Acquisition costs...............................   $10,400,558    $1,164,781   $9,235,777
    Exploration costs...............................     5,060,227     5,060,227           --
    Development costs...............................     1,819,398     1,819,398           --
    Capitalized interest............................     1,760,965     1,682,030       78,935
                                                       -----------    ----------   ----------
                                                       $19,041,148    $9,726,436   $9,314,712
                                                       ===========    ==========   ==========

4. PRODUCTION PAYMENTS

     Concurrent with the Main Pass 69 and East Bay Complex acquisitions, the Company sold to Enron Reserve Acquisition Corp. ("ERAC") nonrecourse volumetric production payment interests of approximately $36.7 million and $95.7 million, respectively, net of the amounts assumed by Franks.

     The Company deferred the revenue associated with the sale of these production payment interests because a substantial obligation for future performance existed. Under the terms of the sales, the Company was obligated to deliver the production payment volumes free and clear of lease operating expenses, production taxes, plugging and abandonment and other capital costs. The deferred revenue was amortized on the unit-of-production method and recognized as oil and gas revenues as the associated hydrocarbons were delivered. In addition, under separate agreements, the Company was required to sell all excess production over production payment volumes from the subject properties to an affiliate of ERAC during the same periods. Sales from the East Bay Complex were made at market prices, whereas sales from Main Pass 69 were made at the affiliate's posted price, which during the eleven months ended November 30, 1994 was approximately $1.29 per barrel below other buyers' postings for similar crude oil. Sales from Main Pass 69 for December 1994 were made to the affiliate at market prices.

     In connection with the East Bay Complex production payment, Enron Finance Corp. ("Enron") obtained from the Company the right to acquire during a ten-year period commencing January 1, 1996 (or upon a registration of securities), at a nominal cost, a one-eighth working interest in the East Bay Complex or a 9% interest in LLC (the "Enron Option"). If the working interest was acquired, it would have been burdened by its share of the production payment. For accounting purposes, the total proceeds received by the Company from ERAC related to the East Bay Complex production payment were allocated between deferred revenue from the sale of the production payment interest ($95.7 million) and a reduction in the full cost pool resulting from the sale of a portion of the Company's interest in East Bay Complex ($7.5 million) based upon the relationship of one-eighth of post-January 1, 1996 reserves to total reserves, as determined at the date of acquisition. The production payment volumes attributed to this interest were 401 MBbls and 1,369 MMcf. Reserve information for 1993 presented in Note 15 and production payment volumes reflected above are presented net of this one-eighth interest. In December 1994 Enron contributed its Enron Option and $1,000 in

                              FLORES & RUCKS, INC.

exchange for one million shares of the Company's common stock. As a result of the exchange, the Company recorded a $7.5 million increase to oil and gas properties as well as an increase of $7.5 million for the related production payment obligation, which were originally reduced from the respective accounts.

     Concurrent with the Initial Offerings, the Company repurchased the production payment interests. The cost to acquire the production payment liability exceeded its book value by approximately $15.7 million. This excess represented the difference between the amount paid and the book value of the production payment liability as of December 7, 1994. This excess was recorded as an expense in the period acquired.

5. RESTRICTED DEPOSITS

     The Company, as the operator of the acquired oil and gas properties, is a party to two escrow agreements. The first, related to East Bay, requires monthly deposits of $100,000 through June 30, 1998, and $350,000 thereafter until the balance in the escrow account equals $40 million unless the Company commits to the plug and abandonment of a certain number of wells in which case the increase will be deferred. The second agreement, related to Main Pass, required an initial deposit of $250,000 and monthly deposits thereafter of $50,000 until the balance in the escrow account equals $7,500,000. These deposits are to provide for the future plugging and abandonment costs associated with the oil and gas properties. Such funds are restricted as to withdrawal by the agreements. With respect to any specifically planned plugging and abandoning operation, funds are partially released when the Company presents to the escrow agent the planned plugging and abandoning operations approved by the applicable governmental agency, with the balance released upon the presentation by the Company to the escrow agent of evidence from the governmental agency that the operation was conducted in compliance with applicable laws and regulations. The escrow agent for both agreements is an unrelated financial institution. As of December 31, 1995 and 1994, the escrow balances were approximately $4.3 million and $2.3 million, respectively.

6. INCOME TAXES

     The Company was formed as a subchapter S corporation under the Internal Revenue Code and, as such, all income taxes were the obligation of the Company's stockholders. Therefore, through December 7, 1994, no historical federal or state income tax expense has been provided for in the financial statements. In conjunction with the Initial Offerings, the Company converted to a subchapter C corporation under the Internal Revenue Code.

     The Company has a deferred tax asset (offset by a valuation allowance in 1994) at December 31, 1995 and 1994, as follows:

                                                                        1995           1994
                                                                     ----------     -----------
Net operating loss carryforward....................................  $3,849,463     $ 6,019,935
Temporary differences:
  Oil and gas properties...........................................   1,734,991      (1,598,426)
  Other............................................................    (892,191)      1,882,490
                                                                     ----------     -----------
Total deferred tax asset...........................................   4,692,263       6,303,999
Valuation allowance................................................          --      (6,303,999)
                                                                     ----------     -----------
Net deferred tax asset.............................................  $4,692,263     $        --
                                                                     ==========     ===========

     At December 31, 1995, the Company had, for federal income tax reporting purposes, operating loss carryforwards of approximately $10 million, which expire in 2009.

     A valuation allowance is provided for that portion of the asset for which it is deemed more likely than not that it will not be realized. Due to the Company's losses in 1994 and the substantial volatility in oil and gas

                              FLORES & RUCKS, INC.

prices, management provided a valuation allowance for the entire deferred tax asset at December 31, 1994. During the second half of 1995, due to drilling successes and increases in oil and gas prices, the Company generated income from operations. Based upon current estimates, management believes it is more likely than not that the deferred tax asset as of December 31, 1995, will be realized.

     The principal reasons for the differences between income taxes computed at the statutory federal income tax rate and the income tax benefit are as follows:

                                                         1995                           1994
                                             ----------------------------   ----------------------------
                                                           PERCENT OF NET                 PERCENT OF NET
                                                           INCOME BEFORE                  INCOME BEFORE
                                               AMOUNT       INCOME TAXES      AMOUNT       INCOME TAXES
                                             -----------   --------------   -----------   --------------
Income tax expense (benefit) computed at
  the statutory federal income tax rate....  $ 1,823,511          35        $(7,762,491)        (35)
Increase (decrease) attributable to:
  Nontaxable period........................           --          --          1,622,168           8
Cumulative temporary differences upon
  conversion to a "C" corporation..........           --          --           (729,312)         (3)
Change in valuation allowance..............   (6,303,999)       (121)         6,303,999          28
Other......................................     (211,775)         (4)           565,636           2
                                             ------------  ---------        -----------        ----
Income tax benefit.........................  $(4,692,263)        (90)       $        --          --
                                             ===========   =========        ===========        ====

7. STOCKHOLDERS' EQUITY

     In February 1994, the Company agreed to re-acquire 1,000 shares of stock from a former stockholder discussed in Note 1, for a total of $10 million (two notes in the amount of $5 million each). The notes bore interest at 8% and were paid on March 1, 1995. In March 1994, the other former stockholder discussed in
Note 1 (the plaintiff) filed suit against the Company to exercise his right to a valuation of his 1,000 shares of stock as of December 27, 1993. This right was triggered in a corporate transaction as allowed under Louisiana Corporation law. The plaintiff claimed a valuation of $12.5 million, made certain other allegations and also requested payment of attorneys' fees. The Company settled this suit on June 30, 1994 whereby the former stockholder transferred his shares of stock to the Company and released any claims, in exchange for $8.7 million. In June 1994, the Company paid the former stockholder $5 million and reflected the remainder as current notes payable until December 7, 1994 when the balance was paid in full with a portion of the proceeds of the Initial Offerings.

     As discussed in Note 6, concurrent with the closing of the Initial Offerings, the Company converted from a subchapter S corporation to a subchapter C corporation under the Internal Revenue Code. Effective as of that date, the accumulated deficit of $6,688,596 has been reclassified to additional paid-in capital. This amount had previously been reflected as a component of retained earnings (deficit) in the December 31, 1994 financial statements.

     The Company anticipates offering four million common shares to the public in March 1996 (the "Offering"). The proceeds are expected to be used to fund exploration and exploitation drilling activities and for possible future acquisitions, as well as for other general corporate purposes. The Company also intends to use approximately $15.5 million to repay the Shell Note. Pending such application of the net proceeds, the Company intends to repay all outstanding indebtedness under the Revolving Credit Facility with any excess proceeds to be invested in short-term interest-bearing instruments.

                              FLORES & RUCKS, INC.

8. RELATED PARTY TRANSACTIONS

     Effective July 1, 1994, the Company acquired indirectly from stockholders, various overriding royalty interests for $1.2 million.

     During 1993, the Company loaned a total of $1,250,000 to three stockholders. The loans were represented by promissory notes which bore interest at 8% per annum and were due upon demand, and if no demand, then by December 31, 1994. During 1994, the Company forgave $500,000 due from each of two stockholders. On March 1, 1995, $250,000 due from a former stockholder was received.

     In July 1994, the Company purchased a portion of the overriding royalty interests previously assigned to an affiliate of a stockholder for $3 million (See Note 3). At that time, two stockholders loaned the Company $5 million to make a payment to a former stockholder (See Note 7). In September 1994, the stockholder affiliate exercised its right to repurchase the overriding royalty interest from the Company for $3 million and the Company repaid $3 million of the loans by the stockholders. The Company utilized a portion of the net proceeds of the Initial Offerings to repay the remaining $2 million in loans to stockholders.

     During 1995, 1994 and 1993 the Company paid $1,041,088, $635,960, and
$499,737, respectively, to an affiliate of a stockholder associated with an overriding royalty interest owned by it. In addition, during 1995 and 1994, the Company paid $4,753 and $124,376, respectively, with respect to oil and gas properties previously operated by the affiliate. These amounts are included in accounts receivable from stockholders at December 31, 1995 and 1994.

     During 1993 and 1994, the Company contracted with oilfield service companies previously owned by current and former stockholders. The total amounts paid for these services were $339,514 during 1993 and $1,091,152 during the first six months of 1994 (at June 30, 1994, the stockholders assigned their interest in such companies to a former stockholder). The Company believes that the cost of such services would have been substantially similar to costs that would have been charged by unaffiliated third parties for such services.

     Prior to joining the Company in 1993, an officer of the Company and an entity affiliated with him (collectively the "officer"), provided geological consulting services for the Company. The Company paid approximately $106,000 to the officer for services rendered in 1993 in connection with the acquisition of the East Bay Complex. During 1994, the Company was assigned an oil and gas prospect from the officer, who retained an overriding royalty interest. In addition, the Company paid the officer $50,000 for services rendered in connection therewith as well as $108,000 to a third party for acquisition of the leases.

     During 1994, the Company obtained a loan from Union Planters Bank in connection with the purchase of a seaplane. During 1995, Mr. Flores was named a member of the Board of Directors of that bank. The loan was made to the Company for the amount of $132,500, bearing interest at the Wall Street Prime rate. Principal and interest payments are payable monthly, with the balance due on January 10, 1997. The outstanding principal balance plus accrued interest at December 31, 1995, was $106,478. In addition, Union Planters Bank is a member of the syndicate under the Revolving Credit Facility.

     Effective November 1, 1995, the Company entered into a consulting agreement for geological services with a party related to an officer of the Company. The term of this agreement expires on October 31, 1996. In 1995, the Company paid $5,200 pursuant to the agreement as well as $5,000 for other miscellaneous geological consulting services received. In addition, in 1995 the Company paid $50,000 for services rendered in connection with an oil and gas prospect assigned to it by such party.

                              FLORES & RUCKS, INC.

9. LONG-TERM DEBT

     Long-term loans consisted of the following at:

                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                      1995             1994
                                                                  ------------     ------------
Note payable to Shell, including accrued interest of $2,183,735 and $1,289,789 in 1995 and 1994, respectively, with interest payable at a rate of 6% per annum principal and interest due
  June 10, 1996, collateralized by the vendor's lien and
  privilege retained by Shell which is subordinate to the
  Revolving Credit Facility (management intends to refinance a substantial portion of this note under the Revolving Credit
  Facility).....................................................  $ 15,183,735     $ 14,289,789
$50,000,000 revolving line of credit with a bank, bearing
  interest at a weighted average interest rate of 7.3% and 7.6%
  at December 31, 1995 and 1994, respectively, as further
  described below, collateralized by first mortgage on the Main
  Pass and East Bay properties..................................    32,200,000        4,500,000
Senior unsecured notes bearing interest at 13 1/2% payable
  semi-annually on June 1 and December 1 of each year,
  commencing June 1, 1995, due December 1, 2004.................   125,000,000      125,000,000
Promissory note to Union Planters Bank bearing interest at Wall
  Street Prime due January 10, 1997, collateralized by a Company
  owned seaplane................................................       106,478          119,670
Capital lease from Finova Manufacturer Services due August 1997,
  collateralized by certain computer equipment..................        85,078          129,810
                                                                  ------------     ------------
          Total loans...........................................   172,575,291      144,039,269
          Less: Current portion -- interest payable.............       883,735               --
                                                                  ------------     ------------
          Total long-term loans.................................  $171,691,556     $144,039,269
                                                                  ============     ============

     The Revolving Credit Facility is committed for a five-year period expiring December 31, 2000. The Revolving Credit Facility had an initial borrowing base of $50 million. Chase Manhattan Bank, N.A. (the "Agent"), with the concurrence of majority lenders (as defined in the $50,000,000 Credit Agreement among Flores & Rucks, Inc. and Chase Manhattan Bank, N.A.) (the "Credit Agreement"), can redetermine the borrowing base at its option once within any 12-month period as well as on scheduled redetermination dates as outlined in the Credit Agreement. The borrowing base automatically reduces by an amount equal to one-sixteenth
( 1/16) of the borrowing base in effect on each quarter beginning March 31, 1997. In addition, the borrowing base may be reduced if the Company sells a portion of its oil and gas properties. As of December 31, 1995, the borrowing base under the Revolving Credit Facility remained at $50 million.

     The Company's ability to draw additional amounts on the Revolving Credit Facility is limited to the extent that adjusted consolidated net tangible assets (as defined in the Credit Agreement) minus certain net production revenue (as defined in the Credit Agreement) exceeds 100% (110% after June 1, 1996) of all indenture indebtedness (as defined in the Credit Agreement). Adjusted consolidated net tangible assets is determined quarterly, utilizing certain financial information, and is primarily based on a quarterly estimate of the present value of future net revenues of the Company's proved oil and gas reserves. Such quarterly estimates utilize the most recent year end oil and gas prices and vary based on additions to proved reserves and net production. As of December 31, 1995, the Company's outstanding balance (including letters of credit of $3.5 million) was $35.7 million and the Company had remaining availability of $14.3 million under the Revolving Credit Facility.

                              FLORES & RUCKS, INC.

     On March 1, 1995, the Company repaid with borrowings under the Revolving Credit Facility the two $5 million loans discussed in Note 7.

     At the Company's option, borrowings under the Revolving Credit Facility bear interest either at the base rate (the higher of the federal funds rate plus 0.5% per annum or the Agent's prime commercial lending rate) or the London Interbank Offered Rate ("LIBOR"), in each case plus the applicable margin. The applicable margin will be from 125 to 175 basis points for LIBOR loans and from zero to 50 basis points for the base rate loans. Such basis points increase as the Company increases the percentage usage of the borrowing base. As of December 31, 1995, the Company had a total balance outstanding of $32.2 million, $30.0 million of which bore interest at a LIBOR rate (including the applicable margin based on the outstanding balance) of 7.2% and $2.2 million of which bore interest at a base rate (including the applicable margin based on the outstanding balance) of 8.8%, resulting in a weighted average interest rate of 7.3%. As of December 31, 1994, the Company had a balance of $4.5 million outstanding, all of which bore interest at a LIBOR rate (including the applicable margin based on the outstanding balance) of 7.6%.

     The loan agreement for the Revolving Credit Facility contains restrictive covenants substantially similar to those for the Senior Notes. The Revolving Credit Facility also includes certain additional covenants and restrictions relating to the activities of the Company which are customary for similar credit facilities and are not expected to have a material adverse effect on the conduct of the Company's business.

     The Indenture relating to the Senior Notes contains certain covenants, including, with limitation, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) maintenance of adjusted consolidated net tangible assets, as defined; (iii) limitation on restricted payments; (iv) limitation on issuances and sales of restricted subsidiary stock; (v) limitation on sale/leaseback transactions; (vi) limitation on transactions with affiliates;
(vii) limitation on liens; (viii) disposition of proceeds of asset sales; (ix) limitation on dividends and other payment restrictions affecting subsidiaries; and (x) limitation of mergers, consolidations and transfers of assets.

     Aggregate minimum principal payments for debt and the capital lease at December 31, 1995, for the next five years are as follows:

                    1996....................................  $   947,883
                    1997....................................    9,127,408
                    1998....................................   12,500,000
                    1999....................................   12,500,000
                    2000....................................   12,500,000
                                                              -----------
                                                              $47,575,291
                                                              ===========

     On June 11, 1994, LLC entered into two loan agreements with Joint Energy Development Investments Limited Partnership ("JEDI"), a venture between California Public Employees Retirement System and Enron Capital Corp. The first was a $20 million term loan, bearing interest at 12.5% payable monthly, maturing on June 11, 1997. The second loan, the development loan, provided for draws up to a maximum of $40 million, bearing interest at 15% payable monthly. In connection with this loan, LLC conveyed to JEDI a 20% overriding royalty interest (defined to be net of production costs) on certain unevaluated interests (computed prior to the one-eighth override conveyed to a related party discussed in Note 3) which commenced upon payment in full of the development loan. This interest was purchased from JEDI in December 1994, for $4.25 million. Proceeds from the Initial Offerings were used to repay these loans in December 1994.

                              FLORES & RUCKS, INC.

10. EMPLOYEE BENEFIT PLANS

     The Company has a 401(K) plan which covers all employees. The Company's contributions to the plan during 1995, 1994 and 1993 were $513,690, $432,202 and $69,000, respectively.

     Prior to consummation of the Initial Offerings, the Board of Directors adopted and the stockholders approved a long-term incentive plan. The plan provides for not more than 1,500,000 shares of common stock to be issued to employees and directors of the Company. Upon consummation of the Initial Offerings, the Company issued 645,000 stock options with an exercise price of $10.00 per share, the fair value at the date of grant. The options vest equally over a three-year period and terminate ten years from date of grant. On August 9, 1995 the Company's Board of Directors adopted a long-term incentive plan for non-executive employees. The non-executive plan provides for not more than 300,000 shares of common stock to be issued to non-executive employees of the Company during any calendar year. A summary of the stock options outstanding under both plans follows:

                                                                   NUMBER OF       AVERAGE
                                                                    OPTIONS      OPTION PRICE
                                                                   ---------     ------------
    Balance at January 1, 1995...................................    645,000        $10.00
    Granted......................................................    856,500         11.97
    Cancelled....................................................     (6,000)         9.38
    Exercised....................................................         --            --
    Expired......................................................         --            --
                                                                   ---------        ------
    Balance at December 31, 1995.................................  1,495,500        $11.13
                                                                   =========        ======

     At December 31, 1995, stock options representing 261,667 shares were exercisable at an average option price of $10.31 per share.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," effective for the Company for 1996. Under SFAS 123, companies can either record expense based on the fair value of stock-based compensation upon issuance or elect to remain under the current Accounting Principles Board ("APB") Opinion No. 25 method whereby no compensation cost is recognized upon grant if certain requirements are met. The Company intends to continue to account for its stock-based compensation plans under APB Opinion No. 25.

     In addition, in 1995, the Company issued 4,125 shares of stock which are considered bonus shares.

     The Company is self-insured for employee medical benefits up to certain stop-loss limits.

     The Company has no other significant formal benefit plans.

11. MAJOR CUSTOMERS

     The Company sold the majority of its oil and gas to a few customers based on long-term contracts in 1995 and prior years. Sales to the following customers exceeded 10% of revenues during the years indicated (expressed in thousands):

                                                             1995        1994        1993
                                                            -------     -------     -------
    Enron Corp., its subsidiaries and affiliates..........  $17,431     $73,658     $46,126
    Shell Oil Company.....................................   79,927          --          --
    Murphy Oil USA, Inc...................................   24,193          --          --

     Enron Finance Corp., a subsidiary of Enron Corp., owned 1,000,000 shares or 6.6% of the Company's common stock as of December 31, 1995.

                              FLORES & RUCKS, INC.

12. COMMITMENTS AND CONTINGENCIES

     While the Company is a defendant in various lawsuits in the ordinary course of business, management believes the potential liability in such lawsuits is not material. The Company maintains liability and other insurance customary in its business. The Company is also subject to contingencies as a result of environmental laws and regulations. The related future cost is indeterminable due to such factors as the unknown timing and extent of the corrective actions that may be required and the application of joint and several liability. However, the Company believes that such costs will not have a material adverse effect on its operations or financial position.

     The Company, as operator, is responsible for payment of plugging and abandonment costs on its properties. As of December 31, 1995, the total estimate of these costs on the East Bay Complex and Main Pass 69 was approximately $55 million, estimated to be incurred through the year 2007. The provision for such costs is recorded through depreciation, depletion and amortization expense. The estimates of plugging and abandonment costs and their timing may change due to many factors including, among others, actual production results, inflation rates, and changes in environmental laws and regulations.

     In August 1993, the Minerals Management Service ("MMS") provided notice to lessees of Outer Continental Shelf ("OCS") leases that new levels of lease and area wide bonds would be required effective November 26, 1993, in connection with the plugging and abandoning of wells located offshore and the removal of all production facilities. The coverage is designed to reflect an appropriate balance between encouraging the maximum economic recovery of oil and natural gas from federal offshore leases while providing the federal government an adequate level of protection in the event the lessee defaults on its obligations to properly abandon lease wells and remove platforms and other structures from the property.

     The MMS requires lessees of OCS properties to post bonds in connection with the plugging and abandonment of wells located offshore and the removal of all production facilities. Operators in the OCS waters of the Gulf of Mexico are currently required to post area wide bonds of $3 million or $500,000 per producing lease and supplemental bonds at the discretion of the MMS. On January 17, 1995, the Company entered into an agreement with Planet Indemnity Company ("Planet") whereby Planet agreed to issue $11.7 million of MMS surety bonds for the Company and the Company agreed to post collateral for same in favor of Planet. The collateral includes a mortgage on the Company's federal OCS leases in the amount of $8.2 million, a letter of credit for $3.5 million and a pledge of certain rights to escrowed funds. The Company has posted a total of $13,275,000 of bonds with the MMS and has satisfied all requirements for bonds imposed to date by the MMS. Pursuant to a schedule imposed by the MMS, the Company will be required to post additional bonds up to a total bonding level of $24.6 million by January 1999, unless the Company is determined by the MMS to be exempt from such requirement due to certain financial tests. The Company does not anticipate that the cost of any such bonding requirements will materially affect the Company's financial position. Under certain circumstances, the MMS may require any Company operations on federal leases to be suspended or terminated. Any such suspensions or terminations could have a material adverse effect on the Company's financial condition and operations. The MMS also intends to adopt financial responsibility regulations under the Oil Pollution Act of 1990 (the "OPA").

     The OPA regulations impose a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of an area in which an offshore facility is located. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in the cleanup, liability limits likewise do not apply. Few defenses exist to the liability imposed by the OPA.

                              FLORES & RUCKS, INC.

     The OPA also imposes ongoing requirements on a responsible party, including proof of financial responsibility to cover at least some costs in a potential spill. On August 25, 1993, the MMS published an advance notice of its intention to adopt regulations under the Oil Pollution Act of 1990 ("OPA 90") that would require owners and operators of offshore oil and natural gas facilities to establish $150 million in financial responsibility in case of a potential spill. In May 1995, the U.S. House of Representatives approved a bill that would amend OPA 90 to reduce the level of financial responsibility to $35 million. The U.S. Senate passed a related measure on November 17, 1995, that would also amend OPA 90 to reduce the level of financial responsibility to $35 million. The Clinton Administration has expressed its support for this legislation, but has not yet taken any action on the bills approved by the U.S. House of Representatives and the U.S. Senate. The MMS has indicated that it would not move forward with the adoption of the rule until the United States Congress has had an opportunity to act on the pending amendments to OPA 90. Based on the passage of these bills and the support of the Clinton Administration, it appears that the level of financial responsibility required under OPA 90 will be reduced and the MMS will probably not move forward with the adoption of its rule as it was proposed. Under the proposed rule, financial responsibility could be established through insurance, guaranty, indemnity, surety bond, letter of credit qualifications as a self-insurer or a combination thereof. There is substantial uncertainty as to whether insurance companies or underwriters will be willing to provide coverage under the OPA because the statute provides for direct lawsuits against insurers who provide financial responsibility coverage, and most insurers have strongly protested this requirement. The financial tests or other criteria that will be used to judge self-insurance are also uncertain. The Company cannot predict the final form of the financial responsibility rule that will be adopted by the MMS, but such rule has the potential to result in the imposition of substantial additional annual costs on the Company or otherwise materially adversely affect the Company. The impact of the rule should not be any more adverse to the Company than it will be to other similarly situated owners or operators in the Gulf of Mexico region.

     The Company's minimum annual contractual charges as of December 31, 1995, under noncancellable operating leases were as follows:

        1996..............................................................  $319,343
        1997..............................................................   227,386
                                                                            --------
                                                                            $546,729
                                                                            ========

     Total rental expenses under operating leases amounted to approximately $527,000, $297,000 and $166,000 in 1995, 1994 and 1993, respectively.

     In connection with the Initial Offerings, the Company entered into a Registration Rights Agreement whereby Enron is entitled to require the Company to register common stock of the Company owned by Enron with the Securities and Exchange Commission (the "SEC") for sale to the public in a public offering, at no cost to Enron except for discounts and commissions, if any.

13. HEDGING ACTIVITIES

     The Company hedges certain of its production through a master swap agreement ("Swap Agreement") with Enron Capital & Trade Resources Corp. ("ECT"). The Swap Agreement provides for separate contracts tied to the NYMEX light sweet crude oil and natural gas futures contracts. During 1995 and 1993, the Company unwound certain contracts entered into under the Swap Agreement for barrels hedged. The gain realized upon unwinding these transactions has been deferred and is being amortized over the original determination period on a units-of-production basis. No contracts were unwound during 1994. The Swap Agreement is settled monthly based on the differences between contract prices and the average NYMEX prices for that month applied to the related contract volumes. To the extent the NYMEX price exceeds the contract price the Company pays the spread to ECT, and to the extent the contract price exceeds the NYMEX price ECT pays the spread to the Company. Under the terms of the Swap Agreement, if the

                              FLORES & RUCKS, INC.

Company's exposure (i.e., the cost to buyout all of the contracts covered by the Swap Agreement) exceeds $5 million, ECT can require the Company to establish and maintain a letter of credit for the amount of such excess, rounded up to the next multiple of $500,000. As of December 31, 1995, the Company's exposure under all contracts covered by the Swap Agreement was approximately $1.5 million.

     As of February 16, 1996, the Company's open forward position with ECT was as follows:

                                                 OIL                   GAS
                                          -----------------     ------------------
                                                    AVERAGE                AVERAGE
                          YEAR            MBBLS      PRICE      (BBTU)      PRICE
                ------------------------  -----     -------     ------     -------
                1996....................  1,100     $ 18.43     8,200       $1.90
                1997....................   300        18.55        --          --
                1998....................   300        18.55        --          --
                1999....................   300        18.55        --          --
                2000....................   300        18.55        --          --
                                          -----     -------     -----       -----
                          Total.........  2,300     $ 18.49     8,200       $1.90
                                          =====     =======     =====       =====

     The above table assumes extendible contracts have not been exercised by ECT. However, included in the 1996 swap agreements are two three-month term hedges with a nine-month option exercisable by ECT. If ECT exercises its option to extend, total barrels would increase to 2,900 MBbls in 1996. The average price for the year ending December 31, 1996, assuming all extendible contracts are exercised is $18.33.

     Revenue was increased (decreased) under the Swap Agreements by approximately $(0.5) million, $1.7 million and $1.2 million, respectively, for the years ended December 31, 1995, 1994 and 1993.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value as of December 31, 1995 and 1994, of financial instruments other than current assets and liabilities is presented in the following table:

                                                      AS OF DECEMBER 31,
                               ----------------------------------------------------------------
                                            1995                              1994
                               ------------------------------    ------------------------------
                                                  ESTIMATED                         ESTIMATED
                                BOOK VALUE       FAIR VALUE       BOOK VALUE       FAIR VALUE
                               -------------    -------------    -------------    -------------
                                                       ASSET (LIABILITY)
    Debt
      Senior Notes..........   $(125,000,000)   $(141,875,000)   $(125,000,000)   $(125,312,500)
      Shell Note............     (15,183,735)     (15,094,232)     (14,289,789)     (13,737,218)
      Revolving Credit
         Facility...........     (32,200,000)     (32,200,000)      (4,500,000)      (4,500,000)
                               -------------    -------------    -------------    -------------
                               $(172,383,735)   $(189,169,232)   $(143,789,789)   $ 143,549,718)
                               =============    =============    =============    =============
    Hedges
      Gas...................   $          --    $  (2,423,240)   $          --    $     162,300
      Oil...................              --          950,750               --       (2,233,200)
                               -------------    -------------    -------------    -------------
                               $          --    $  (1,472,490)   $          --    $  (2,070,900
                               =============    =============    =============    =============

15. OIL AND GAS RESERVE INFORMATION -- UNAUDITED

     The Company's net proved oil and gas reserves at December 31, 1995, 1994 and 1993, have been determined by independent petroleum consultants in accordance with guidelines established by the SEC and the FASB. Accordingly, the following reserve estimates are based upon existing economic and operating conditions at the respective dates. Future cash flows from oil and natural gas reserves were computed on the basis of prices being received at year end for oil and natural gas, adjusted for hedges in place at that date. The 1993 estimates have been adjusted to exclude (i) volumes (approximately 9.7 million equivalent barrels of oil as of December 31, 1993) and (ii) future revenues associated with the production payments discussed in Note 4 and approximately 3.1 million equivalent barrels of oil (net of the related production payment of 0.8 million equivalent barrels) and approximately $1.0 million of standardized measure of discounted future net cash flows associated with the Enron Option.

                              FLORES & RUCKS, INC.

     There are many uncertainties inherent in estimating quantities of proved reserves and in providing the future rates of production and timing of development expenditures. The following reserve data represent estimates only and should not be construed as being exact. In addition, the present values should not be construed as the current market value of the Company's oil and gas properties or the cost that would be incurred to obtain equivalent reserves.

     The following tables set forth an analysis of the Company's estimated quantities of net proved and proved developed oil (includes condensate) and gas, all located offshore in the continental United States:

                                                                       OIL       NATURAL GAS
                                                                      (MBBL)       (MMCF)
                                                                      ------     -----------
    Proved reserves as of December 31, 1992.........................  7,270          9,090
      Revisions of previous estimates...............................  (2,817)          314
      Purchase of producing properties..............................  27,505        37,997
      Sale of production payment....................................  (5,950)      (14,486)
      Sale of producing properties..................................  (3,378)       (5,149)
      Production....................................................  (1,537)       (1,705)
                                                                      ------       -------
    Proved reserves as of December 31, 1993.........................  21,093        26,061
      Revisions of previous estimates...............................   1,979        (4,667)
      Extensions, discoveries, and other additions..................     688         2,775
      Repurchase of production payment..............................   6,111        19,523
      Purchase of producing properties..............................   5,944         7,708
      Production....................................................  (2,771)       (3,456)
                                                                      ------       -------
    Proved reserves as of December 31, 1994.........................  33,044        47,944
      Revisions of previous estimates...............................   4,857         4,293
      Extensions, discoveries, and other additions..................   1,640        10,647
      Purchase of producing properties..............................     345            85
      Production....................................................  (6,057)      (12,393)
                                                                      ------       -------
    Proved reserves as of December 31, 1995.........................  33,829        50,576
                                                                      ======       =======
    Proved developed reserves:
      As of December 31, 1993.......................................  17,999        20,764
      As of December 31, 1994.......................................  30,088        42,668
      As of December 31, 1995.......................................  31,702        48,635

                              FLORES & RUCKS, INC.

     The following table presents the standardized measure of future net cash flows related to proved oil and gas reserves together with changes therein, as defined by the FASB. The oil, condensate and gas price structure utilized to project future net cash flows reflects current prices at each year end adjusted for hedges in place at that date and have been escalated only where known and determinable price changes are provided by contracts and law. Future production and development costs are based on current costs with no escalations. Estimated future cash flows have been discounted to their present values based on a 10% annual discount rate.

                                                           STANDARDIZED MEASURE AS OF DECEMBER
                                                                           31,
                                                          -------------------------------------
                                                            1995          1994          1993
                                                          ---------     ---------     ---------
                                                                     (IN THOUSANDS)
Future cash flows.......................................  $ 762,488     $ 645,091     $ 349,112
Future production, development and abandonment costs....   (482,658)     (433,193)     (343,427)
Income tax provision....................................    (36,712)      (11,530)           --
                                                          ---------     ---------     ---------
Future net cash flows...................................    243,118       200,368         5,685
10% annual discount.....................................    (39,178)      (35,390)        7,490
                                                          ---------     ---------     ---------
Standardized measure of discounted future net cash
  flows.................................................  $ 203,940     $ 164,978     $  13,175
                                                          =========     =========     =========

                                                               CHANGES IN STANDARDIZED MEASURE
                                                                 PERIODS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1995        1994        1993
                                                              --------    --------    ---------
                                                                       (IN THOUSANDS)
Standardized measure at beginning of period.................  $164,978    $ 13,175    $  24,611
Sales and transfers of oil and gas produced, net of
  production costs..........................................   (87,924)    (21,214)      (9,851)
Changes in price, net of future production costs............    61,865      34,412      (52,191)
Extensions and discoveries, net of future production and
  development costs.........................................    46,429      14,397           --
Repurchase of production payment............................        --     106,572           --
Sale of production payment..................................        --          --     (103,616)
Sale of reserves............................................        --          --      (17,919)
Previously estimated development and abandonment costs
  incurred during the period................................    19,132       8,606        8,110
Revisions of quantity estimates.............................    46,761       8,184       (7,435)
Accretion of discount.......................................    17,474       2,352        5,965
Net change in income taxes..................................   (21,034)     (9,762)          --
Purchase of reserves in place...............................     3,193      17,564      181,661
Changes in production rates (timing), estimated development
  and abandonment costs, and other..........................   (46,934)     (9,308)     (16,160)
                                                              --------    --------    ---------
Standardized measure at end of year.........................  $203,940    $164,978    $  13,175
                                                              ========    ========    =========

                              FLORES & RUCKS, INC.

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                     ASSETS

                                                                                  JUNE 30,
                                                                                    1996
                                                                                -------------
Current assets:
  Cash and cash equivalents...................................................  $     819,468
  Joint interest receivables..................................................      1,229,810
  Oil and gas sales receivables...............................................     16,112,617
  Notes and accounts receivable -- stockholders...............................             --
  Accounts receivable -- other................................................      3,700,000
  Prepaid expenses............................................................      1,019,583
  Other current assets........................................................      1,370,150
                                                                                -------------
          Total current assets................................................     24,251,628
Oil and gas properties -- full cost method:
  Evaluated...................................................................    332,287,198
  Less accumulated depreciation, depletion, and amortization..................   (143,013,084)
                                                                                -------------
                                                                                  189,274,114
  Unevaluated properties excluded from amortization...........................     27,106,066
Other assets:
  Furniture and equipment, less accumulated depreciation of $1,891,211........      2,793,110
  Restricted deposits.........................................................      5,269,835
  Deferred financing costs....................................................      4,823,582
  Deferred tax asset..........................................................      3,202,863
                                                                                -------------
          Total assets........................................................  $ 256,721,198
                                                                                =============
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable accrued liabilities........................................  $  37,240,733
  Oil and gas sales payable...................................................      4,548,963
  Accrued interest............................................................      1,447,287
                                                                                -------------
          Total current liabilities...........................................     43,236,983
Long-term debt................................................................    128,160,111
Notes payable to be refinanced under revolving line of credit.................             --
Other noncurrent liabilities..................................................        638,609
Deferred hedge revenue........................................................        233,167
Stockholders' equity:
  Preferred stock, $.01 par value; authorized 10,000,000 shares
     no shares issued or outstanding at June 30, 1996.........................             --
  Common stock, $.01 par value; authorized 100,000,000 shares;
     issued and outstanding 19,555,223 shares.................................        195,552
  Paid-in capital.............................................................     89,734,455
  Retained earnings (deficit).................................................     (5,477,679)
                                                                                -------------
          Total stockholders' equity..........................................     84,452,328
                                                                                -------------
          Total liabilities and stockholders' equity..........................  $ 256,721,198
                                                                                =============

  The accompanying notes to financial statements are an integral part of these statements.

                              FLORES & RUCKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
Revenues:
  Oil and gas sales...............................................  $69,115,492     $55,421,460
  Plant processing income (loss)..................................      (33,473)        450,459
                                                                    -----------     -----------
          Total revenues..........................................   69,082,019      55,871,919
Operating expenses:
  Lease operations................................................   16,522,030      14,225,302
  Severance taxes.................................................    5,521,763       4,744,919
  Depreciation, depletion and amortization........................   28,973,040      23,166,908
                                                                    -----------     -----------
          Total operating expenses................................   51,016,833      42,137,129
General and administrative expenses...............................    6,025,000       5,613,381
Interest expense..................................................    8,188,026       8,492,613
Other expense (income)............................................        1,779        (120,616)
                                                                    -----------     -----------
Net income (loss) before income taxes.............................    3,850,381        (250,588)
Income tax expense................................................    1,514,704              --
                                                                    -----------     -----------
Net income (loss).................................................  $ 2,335,677     $  (250,588)
                                                                    ===========     ===========
Weighted average common shares outstanding........................   17,620,538      15,042,102
Earnings (loss) per common share..................................  $       .13     $      (.02)

  The accompanying notes to financial statements are an integral part of these statements.

                              FLORES & RUCKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                        SIX MONTHS ENDED
                                                                            JUNE 30,
                                                                  -----------------------------
                                                                      1996             1995
                                                                  ------------     ------------
Operating activities:
  Net income (loss).............................................  $  2,335,677     $   (250,588)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation, depletion and amortization...................    29,606,026       23,441,656
     Deferred hedge revenue.....................................      (637,166)         (66,667)
     Deferred tax asset.........................................     1,489,400               --
  Changes in operating assets and liabilities:
     Accrued interest...........................................    (2,503,810)         889,788
     Receivables................................................    (2,976,896)      (2,291,865)
     Prepaid expenses...........................................      (629,171)        (133,145)
     Other current assets.......................................      (945,326)         (17,100)
     Accounts payable and accrued liabilities...................    22,149,942       18,676,705
     Oil and gas sales payable..................................      (628,316)         393,319
                                                                  ------------     ------------
Net cash provided by operating activities.......................    47,260,360       40,642,103
                                                                  ------------     ------------
Investing activities:
  Additions to oil and gas properties and furniture and
     equipment..................................................   (65,856,527)     (45,608,012)
  Increase in restricted deposits...............................    (1,010,653)        (958,011)
                                                                  ------------     ------------
Net cash used in investing activities...........................   (66,867,180)     (46,566,023)
                                                                  ------------     ------------
Financing activities:
  Sale of stock.................................................    62,141,101          369,949
  Borrowings on notes payable...................................    30,000,000       42,500,020
  Payments of notes payable.....................................   (72,231,443)     (37,528,259)
  Deferred financing costs......................................       304,392          120,801
                                                                  ------------     ------------
Net cash provided by financing activities.......................    20,214,050        5,462,511
                                                                  ------------     ------------
Increase (decrease) in cash and cash equivalents................       607,230         (461,409)
Cash and cash equivalents, beginning of the period..............       212,238          568,690
                                                                  ------------     ------------
Cash and cash equivalents, end of the period....................  $    819,468     $    107,281
                                                                  ============     ============
Interest paid during the period.................................  $ 11,917,620     $  8,781,824
                                                                  ============     ============

  The accompanying notes to financial statements are an integral part of these statements.

                              FLORES & RUCKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. GENERAL INFORMATION

     The consolidated financial statements included herein have been prepared by Flores & Rucks, Inc. (the "Company") without audit and include all adjustments (of a normal and recurring nature) which are, in the opinion of management, necessary for the fair presentation of interim results which are not necessarily indicative of results for the entire year. The financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's latest annual report.

2. EARNINGS PER SHARE

     Earnings per common share are based on the weighted average number of shares of common stock outstanding for the periods. The Company had 1,865,735 stock options outstanding as of June 30, 1996. The options were not reflected as common stock equivalents for the six months ended June 30, 1996, as the dilutive effect caused by the options on earnings per share was less than three percent.

     The Company had 760,500 options outstanding as of June 30, 1995, which were not reflected as common stock equivalents for the six months ended June 30, 1995, as they were anti-dilutive.

3. HEDGING ACTIVITIES

     The Company hedges certain of its production through a master swap agreement ("Swap Agreement") with Enron Capital & Trade Resources Corp. ("ECT"). The Swap Agreement provides for separate contracts tied to the NYMEX light sweet crude oil and natural gas futures contracts. The Swap Agreement is settled monthly based on the differences between contract prices and the average NYMEX prices for that month applied to the related contract volumes. To the extent the NYMEX price exceeds the contract price, the Company pays the spread to ECT, and to the extent the contract price exceeds the NYMEX price, ECT pays the spread to the Company. Under the terms of the Swap Agreement, if the Company's exposure (i.e., the cost to buyout all of the contracts covered by the Swap Agreement) exceeds $5 million, ECT can require the Company to establish and maintain a letter of credit in the amount of such excess, rounded up to the next multiple of $500,000. As of August 2, 1996, the Company's exposure under all contracts covered by the Swap Agreement was approximately $2.9 million.

     As of June 30, 1996, the Company's open forward position with ECT was as follows:

                                                                 OIL                 GAS
                                                           ----------------    ----------------
                                                                    AVERAGE             AVERAGE
                            YEAR                           MBBLS     PRICE     BBTU      PRICE
    -----------------------------------------------------  -----    -------    -----    -------
    1996.................................................  1,550    $ 18.25    1,230     $1.97
    1997.................................................    300    $ 18.55       --        --
    1998.................................................    300    $ 18.55       --        --
    1999.................................................    300    $ 18.55       --        --
    2000.................................................    300    $ 18.55       --        --
                                                           -----    -------    -----     -----
              Total......................................  2,750    $ 18.38    1,230     $1.97
                                                           =====    =======    =====     =====

4. COMMON STOCK OFFERING

     On March 19, 1996, the Company completed a public offering of 4,500,000 shares of common stock at a price of $14.75 per share (the "Offering"). Net proceeds of the Offering were approximately $62.2 million, of which $15.4 million was used to repay a note payable to Shell Offshore, Inc. and approximately $33.0 million was used to repay indebtedness under the Company's $50 million borrowing based senior revolving bank credit facility.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Flores & Rucks, Inc.

     We have audited the accompanying statements of combined oil and gas revenues and direct operating expenses for certain oil and gas producing properties to be acquired from Mobil Oil Exploration & Producing Southeast Inc. by Flores & Rucks, Inc. (the "Company") for the years ended December 31, 1995, 1994 and 1993. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the accompanying statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the accompanying statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the revenues and expenses of certain oil and gas producing properties to be acquired from Mobil Oil Exploration & Producing Southeast Inc.

     In our opinion, the statements referred to above present fairly, in all material respects, the operating revenues and direct operating expenses of certain oil and gas producing properties to be acquired from Mobil Oil Exploration & Producing Southeast Inc. by the Company for the years ended December 31, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

                                            Ernst & Young LLP

Fort Worth, Texas
August 8, 1996

                    CERTAIN OIL AND GAS PRODUCING PROPERTIES
      TO BE ACQUIRED FROM MOBIL OIL EXPLORATION & PRODUCING SOUTHEAST INC.

                  STATEMENTS OF COMBINED OIL AND GAS REVENUES
                         AND DIRECT OPERATING EXPENSES






                                           SIX MONTHS              YEAR ENDED DECEMBER 31,
                                         ENDED JUNE 30,   -----------------------------------------
                                              1996           1995           1994           1993
                                         --------------   -----------    -----------    -----------
                                           (UNAUDITED)
Revenues:
  Crude and condensate sales.............  $16,051,043    $29,508,175    $26,125,879    $28,814,207
  Natural gas sales......................   13,415,793     16,375,011     23,891,688     28,466,425
                                           -----------    -----------    -----------    -----------
                                            29,466,836     45,883,186     50,017,567     57,280,632
Direct operating expenses:
  Lease operating expenses...............    5,300,735     12,877,310     13,944,923     13,756,094
                                           -----------    -----------    -----------    -----------
Oil and gas revenues in excess of direct
  operating expenses.....................  $24,166,101    $33,005,876    $36,072,644    $43,524,538
                                           ===========    ===========    ===========    ===========


                            See accompanying notes.

                    CERTAIN OIL AND GAS PRODUCING PROPERTIES
      TO BE ACQUIRED FROM MOBIL OIL EXPLORATION & PRODUCING SOUTHEAST INC.

              NOTES TO STATEMENTS OF COMBINED OIL AND GAS REVENUES
                         AND DIRECT OPERATING EXPENSES

NOTE A -- BASIS OF PRESENTATION


     Pursuant to the terms of a Purchase and Sale Agreement dated as of July 10, 1996, Flores & Rucks, Inc. (the "Company") will acquire certain oil and gas producing properties situated in the Gulf of Mexico, offshore Louisiana (the "Mobil Interest") from Mobil Oil Exploration & Producing Southeast Inc. ("Mobil") effective August 1, 1996, after exercise of certain preferential purchase rights by other parties.


     The oil and gas revenues and direct operating expenses presented herein relate only to the interests in the certain oil and gas producing properties acquired and do not represent all of the costs of oil and gas operations of Mobil. Direct operating expenses include the actual costs of maintaining the producing properties and their production, but do not include charges for depletion, depreciation, amortization and abandonment; federal and state income taxes; interest; or general and administrative expenses. The oil and gas revenues and direct operating expenses for the periods presented may not be indicative of the results of future operations of the properties acquired.

     Mobil accounts for gas revenues on the sales method. Generally, Mobil sells its oil and gas production to other affiliates of Mobil Corporation. Crude oil prices are based on Mobil's posted field prices for crude oil purchases in the area. Gas prices are based on Inside FERC published prices.

NOTE B -- SUPPLEMENTAL OIL AND GAS RESERVE AND STANDARDIZED MEASURE INFORMATION (UNAUDITED)

     The Company's internal reserve engineers prepared an estimate of the future net oil and gas reserves of the Mobil Interest as of August 1, 1996. The reserve quantity information has been derived from this estimate.

     Estimated quantities of proved net reserves include only those quantities that can be expected to be commercially recoverable at prices and costs in effect at the effective date of the acquisition, under existing regulatory practices and with conventional equipment and operating methods. Proved developed reserves represent only those reserves expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves include those reserves expected to be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure is required for recompletion.

                    ESTIMATED QUANTITIES OF PROVED RESERVES


                                                                         MOBIL INTEREST
                                                                     -----------------------
                                                                        OIL           GAS
                                                                      (MBBL)        (MMCF)
                                                                     ---------     ---------
    January 1, 1993................................................    20,217        94,520
      Production...................................................     1,799        12,226
    December 31, 1993..............................................    18,418        82,294
      Production...................................................     1,741        11,352
    December 31, 1994..............................................    16,677        70,942
      Production...................................................     1,816         9,887
                                                                       ------        ------
    December 31, 1995..............................................    14,861        61,055
                                                                       ======        ======
    Proved developed reserves as of December 31, 1995..............    10,244        42,415
                                                                       ======        ======

     The following is a summary of a standardized measure of discounted future net cash flows related to the proved oil and gas reserves of the Mobil Interest. For these calculations, estimated future cash flows from estimated future production or proved reserves were computed using oil and gas prices as of the end of each period presented. Future development and production costs attributable to the proved reserves were estimated assuming that existing conditions would continue over the economic life of the properties, and costs were not escalated for the future. The Mobil Interest is not a separate tax paying entity. Accordingly, the standardized measure of discounted future net cash flows from proved reserves is presented before deduction of federal income taxes. The information presented below should not be viewed as an estimate of the fair value of the Mobil Interest, nor should it be considered indicative of any future trends.

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

                                 MOBIL INTEREST


                                                                   DECEMBER 31,
                                                        -----------------------------------
                                                          1995          1994        1993
                                                        ---------     ---------   ---------
    Future cash inflows...............................  $ 407,191     $ 389,840   $ 437,244
    Future production and development costs...........   (198,956)     (214,661)   (233,417)
    Discount of future net cash flows at 10% per
      annum...........................................    (53,656)      (45,383)    (54,538)
                                                        ---------     ---------   ---------
    Standardized measure of discounted future net
      cash flows......................................  $ 154,579     $ 129,796   $ 149,289
                                                        =========     =========   =========


     The weighted average prices of oil and gas at December 31, 1995, 1994 and 1993 used in the above table were $18.23, $16.58 and $13.18 per barrel, respectively, and $2.22, $1.60 and $2.36 per Mcf, respectively.

     The following are the principal sources of change in the standardized measure of discounted future net cash flows of the Mobil Interest.


                                                                    DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
    Sales and transfers of oil and gas produced, net of
      production costs.................................  $(33,006)    $(36,073)    $(43,566)
    Net changes in prices and production costs.........    52,540         (331)     (48,639)
    Accretion of discount..............................    12,980       14,929       20,425
    Changes in production rates, future development
      costs
      and other........................................    (7,731)       1,982       16,823
                                                         --------     --------     --------
    Net change.........................................  $ 24,783     $(19,493)    $(54,957)
                                                         ========     ========     ========

===============================================================================

NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN, AND, IF GIVEN AND MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................   12
The Company................................   19
Common Stock Offering......................   19
Use of Proceeds............................   19
Capitalization.............................   20
Selected Historical Financial and Operating
  Data.....................................   21
Unaudited Pro Forma Consolidated Financial
  Statements...............................   23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   29
Business and Properties....................   40
Management.................................   59
Description of the Notes...................   61
Underwriting...............................   95
Legal Matters..............................   95
Experts....................................   95
Available Information......................   96
Incorporation of Certain Documents by
  Reference................................   97
Glossary of Certain Oil and Gas Terms......   98
Index to Financial Statements..............  F-1


===============================================================================


===============================================================================


                                 $150,000,000

                            [FLORES & RUCKS LOGO]

                             FLORES & RUCKS, INC.

                            % SENIOR SUBORDINATED
                                NOTES DUE 2006

                         ---------------------------

                                  PROSPECTUS

                         ---------------------------

                             MERRILL LYNCH & CO.

                           BEAR, STEARNS & CO. INC.

                             SALOMON BROTHERS INC

                                    , 1996

===============================================================================

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]
                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED SEPTEMBER 4, 1996


PROSPECTUS

                               1,550,000 SHARES

                             FLORES & RUCKS, INC.
                                 COMMON STOCK

                         [FLORES AND RUCKS, INC. LOGO]

                            ------------------------

     All shares of Common Stock, par value $0.01 ("Common Stock") of Flores & Rucks, Inc., a Delaware corporation ("F&R" or the "Company") offered hereby (the "Common Stock Offering") are being offered by the selling stockholder named herein (the "Selling Stockholder"). The Company will not receive any of the proceeds from the sale of the shares offered by the Selling Stockholder. See "Selling Stockholder."

     Concurrent with the Common Stock Offering, the Company is offering $150
million of    % Senior Subordinated Notes due 2006 (the "Notes") for sale to the public (the "Notes Offering") in a separate offering. See "Notes Offering." Consummation of the Common Stock Offering and the Notes Offering are not contingent upon each other. There can be no assurance that the Notes Offering will be consummated or, if so, on what terms.


     The Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "FNR." On September 3, 1996, the last reported sales price of the Common Stock on the NYSE was $32 1/2 per share. See "Price Range of Common Stock and Dividend Policy."


     SEE "RISK FACTORS" BEGINNING ON PAGE    FOR CERTAIN CONSIDERATIONS RELEVANT
TO AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================================
                                                                                 PROCEEDS TO
                                        PRICE TO           UNDERWRITING            SELLING
                                         PUBLIC             DISCOUNT(1)        STOCKHOLDER(2)
- ----------------------------------------------------------------------------------------------
Per Share.........................           $                   $                    $
- ----------------------------------------------------------------------------------------------
Total(3)..........................           $                   $                    $
==============================================================================================

(1) The Company and the Selling Stockholder have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $65,000.

(3) The Selling Stockholder has granted to the several Underwriters an option for 30 days to purchase up to an additional 200,000 shares of Common Stock at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If such option is exercised in full, the Price to Public, Underwriting Discount, and Proceeds to Selling Stockholder will be
    $          , $          , and $          , respectively. See
    "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about                  , 1996.

                            ------------------------
MERRILL LYNCH & CO.
                       HOWARD, WEIL, LABOUISSE, FRIEDRICHS
                                     INCORPORATED

                                                            PETRIE PARKMAN & CO.
                            ------------------------

              THE DATE OF THIS PROSPECTUS IS                , 1996

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

                           THE COMMON STOCK OFFERING

Common Stock offered by the
Selling Stockholder..............    1,550,000 shares(1)


Common Stock to be outstanding
after the Offering...............    19,556,556 shares(2)


Use of Proceeds..................    The Company will not receive any proceeds
                                     from the sale of Common Stock by the
                                     Selling Stockholder in the Common Stock
                                     Offering.

NYSE Symbol......................    FNR

Notes Offering...................    Concurrent with the Common Stock Offering,
                                     the Company is offering $150 million of
                                          % Senior Subordinated Notes due 2006
                                     for sale to the public in order to finance
                                     the Central Gulf Acquisition. The Common
                                     Stock Offering is not contingent upon
                                     consummation of the Notes Offering, nor is
                                     the Notes Offering contingent upon
                                     consummation of the Common Stock Offering.
                                     There can be no assurance that the Notes
                                     Offering will be consummated or, if so, on
                                     what terms.
- ---------------

(1) Excludes 200,000 shares of Common Stock subject to purchase upon the exercise by the Underwriters of their over-allotment option.


(2) Does not include 1,863,402 shares subject to employee stock options, 292,401 of which are presently exercisable.


                                  RISK FACTORS

     An investment in the Common Stock involves certain risks that a potential investor should carefully evaluate prior to making such an investment. See "Risk Factors."

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

                                  RISK FACTORS

     An investment in the Company involves a significant degree of risk. Prospective purchasers should give careful consideration to the specific factors set forth below, as well as the other information set forth in this Prospectus, before purchasing the Securities offered hereby.

FUTURE SALES OF COMMON STOCK

     Future sales of shares of Common Stock by the Company or its existing stockholders could adversely affect the market price of the Common Stock. Upon completion of the Common Stock Offering, the Company will have 19,555,223 shares outstanding of which 13,105,223 shares (13,305,223 if the over allotment option is fully exercised) will be freely tradeable without restrictions or further registration under the Securities Act of 1933, as amended (the "Securities Act"). In addition, 6,450,000 shares (6,250,000 if the over allotment option is fully exercised) may be sold pursuant to the requirements of Rule 144 under the Securities Act or, in the case of 4,200,000 of such shares, pursuant to the terms of registration rights agreements. Under the terms of such registration rights agreements, Merrill Lynch Capital Markets plc, James C. Flores and William W. Rucks, IV each have two demand registration rights, and each of such stockholders, as well as Enron Finance Corp., have an unlimited number of piggyback registration rights. The piggyback registration rights have been waived in connection with the Common Stock Offering and the demand registration rights have been waived for 90 days from the date of this Prospectus. In addition, the Company, Mr. Flores, Mr. Rucks and the Company's other directors have agreed that they will not, without the prior written consent of Merrill Lynch & Co., offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into Common Stock, except for or upon the exercise of currently outstanding options (and except upon the exercise of the overallotment option granted to the Underwriters in the Common Stock Offering), for a period of 90 days from the date of this Prospectus. Sales of a substantial amount of Common Stock, or a perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. In addition, factors such as variations in the Company's operating results or oil and gas prices, announcements by the Company or others and developments affecting the Company, the oil and gas industry or general market conditions could cause the market price of the Common Stock to fluctuate significantly.

RESTRICTIONS ON PAYMENT OF DIVIDENDS AND DIVIDEND POLICY

     The Company does not currently intend to pay regular cash dividends on the Common Stock. This policy will be reviewed by the Board of Directors of the Company from time to time in light of, among other things, the Company's earnings and financial position and limitations imposed by the Company's debt instruments.

ANTI-TAKEOVER PROVISIONS; PREFERRED STOCK

     The Company's Certificate of Incorporation, Bylaws, Senior Notes and employee benefit plans contain provisions which may have the effect of delaying, deferring or preventing a change in control of the Company. For example, the Company's Certificate of Incorporation and Bylaws provide for, among other things, a classified Board of Directors, the prohibition of stockholder action by written consent and the affirmative vote of at least 66 2/3% of all outstanding shares of Common Stock to approve the removal of directors from office. The Company's Board of Directors has the authority to issue shares of Preferred Stock in one or more series and to fix the rights and preferences of the shares of any such series without stockholder approval. In addition, the Board of Directors may issue certain rights ("Rights") pursuant to the rights plan authorized by the Certificate of Incorporation. Any series of Preferred Stock is likely to be senior to the Common Stock with respect to dividends, liquidation rights and, possibly, voting. The ability to issue Preferred Stock or Rights could have the effect of discouraging unsolicited acquisition proposals. In addition, upon a Change of Control (as defined in the indentures), each holder of Notes or Senior Notes may require the Company to purchase all or a portion of such holder's Notes or Senior Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. The Company's employee stock option plans contain provisions that allow for, among others, the acceleration of vesting or payment of awards granted under such plan in the event of a "change of control," as defined in such plan. In addition, the Company has entered into employment agreements with its Executive Vice President and two of its Senior Vice Presidents allowing for cash payments under certain circumstances following a change in control, as defined, of the Company.

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

                                  THE COMPANY

     The Company is a corporation organized under the laws of the State of Delaware. The Company's principal executive offices are located at 8440 Jefferson Highway, Suite 420, Baton Rouge, Louisiana 70809, and its telephone number is (504) 927-1450.

                                 NOTES OFFERING

     Concurrent with the Common Stock Offering, the Company is offering $150
million of      % Senior Subordinated Notes due 2006 for sale to the public. The consummation of the Common Stock Offering and the Notes Offering are not contingent upon each other and there can be no assurance that the Notes Offering will be consummated.


     The net proceeds from the Notes Offering are estimated to be approximately $144 million. Of such proceeds, up to $117 million will be used to consummate the Central Gulf Acquisition, and the remainder will be used for general corporate purposes, including for working capital, or to repay outstanding indebtedness under the Revolving Credit Facility (estimated to be approximately $30 million as of September 30, 1996). The indebtedness under the Revolving Credit Facility was incurred for working capital purposes, bore interest at a weighted average rate of 8.25% at June 30, 1996 and has a final maturity date of December 31, 2000. See Note 9 of Notes to Consolidated Financial Statements.


                                USE OF PROCEEDS

     The Company will not receive any of the net proceeds from the sale of the Common Stock offered hereby.

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

                                 CAPITALIZATION


     The consolidated capitalization of the Company will not be affected by the Common Stock Offering. The following table sets forth the consolidated capitalization of the Company as of June 30, 1996, and as adjusted to give effect to the Notes Offering and the application of the net proceeds therefrom (assuming net proceeds of $144 million) as described in "Notes Offering." The information presented below should be read in conjunction with the consolidated financial statements of the Company and notes thereto, "Selected Historical Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in or incorporated by reference into this Prospectus.


                                                                             JUNE 30, 1996
                                                                         ---------------------
                                                                                         AS
                                                                          ACTUAL      ADJUSTED
                                                                         --------     --------
                                                                            (IN THOUSANDS)
Long-term debt:
  Revolving Credit Facility..........................................    $  3,000     $     --
  Senior Notes.......................................................     125,000      125,000
  Notes..............................................................          --      150,000
  Other long-term debt...............................................         160          160
                                                                         --------     --------
          Total long-term debt.......................................     128,160      275,160
Stockholders' Equity:
  Preferred stock, $.01 par value, 10,000,000 shares authorized,
     no shares issued and outstanding................................          --           --
  Common stock, $.01 par value, 100,000,000 shares authorized,
     19,555,223 shares issued and outstanding........................         196          196
  Additional paid-in capital.........................................      89,734       89,734
  Retained earnings (deficit)........................................      (5,478)      (5,478)
                                                                         --------     --------
          Total stockholders' equity.................................      84,452       84,452
                                                                         --------     --------
          Total capitalization.......................................    $212,612     $359,612
                                                                         ========     ========

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Since March 25, 1996, the Company's Common Stock has traded on the NYSE under the symbol "FNR." The following table represents the quarterly high and low sales prices for the Common Stock on the NYSE since March 25, 1996 and, during the prior periods indicated, the high and low bid quotations in the over-the-counter market as quoted by the Nasdaq National Market since the shares became publicly traded (which quotations reflect the inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions).


                                                                             HIGH       LOW
                                                                             ----       ----
1994
  Fourth Quarter (beginning December 7, 1994).............................. $10 1/2    $ 8 3/4
1995
  First Quarter............................................................  12 3/8      9 1/4
  Second Quarter...........................................................  13 3/4     11 1/4
  Third Quarter............................................................  12 3/4     10 1/2
  Fourth Quarter...........................................................  14 1/2     11 1/4
1996
  First Quarter............................................................  18 7/8     13 3/4
  Second Quarter...........................................................  33 3/4     18 1/8
  Third Quarter (through September 3, 1996)................................  37 1/2     29 3/4



     The last reported sale price of the Common Stock as reported on the composite tape for issues listed on the NYSE on September 3, 1996, was $32 1/2 per share. As of August 14, 1996, there were approximately 174 holders of record of the Common Stock.


     The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The Company expects that it will retain all available earnings generated by the Company's operations for the development and growth of its business. Any future determination as to the payment of dividends will be made at the discretion of the Board of Directors of the Company and will depend upon the Company's operating results, financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant. The Company's debt instruments include certain restrictions on the payment of cash dividends on the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

                              SELLING STOCKHOLDER

     The shares of Common Stock being offered hereby are owned by William W. Rucks, IV. (the "Selling Stockholder"). Mr. Rucks is Vice Chairman of the Board of Directors and President of the Company. Mr. Rucks currently owns 3,463,010 shares of Common Stock and will sell 1,550,000 shares of Common Stock in the Common Stock Offering (1,750,000 shares if the Underwriters' over-allotment option is exercised in full). Upon completion of the Common Stock Offering, Mr. Rucks will own 1,913,010 shares of Common Stock, representing approximately 9.8% of the outstanding shares of Common Stock (1,713,010 shares, representing approximately 8.8% of the outstanding shares of Common Stock if the Underwriters' over-allotment option is exercised in full). Mr. Rucks has granted to James C. Flores, the Chairman and Chief Executive Officer of the Company, (i) the option to purchase 1,600,000 of Mr. Rucks' remaining shares for a period of two years after the closing of the Common Stock Offering (which option may be extended for an additional year upon payment of an extension fee), and (ii) an irrevocable proxy to vote such 1,600,000 shares for the term of the aforementioned option. Mr. Rucks will resign as President and Vice-Chairman of the Board of Directors of the Company upon consummation of the Common Stock Offering, but will continue to serve as a member of the Board of Directors.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Purchase Agreement (the "Purchase Agreement") among the Company, the Selling Stockholder and each of the underwriters named below (the "Underwriters"), the Selling Stockholder has agreed to sell to each of the Underwriters, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Howard, Weil, Labouisse, Friedrichs Incorporated and Petrie Parkman & Co., Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase, the number of shares of Common Stock set forth below opposite their respective names. The Underwriters are committed to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Purchase Agreement.

                                                                                      NUMBER
            UNDERWRITERS                                                            OF SHARES
- ----------------------------------------------------------------------------------  ----------
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated .........................................................
Howard, Weil, Labouisse, Friedrichs Incorporated..................................
Petrie Parkman & Co., Inc ........................................................

                                                                                     ---------
            Total ................................................................   1,550,000
                                                                                     =========

     The Representatives have advised the Selling Stockholder that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus, and
to certain dealers at such price less a concession not in excess of $     per
share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share on sales to certain other dealers. After the public offering, the public offering price, concession and discount may be changed.

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

     The Selling Stockholder has granted the Underwriters an option, exercisable by the Representatives, to purchase up to 200,000 additional shares of Common Stock initially at the public offering price, less the underwriting discount. Such option, which expires 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Representatives exercise such option, each of the Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage of the option shares that the number of shares to be purchased initially by that Underwriter bears to the total number of shares to be purchased initially by the Underwriters.

     An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Representative of the Underwriters in the Common Stock Offering, beneficially owns an aggregate of 850,000 shares of Common Stock of the Company, constituting approximately 4.3% of the outstanding shares of Common Stock. Some or all of the market risk on such shares of Common Stock has been and may continue to be hedged by offsetting contracts for the delivery of shares of Common Stock in the future.

     The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company, Mr. Flores, Mr. Rucks and the Company's other directors have agreed that they will not, without the prior written consent of Merrill Lynch & Co., offer, sell or otherwise dispose of, any shares of Common Stock or any securities convertible into shares of Common Stock, except for or upon the exercise of currently outstanding options (except for the Common Stock Offering and except for the over-allotment option granted to the Underwriters in the Common Stock Offering) for a period of 90 days from the date of this Prospectus.

                  [ALTERNATE PAGE FOR COMMON STOCK PROSPECTUS]

================================================================================

NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary..........................
Risk Factors................................
The Company.................................
Notes Offering..............................
Use of Proceeds.............................
Capitalization..............................
Price Range of Common Stock and Dividend
  Policy....................................
Selected Historical Financial and Operating
  Data......................................
Unaudited Pro Forma Consolidated Financial
  Statements................................
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................
Business and Properties.....................
Management..................................
Selling Stockholder.........................
Underwriting................................
Legal Matters...............................
Experts.....................................
Available Information.......................
Incorporation of Certain Documents by
  Reference.................................
Glossary of Certain Oil and Gas Terms.......
Index to Financial Statements............... F-1

================================================================================


================================================================================

                                1,550,000 SHARES

                                      LOGO

                              FLORES & RUCKS, INC.

                                  COMMON STOCK

                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

                              MERRILL LYNCH & CO.

                                 HOWARD, WEIL,
                             LABOUISSE, FRIEDRICHS
                                  INCORPORATED

                              PETRIE PARKMAN & CO.

                                            , 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates.

    Securities and Exchange Commission registration fee.......................  $ 69,829
    NASD filing fee...........................................................    20,750
    Printing and engraving costs..............................................   225,000
    Legal fees and expenses...................................................   150,000
    Accounting fees and expenses..............................................    35,000
    Transfer Agent and Trustee fees and expenses..............................     7,000
    Blue Sky fees and expenses................................................    20,000
    Miscellaneous expenses....................................................   222,421
                                                                                --------
              Total...........................................................  $750,000
                                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith an in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding inferred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys; fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 7(d) of the Company's Certificate of Incorporation states that:

          "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Section by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     Section 7(c) of the Company's Certificate of Incorporation and Article IX of the Company's Bylaws further provides that the Company shall indemnify its officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Pursuant to such provision, the Company has entered into agreements with its officers and directors which provide for indemnification of such persons.

     Pursuant to the Purchase Agreement filed as Exhibit 1.1 hereto, the Underwriters agree to indemnify, under certain conditions, the Company, its officers and directors and persons who control the Company within the meaning of the Securities Act against certain liabilities.

     The Company maintains $15.0 million in insurance coverage providing directors and officers with indemnification, subject to certain exclusions and to the extent not otherwise indemnified by the Company, against loss (including expenses incurred in the defense of actions, suits or proceeds in connection therewith) arising from any negligent act, error, omission or breach of duty while acting in their capacity as directors and officers of the Company. The policies also reimburse the Company for liability incurred in the indemnification of its directors and officers.

     The Company has entered into indemnification agreements with its directors and certain executive officers which provide for indemnification of such persons to the fullest extent allowed by Delaware law.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        a. Exhibits


           1.1       -- Form of Notes Offering Purchase Agreement

           1.2       -- Form of Common Stock Offering Purchase Agreement

          *4.1       -- Form of Indenture among the Company, FRI Louisiana and Fleet National
                        Bank, as Trustee, relating to the      % Senior Subordinated Notes
                        due 2006

           5.1       -- Opinion of Andrews & Kurth L.L.P., as to the legality of the securities being registered

         *10.1       -- Purchase and Sale Agreement, dated July 10, 1996, between the Company and Mobil Oil Exploration and Producing Southeast Inc.

          10.2       -- Form of Indenture Assumption Agreement by FRI Louisiana in favor of the Company

         *12.1       -- Computation of Ratio of Earnings to Fixed Charges

          12.2       -- Computation of Ratio of EBITDA to Interest Expense

          23.1       -- Consent of Arthur Andersen LLP

          23.2       -- Consent of Ernst & Young LLP

          23.3       -- Consent of Netherland, Sewell & Associates, Inc.

          23.4       -- Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)

         *24.1       -- Power of Attorney (included on signature page)

         *25.1       -- Statement of Eligibility of Trustee (filed under separate cover)


- ---------------


* Previously filed.


     All financial statements schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Act shall be deemed to be a part of the Registration Statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BATON ROUGE, STATE OF LOUISIANA, ON THE 3RD DAY OF SEPTEMBER, 1996.


                                            FLORES & RUCKS, INC., a Delaware
                                              corporation


                                            By:   /s/  JAMES C. FLORES*
                                            ------------------------------------
                                                       James C. Flores
                                                  Chairman of the Board and
                                                   Chief Executive Officer



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND THE DATES INDICATED.



          /s/  JAMES C. FLORES*                 Chairman of the Board of           September 3, 1996
- ---------------------------------------------   Directors and Chief Executive
               James C. Flores                  Officer (Principal Executive
                                                Officer)

       /s/  WILLIAM W. RUCKS, IV*               Vice Chairman of the Board of      September 3, 1996
- ---------------------------------------------   Directors and President
            William W. Rucks, IV

          /s/  ROBERT L. BELK*                  Senior Vice President, Chief       September 3, 1996
- ---------------------------------------------   Financial Officer and Director
               Robert L. Belk                   (Principal Financial and
                                                Accounting Officer)

     /s/  RICHARD G. ZEPERNICK, JR.*            Executive Vice President,          September 3, 1996
- ---------------------------------------------   Chief Operating Officer and
          Richard G. Zepernick, Jr.             Director

         /s/  DONALD W. CLAYTON*                Director                           September 3, 1996
- ---------------------------------------------
              Donald W. Clayton

         /s/  MILTON J. WOMACK*                 Director                           September 3, 1996
- ---------------------------------------------
              Milton J. Womack

        /s/  CHARLES F. MITCHELL*               Director                           September 3, 1996
- ---------------------------------------------
             Charles F. Mitchell

  *By:    /s/ ROBERT K. REEVES
- -----------------------------------------
(Robert K. Reeves, pursuant to a power of
  attorney filed with this Registration
 Statement No. 333-10365, filed with the
  Securities and Exchange Commission on
              August 16, 1996.)

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BATON ROUGE, STATE OF LOUISIANA, ON THE 3RD DAY OF SEPTEMBER, 1996.


                                            FLORES & RUCKS, INC., a Louisiana
                                              corporation


                                            By:    /s/ JAMES C. FLORES*
                                            ------------------------------------
                                                       James C. Flores
                                                  Chairman of the Board and
                                                   Chief Executive Officer



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND THE DATES INDICATED.



           /s/ JAMES C. FLORES*                 Chairman of the Board of           September 3, 1996
- ---------------------------------------------   Directors and Chief Executive
               James C. Flores                  Officer (Principal Executive
                                                Officer)

        /s/ WILLIAM W. RUCKS, IV*               Vice Chairman of the Board of      September 3, 1996
- ---------------------------------------------   Directors and President
            William W. Rucks, IV

           /s/ ROBERT L. BELK*                  Senior Vice President, Chief       September 3, 1996
- ---------------------------------------------   Financial Officer (Principal
               Robert L. Belk                   Financial and Accounting
                                                Officer)

*By:      /s/ ROBERT K. REEVES
- -----------------------------------------
(Robert K. Reeves, pursuant to a power of
  attorney filed with this Registration
 Statement No. 333-10365, filed with the
  Securities and Exchange Commission on
               August 16, 1996.)

                               INDEX TO EXHIBITS



EXHIBIT NO.                               DESCRIPTION
- -----------   --------------------------------------------------------------------
  1.1         -- Form of Notes Offering Purchase Agreement

  1.2         -- Form of Common Stock Offering Purchase Agreement

 *4.1         -- Form of Indenture among the Company, FRI Louisiana and Fleet National
                 Bank, as Trustee, relating to the      % Senior Subordinated Notes
                 due 2006

  5.1         -- Opinion of Andrews & Kurth L.L.P., as to the legality of the securities being registered

*10.1         -- Purchase and Sale Agreement, dated July 10, 1996, between the Company and Mobil Oil Exploration and Producing Southeast Inc.

 10.2         -- Form of Indenture Assumption Agreement by FRI Louisiana in favor of the Company

*12.1         -- Computation of Ratio of Earnings to Fixed Charges

 12.2         -- Computation of Ratio of EBITDA to Interest Expense

 23.1         -- Consent of Arthur Andersen LLP

 23.2         -- Consent of Ernst & Young LLP

 23.3         -- Consent of Netherland, Sewell & Associates, Inc.

 23.4         -- Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)

*24.1         -- Power of Attorney (included on signature page)

*25.1         -- Statement of Eligibility of Trustee (filed under separate cover)

- ---------------

* To be filed by amendment